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                                            Filed Pursuant to Rule 424(b)(3)
                                            Commission File No. 333-44833


                                   OHIO RIVER BANK

                                   PROXY STATEMENT

                            -----------------------------

                           PREMIER FINANCIAL BANCORP, INC.

                                      PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to shareholders of Ohio River Bank, Ironton, Ohio ("Ohio River Bank"), in connection with the solicitation of proxies by the Board of Directors of Ohio River Bank for use at its Special Meeting of Shareholders (including any adjournments or postponements thereof) to be held on March 17, 1998 (the "Special Meeting").
 This Proxy Statement/Prospectus relates to the proposed merger of Ohio River Interim Bank ("Merger Sub"), a wholly owned subsidiary of Premier Financial Bancorp, Inc. ("Premier") formed for the purpose of effecting such proposed merger, with and into Ohio River Bank (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of November 24, 1997 among Premier, Merger Sub and Ohio River Bank (the "Merger Agreement"). Upon the effectiveness of the Merger, Ohio River Bank will be a wholly owned subsidiary of Premier and each outstanding Common Share of Ohio River Bank will be converted into the right to receive 1.2 Common Shares of Premier.

     This Proxy Statement/Prospectus also constitutes a prospectus of Premier with respect to 300,000 Common Shares of Premier issuable to Ohio River Bank shareholders in the Merger.

     This Proxy Statement/Prospectus and the form of proxy and other materials accompanying this Proxy Statement/Prospectus are first being mailed to shareholders of Ohio River Bank on or about February 13, 1998.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE

         ------------------------------------------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 12, 1998

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                                  TABLE OF CONTENTS


                                                                         PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . .     4

Incorporation of Certain Documents by Reference. . . . . . . . . . . .     6

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

Selected Consolidated Financial Data of Premier. . . . . . . . . . . .    19

Selected Financial Data of Ohio River Bank . . . . . . . . . . . . . .    21

Comparative Stock Prices and Dividends . . . . . . . . . . . . . . . .    23

Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . .    25

Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .    30

The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

Management and Operations After the Merger . . . . . . . . . . . . . .    45

The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . .    45

Description of Premier Capital Stock . . . . . . . . . . . . . . . . .    52

Comparison of Rights of Holders of Premier Common Shares
  and Ohio River Bank Common Stock . . . . . . . . . . . . . . . . . .    53

Ohio River Bank Management's Discussion and Analysis of Financial
  Condition and Results of Operations. . . . . . . . . . . . . . . . .    58

Principal Holders of Ohio River Bank Common Stock and Ownership of
  Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    79

Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    82

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    85

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    86

Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    86

Index to Financial Statements of Ohio River Bank . . . . . . . . . . .  F-1

                                       2
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ANNEXES

Annex A Agreement and Plan of Merger

Annex B Opinion of Austin Financial Services, Inc.

Annex C Excerpt from the Ohio General Corporation Law Relating to Dissenters' Rights (Sections 1115.19 and 1701.85)

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     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OHIO RIVER BANK OR PREMIER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                AVAILABLE INFORMATION

     Premier is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Premier files it reports, proxy statements and other information electronically with the Commission and such material can be found at a Web site maintained by the Commission (http://www.sec.gov.) The Premier Common Shares are listed on The Nasdaq Stock Market, Inc's National Market (trading symbol PFBI) and such material relating to Premier may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K. Street N.W., Washington, D.C. 20006.

     Premier has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Premier Common Shares that will be issued to holders of Ohio River Bank Common Stock in connection with the Merger.
See "The Merger --Conversion of Ohio River Bank Common Stock." This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by Premier with the Commission, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional

                                       4
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information is available for inspection and copying at the offices of the
Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated into this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                       5
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                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Premier with the Commission under the Exchange Act, or where indicated certain portions thereof, are incorporated herein by reference:

     1. Premier's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Premier Form 10-K");

     2. Premier's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997 (the "Premier Form 10-Qs");

     3. Premier's Current Reports on Form 8-K dated June 13 and December 19, 1997 (the "Premier Form 8-Ks"); and

     4.   The information contained in Premier's Annual Report to
Shareholders for the 1996 fiscal year (the "1996 Annual Report") on pages 19 through 58 under the captions "Management's Discussion and Analysis," "Independent Auditor's Report" and "Audited Consolidated Financial Statements."

     5. The information contained in Premier's Proxy Statement for its Annual Meeting of Shareholders held on March 6, 1997 (the "1997 Proxy Statement") on pages 1 through 11 under the captions "INTRODUCTION -- Principal Shareholders"; "ELECTION OF DIRECTORS"; "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS"; "EXECUTIVE OFFICERS OF THE COMPANY"; "EXECUTIVE COMPENSATION"; and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     All documents filed by Premier pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting should be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. See "Available Information."

     Any statement contained in a document incorporated or deemed to be incorporated by reference should be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Premier or Merger Sub has been supplied by Premier, and all such information relating to Ohio River Bank has been supplied by Ohio River Bank.

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     THIS PROXY STATEMENT/PROSPECTUS IS ACCOMPANIED BY PREMIER'S 1996 ANNUAL
REPORT, ITS 1997 PROXY STATEMENT AND ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997. EXCEPT FOR THE INFORMATION PROVIDED IN PREMIER'S 1996 ANNUAL REPORT AND 1997 PROXY STATEMENT UNDER THE CAPTIONS SPECIFICALLY IDENTIFIED ABOVE, NO INFORMATION CONTAINED ELSEWHERE IN EITHER THE 1996 ANNUAL REPORT OR THE 1997 PROXY STATEMENT IS INCORPORATED BY REFERENCE IN, AND SUCH INFORMATION SHALL NOT CONSTITUTE A PART OF, THIS PROXY STATEMENT/PROSPECTUS.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED FROM PREMIER FINANCIAL BANCORP, INC., 120 N. HAMILTON STREET, GEORGETOWN, KENTUCKY 40324, ATTENTION: J. HOWELL KELLY; TELEPHONE NUMBER
(502) 863-7500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY MARCH 6, 1998.

                                       7
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                                       SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and the summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.


THE SPECIAL MEETING

Meeting of Shareholders..........  A special meeting of the shareholders of The
                                   Ohio River Bank ("Ohio River Bank") will be held at the executive offices of Ohio River Bank at 221 Railroad Street, Ironton, Ohio on Tuesday, March 17, 1998, at 2:00 p.m.
                                   Eastern Standard Time.


Matters to be Considered
  at the Special Meeting.......... At the Special Meeting, holders of Ohio River
                                   Bank Common Shares, par value $8 per share
                                   ("Ohio River Bank Common Stock"), will
                                   consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger attached as Annex A to this Proxy Statement/Prospectus (the "Merger Agreement") providing for the merger of Ohio River Interim Bank ("Merger Sub"), a wholly owned subsidiary of Premier Financial Bancorp, Inc. ("Premier"), into Ohio River Bank (the "Merger"), with Ohio River Bank becoming a wholly owned subsidiary of Premier, and the issuance to Ohio River Bank shareholders of
                                   1.2 Premier Common Shares for each share of Ohio River Bank in connection therewith, and
                                   (ii) any other matters that may properly come before the Special Meeting.

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Record Date.....................   The record date for the Special Meeting is
                                   February 5, 1998 (the "Record Date").


Vote Required..................... The affirmative vote of the holders of two-thirds of the outstanding shares of Ohio
                                   River Bank Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Ohio River Bank has 250,000 shares of Ohio River Bank Common Stock outstanding and entitled to vote on the Merger Agreement. The directors and executive officers of Ohio River Bank, who with their affiliates may be deemed to beneficially own approximately 27.7% of the outstanding Ohio River Bank Common Stock, have indicated that they intend to vote their shares for approval of the Merger Agreement.


Voting of Proxies; Revocation..    All shares of Ohio River Bank Common Stock
                                   represented at the Special Meeting by
                                   properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the adoption of the Merger
                                   Agreement

                                   Any proxy given may be revoked by the person giving it at any time, without affecting any vote previously taken, by (i) giving notice to the Secretary of Ohio River Bank in writing or in open meeting or (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Ohio River Bank before the

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                                   taking of the vote at the Special Meeting.
                                   Any written notice of revocation or
                                   subsequent proxy should be sent and delivered to Ohio River Bank, 221 Railroad Street, Ironton, Ohio 45638, Attention: Secretary, or hand delivered to the Secretary of Ohio River Bank at or before the taking of the vote at the Special Meeting.


Security Ownership of
  Management....................   As of the Record Date, directors and
                                   executive officers of Ohio River Bank and their affiliates may be deemed to be beneficial owners of approximately 69,189 shares of Ohio River Bank Common Stock, or approximately 27.7% of the outstanding Ohio
                                   River Bank Common Stock.


THE COMPANIES

Premier Financial
  Bancorp, Inc.................    Premier, a Kentucky corporation, is a bank
                                   holding company with six banking subsidiaries
                                   (the "Banks"). At December 31, 1997, Premier had total assets of $425.4 million, total deposits of $324.6 million and total shareholders' equity of $47.8 million. The
                                   Banks are managed on a decentralized basis that enables each Bank to offer local and timely decision-making that provides flexibility with respect to operating procedures and credit policies, limited only by a framework of centralized risk controls provided by Premier. Each Bank maintains its community orientation by, among other things, having selected members of its communities as

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                                   members of its board of directors.

                                   On December 30, 1997, Premier entered into an agreement with Community Trust Bancorp, Inc., Pikeville, Kentucky ("Community Trust") to purchase selected assets and assume all of the deposits of three branch banking facilities currently operated by Bank One, West Virginia N.A. ("Bank One") in Madison, Philippi and Van, West Virginia immediately following the acquisition by Community Trust of such assets and the assumption of such deposits pursuant to an agreement entered into on December 30, 1997 between Community Trust and Bank One (the "Proposed Branch Purchases"). The Proposed Branch Purchases will include approximately $22 million of loans and $152.6 million of deposits. Consummation of the Proposed Branch Purchases is subject to receipt of regulatory approvals and satisfaction of certain other conditions. Premier expects to complete the Proposed Branch Purchases in the second quarter of 1998.

                                   The executive offices of Premier are located at 120 N. Hamilton Street, Georgetown, Kentucky 40324, and Premier's telephone number is (502) 863-7500.


Ohio River Interim
  Bank..............               Merger Sub is a wholly owned commercial bank
                                   subsidiary formed by Premier under the laws of the State of Ohio for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub does not, and will not

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                                   prior to the Merger, engage in any business
                                   activities or conduct any operations other than in connection with the transactions contemplated by the Merger Agreement.


Ohio River Bank................... Ohio River Bank is an Ohio banking corporation established in 1995.  Ohio River
                                   Bank conducts a full service commercial
                                   banking business, including the origination of residential mortgage, commercial, agricultural and consumer loans, and the offering of checking, savings and NOW deposit accounts. At December 31, 1997, Ohio River Bank had assets of $39.5 million, deposits of $34.1 million and shareholders' equity of $4.3 million.

                                   The executive offices of Ohio River Bank are located at 221 Railroad Street, Ironton, Ohio 45638, and Ohio River Bank's telephone number is (614) 533-4505.


THE MERGER

Effect of Merger................   At the effective time of the Merger (the
                                   "Effective Time"), subject to certain
                                   exceptions as described herein with respect to shares owned by Premier or its subsidiaries, and shares owned by holders properly exercising dissenters' rights
                                   ("Dissenting Shares"), each outstanding share of Ohio River Bank Common Stock will be automatically converted (subject to certain provisions described herein with respect to fractional shares) into 1.2 Common Shares of Premier and Ohio River Bank will become a wholly owned subsidiary of Premier.

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Recommendation of the Board
  of Directors of Ohio River Bank
  and Reasons for the Merger...    The Board of Directors of Ohio River Bank
                                   believes that the terms of the Merger are fair to and in the best interests of the Ohio
                                   River Bank shareholders, and has unanimously approved the Merger Agreement. OHIO RIVER
                                   BANK BOARD OF DIRECTORS UNANIMOUSLY
                                   RECOMMENDS THAT ITS SHAREHOLDERS ADOPT THE
                                   MERGER AGREEMENT.  The Board of Directors of
                                   Ohio River Bank believes that the Merger, which will allow Ohio River Bank to affiliate with a publicly held multi-bank holding company with a community banking philosophy and greater financial and managerial resources, will result in Ohio River Bank being more capable of competing effectively in the rapidly changing marketplace for banking and financial services and will enable the shareholders of Ohio River Bank to receive in a tax-free exchange Premier Common
                                   Shares that trade in an established trading market and, consequently, represent a more liquid investment than shares of Ohio River
                                   Bank Common Stock.


Opinion of Financial Advisor
  to Ohio River Bank...........    Austin Financial Services, Inc., Toledo, Ohio
                                   ("AFSI") has delivered its written opinion to the Board of Directors of Ohio River Bank that, as of November 25, 1997, the exchange ratio of 1.2 shares of Premier Common Stock for each share of Ohio River Bank Common
                                   Stock was fair to the holders of Ohio River
                                   Bank Common Stock from a financial
                                   perspective.

                                   Since the date of the AFSI opinion,
                                   November 26, 1997, the price of Premier
                                   Common Stock has decreased from $26.50 to $22.50 per share. Because of this decrease, AFSI has informed Ohio River Bank that it is unable to render an AFSI fairness opinion as of a more recent date shortly prior to the date of this Proxy Statement/Prospectus. Shareholders of Ohio River Bank should consider this fact in their assessment of the analyses contained in the AFSI opinion attached as Annex B to this Proxy Statement/Prospectus.


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                                   For information on the assumptions made,
                                   matters considered and limits of the review by AFSI, see "The Merger -- Opinion of Financial Advisor to Ohio River Bank." Shareholders are urged to read in its entirety the fairness opinion of AFSI attached as Annex B to this Proxy Statement/Prospectus.


Conditions to the Merger;
  Termination..................    The Merger is subject to various conditions,
                                   including:  requisite shareholder and
                                   regulatory approval; the absence of any
                                   materially burdensome requirement or
                                   condition imposed in connection with any regulatory approval; approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the Premier
                                   Common Shares to be issued pursuant to the Merger; receipt of opinions in respect of certain federal income tax consequences of the Merger; receipt of a letter from Premier's independent accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment;
                                   Dissenting Shares not constituting more than 10% of the outstanding Ohio River Bank Common
                                   Stock.

                                   The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Premier and Ohio River Bank, or by either party if any regulatory agency (i) shall have denied approval of the Merger or if any other governmental authority shall have prohibited consummation of the Merger,
                                   (ii) the Merger shall not have been
                                   consummated

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                                   on or before April 30, 1998 or
                                   (iii) the approval of the shareholders of Ohio River Bank required for consummation of the Merger shall not have been obtained at the Special Meeting (although upon any such failure to obtain such shareholder approval, Ohio River Bank will become obligated to reimburse Premier for its out-of-pocket expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum amount of $100,000). Ohio River Bank also has the right to terminate the Merger Agreement if concurrent with such termination it enters into a definitive agreement providing for the implementation of another merger or other transaction that the Ohio River Bank Board of Directors has determined is more favorable to the shareholders of Ohio River Bank than the Merger contemplated by the Merger Agreement, and in connection with such termination Ohio River Bank pays to Premier a fee of $350,000.


NASDAQ Listing.................    It is a condition to the Merger that the
                                   Premier Common Shares to be issued in the Merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance. The Common Shares of Premier currently outstanding are listed on the Nasdaq National Market (trading symbol
                                   PFBI).


Post-Merger Dividend Policy....    It is the current intention of the Board of
                                   Directors of Premier to continue the
                                   declaration of dividends on the Premier
                                   Common Shares following the Merger initially in the amount of at least $0.15 per

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                                   quarter or $0.60 per year, in each case per
                                   share. It should be noted that no such
                                   dividends have been declared and that future dividends will be determined by Premier's Board of Directors in light of the earnings and financial condition of Premier and its subsidiaries and other factors, including applicable governmental regulations and policies.


Regulatory Approvals Required..    The Merger is subject to the prior approval
                                   by the Federal Reserve Board, the Federal
                                   Deposit Insurance Corporation and the banking authorities of the Commonwealth of Kentucky and the State of Ohio.


Dissenters' Rights.............    Holders of Ohio River Bank Common Stock have
                                   the right to dissent from the Merger and to receive payment of the fair cash value of their shares upon full compliance with
                                   Section 1701.85 of the Ohio General
                                   Corporation Law ("OGCL").  A copy of Section
                                   1701.85 of the OGCL is attached to this Proxy
                                   Statement/Prospectus as Annex C.

                                   Shareholders of Ohio River Bank that desire to exercise dissenters' rights must satisfy fully and precisely certain procedural requirements set forth in Annex C and summarized in the "Dissenters' Rights" section of this Proxy Statement/Prospectus, including among other things not voting in favor of the Merger Agreement, or else dissenters' rights will be lost.


Certain Federal Income Tax
  Consequences.................    The Merger is intended to be a tax-free
                                   reorganization so that

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                                   no gain or loss would be recognized by
                                   Premier, Merger Sub or Ohio River Bank, and no gain or loss would be recognized by Ohio River Bank shareholders, except in respect of cash received for fractional shares and except for holders who receive cash payments upon properly exercising dissenters' rights. Consummation of the Merger is conditioned upon there being delivered an opinion dated as of the closing date of the Merger of Eskew & Gresham, PSC, Premier's independent accountants, to the Merger, to the effect that the Merger will constitute a reorganization within the meaning of
                                   Section 368(a) of the Internal Revenue
                                   Code of 1986, as amended (the "Code").


Anticipated Accounting
  Treatment....................    The Merger is expected to qualify as a
                                   "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter of Eskew & Gresham, PSC, the independent accountants of Premier, confirming that the Merger will qualify for pooling of interests accounting treatment, is a condition to consummation of the Merger.


MANAGEMENTS AND OPERATIONS AFTER
  THE MERGER...................    Following the Merger, the respective
                                   directors, officers and employees of Premier and Ohio River Bank serving immediately prior to consummation of the Merger are expected to continue in such positions. However, the number of directors of Ohio River Bank may be increased to permit J. Howell Kelly, Premier's president and chief executive officer, or such other person

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                                   as may be designated by Premier, to serve as
                                   a director of Ohio River Bank.

                                   The Merger is not expected to substantially alter the operations of Ohio River Bank. Ohio River Bank will retain its separate corporate existence, charter and name. Premier has informed Ohio River Bank that following the Merger it intends for Ohio River Bank to retain its commitment to local orientation and direction, and to be managed on a decentralized basis conducive to local and timely decision-making and flexibility with respect to operating procedures and credit policies.


SELECTED FINANCIAL DATA,
  COMPARATIVE STOCK PRICES AND
  COMPARATIVE PER SHARE DATA...    Set forth on the following pages are certain
                                   selected financial data for Premier and Ohio
                                   River Bank, comparative stock prices, and comparative per share data for Premier and Ohio River Bank (including certain pro forma data for Premier and pro forma equivalent data for Ohio River Bank).

                   SELECTED CONSOLIDATED FINANCIAL DATA OF PREMIER

                    (IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)

     The following summary information regarding Premier should be read in conjunction with the consolidated financial statements of Premier and the notes thereto contained in its 1996 Annual Report accompanying this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." Consolidated historical financial and other data regarding Premier at or for the nine months ended September 30, 1997 and 1996 have been prepared by Premier without audit and may not be indicative of results on an annualized basis or any other period. In the opinion of management, all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made. The selected consolidated financial data presented below has been retroactively adjusted to reflect all prior stock splits or share dividends and has been restated to reflect acquisitions accounted for under the pooling of interests method.


                                    AT OR FOR THE NINE
                                       MONTHS ENDED
                                       SEPTEMBER 30,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                   1997           1996         1996           1995          1994         1993          1992
                                   ----           ----         ----           ----          ----         ----          ----
EARNINGS

 Net interest income . . . . .   $ 11,900       $  8,531     $ 12,426       $  7,697      $  7,319     $  6,974      $  6,118

 Provision for
  loan losses  . . . . . . . .        992            407          760            196           335          389           499

 Non-interest income . . . . .      2,948          1,222        1,721          1,018           870          936           750

 Non-interest expense. . . . .      8,354          5,696        8,075          5,943         5,464        5,304         4,732

 Income taxes. . . . . . . . .      1,646          1,066        1,588            146           567          582           501

   Net income. . . . . . . . .      3,856          2,584        3,724          2,430         1,823        1,635         1,136

FINANCIAL POSITION

 Total assets. . . . . . . . .    504,574        323,207      329,127        192,273       154,653      151,975       145,270

 Loans, net of
  unearned income  . . . . . .    272,263        238,514      242,625        137,550       106,431       97,521        91,968

 Allowance for loan
  losses . . . . . . . . . . .      3,133          2,868        2,854          1,997         1,172        1,192         1,349

 Goodwill. . . . . . . . . . .      5,218          5,629        5,490            248             8           16            24

 Securities. . . . . . . . . .    192,978         53,740       52,660         33,919        30,619       35,582        31,324

 Deposits. . . . . . . . . . .    285,105        264,795      267,208        168,170       136,613      137,538       132,177

 Repurchase Agreements . . . .    116,023          6,163        5,599            747           -0-          -0-           -0-

 Debt. . . . . . . . . . . . .     28,750            -0-          -0-          5,000         1,500          -0-           -0-

 Stockholders' equity  . . . .     47,061         44,037       44,625         15,603        13,617       12,767        11,274

SHARE DATA

 Net income. . . . . . . . . .       0.82           0.75         0.99           1.02          0.77         0.69          0.48

 Book value. . . . . . . . . .      10.04           9.40         9.52           6.54          5.77         5.42          4.78

                                    AT OR FOR THE NINE
                                       MONTHS ENDED
                                       SEPTEMBER 30,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                   1997           1996         1996           1995          1994         1993          1992
                                   ----           ----         ----           ----          ----         ----          ----
 Cash dividend . . . . . . . .       0.38           0.34         0.48           0.42          0.32         0.25          0.18

RATIOS

 Return on average
  assets . . . . . . . . . . .       1.28%          1.42%        1.42%          1.48%         1.19%        1.06%         0.91%

 Return on average
  equity . . . . . . . . . . .      11.26%         12.06%       11.39%         16.49%        13.70%       13.02%        10.53%

 Dividend payout . . . . . . .      45.84%         52.09%       53.22%         41.01%        33.60%       36.24%        38.31%

 Stockholders' equity
  to total assets at
  period-end . . . . . . . . .       9.33%         13.63%       13.56%          8.12%         8.80%        8.40%         7.76%

 Average stockholders'
  equity to average
  total assets . . . . . . . .      11.38%         11.90%       12.48%          8.90%         8.69%        8.14%         8.62%

CAPITAL RATIOS

 Equity to assets  . . . . . .       9.33%         13.63%       13.56%          8.12%         8.80%        8.40%         7.76%

 Leverage ratio. . . . . . . .      11.45%         12.14%       12.11%          8.13%         8.84%        8.39%         7.74%

                     SELECTED FINANCIAL DATA OF OHIO RIVER BANK

               (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND UNIT DATA)

     The following summary information regarding Ohio River Bank should be read in conjunction with the financial statements of Ohio River Bank and the notes thereto. See "Financial Statements of Ohio River Bank". Historical financial and other data regarding Ohio River Bank at or for the nine months ended September 30, 1997 and 1996 have been prepared by Ohio River Bank without audit and may not be indicative of results on an annualized basis or any other period. In the opinion of management, all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made.


                                                                                AT OR FOR THE
                                                                                 PERIOD SINCE
                                                              AT OR FOR THE     INCEPTION (MAY
                              AT OR FOR THE NINE MONTHS         YEAR ENDED       22, 1995) TO
                                 ENDED SEPTEMBER 30,           DECEMBER 31,      DECEMBER 31,

                                1997             1996              1996            1995(1)
EARNINGS

  Net interest income          $ 1,000          $   726           $ 1,028          $   282

  Provision for
   possible loan losses            123              134               193              118

  Non-interest income              108               74               114               24

  Non-interest expense             891              865             1,155              580

  Income taxes                       0                0                 0                0
                               -------          -------           -------          -------
    Net income (loss)          $    94          $  (199)          $  (206)         $  (393)


FINANCIAL POSITION

Total assets                   $39,606          $32,134           $34,612          $16,229

Loans                           26,964           21,751            22,828            9,771

Allowance for loan losses          306              232               273              117

Securities                       7,921            4,583             5,593            1,005

Deposits                        34,479           27,850            29,908           11,622

Other short-term borrowings        695                0               415                0

Stockholders' equity             4,176            4,068             4,069            4,280

SHARE DATA

Net income (loss)              $  0.38          $ (0.80)          $ (0.82)         $ (1.57)



Book value                     $ 16.70          $ 16.27           $ 16.28          $ 17.12

Cash dividend                  $     0          $     0           $     0          $     0


     (1) Does not include preopening expenses of $342,091 or interest income on escrowed stock subscription funds of $41,799.


                                                                                AT OR FOR THE
                                                                             PERIOD FROM DATE OF
                                                              AT OR FOR THE     INCEPTION (MAY
                              AT OR FOR THE NINE MONTHS         YEAR ENDED       22, 1995) TO
                                 ENDED SEPTEMBER 30,           DECEMBER 31,      DECEMBER 31,

                                1997             1996              1996            1995(1)

RATIOS(2)

Return on average assets          0.34%           (1.08)%           (0.77)%          (3.72)%

Return on average equity          3.05%           (6.41)%           (4.99)%          (8.83)%

Dividend payout                      0%               0%                0%               0%

Shareholders equity to total
 assets at period end            10.54%           12.66%            11.76%           26.37%

Average shareholders equity
 to average total assets         11.23%           16.90%            15.59%           42.10%


CAPITAL RATIOS

Equity to assets                 10.54%           12.66%            11.76%           26.37%

Leverage ratio                   10.39%           12.47%            11.57%           25.93%


     (1) Does not include preopening expenses of $342,091 or interest income on escrowed stock subscription funds of $41,799.

     (2)  Annualized where appropriate.

COMPARATIVE STOCK PRICES AND DIVIDENDS


     Premier Common Shares are listed on the Nasdaq National Market under the trading symbol "PFBI." Prior to an underwritten public offering and the commencement of trading on the Nasdaq National Market in May 1996 pursuant thereto (the "Premier IPO"), Premier Common Shares did not trade in any established trading market and rarely traded. Shares of Ohio River Bank Common Stock do not trade in any established trading market and rarely trade.
 The following table sets forth, for the periods indicated, the high and low closing sales prices per Premier Common Share as reported on the Nasdaq National Market following the Premier IPO, and the high and low sales prices per Premier Common Share prior to the Premier IPO and per share of Ohio River Bank Common Stock in transactions of which management of Premier or Ohio River Bank, as applicable, is aware (there possibly being transactions in Premier Common Shares or in Ohio River Bank Common Stock of which management of Premier or Ohio River Bank, as applicable, is not aware). Prices for Premier Common Shares have been retroactively adjusted to reflect all prior stock splits or share dividends.

STOCK PRICES

                                 PREMIER COMMON SHARES         OHIO RIVER BANK COMMON STOCK

                                     HIGH      LOW                    HIGH          LOW
1996  First Quarter                 $12.50    $12.50                 $    *        $    *

      Second Quarter                 14.25     13.50                  23.00         23.00

      Third Quarter                  14.00     12.25                      *             *

      Fourth Quarter                 14.125    12.25                  26.00         26.00

1997  First Quarter                 $15.625   $13.50                 $27.00        $27.00

      Second Quarter                 18.25     14.25                      *             *

      Third Quarter                  21.25     17.00                  27.00         27.00

      Fourth Quarter                 27.50     20.125                     *             *

1998  First Quarter                 $25.75    $22.50                      *             *
      (through
      February 10, 1998)

_____________________
* No known trades

     On October 30, 1997, the last trading day before the announcement of the Merger Agreement, the last sales price of a Premier Common Share as reported on the Nasdaq National Market was $26 per share. On February 10, 1998, the last sales price of a Premier Common Share as reported on the Nasdaq National Market was $22.50 per share.

     The last sales price per share of Ohio River Bank Common Stock in a transaction known to management of Ohio River Bank was $27.00 per share and related to a sale of 926 shares of Ohio River Bank Common Stock on September 19, 1997.

     On December 31, 1997, there were approximately 565 holders of record of Premier Common Shares and approximately 329 holders of record of Ohio River Bank Common Stock.

DIVIDENDS

     The following table sets forth the cash dividends declared per share on Premier Common Shares and Ohio River Bank Common Stock for the periods indicated. Such information regarding Premier has been retroactively adjusted to reflect all prior stock splits or share dividends.

                                 PREMIER COMMON SHARES         OHIO RIVER BANK COMMON STOCK

1996  First Quarter                 $0.125                                 $    0

      Second Quarter                 0.125                                      0

      Third Quarter                  0.125                                      0

      Fourth Quarter                 0.125                                      0

1997  First Quarter                 $0.125                                 $    0

      Second Quarter                 0.125                                      0

      Third Quarter                  0.15                                       0

      Fourth Quarter                 0.15                                       0

1998  First Quarter                    --                                      --
      (through
      February 10,1998)

     It is the current intention of the Board of Directors of Premier to declare dividends on the Premier Common Shares following the Merger initially in the amount of at least $0.15 per quarter or $0.60 per year, in each case per share. It should be noted that no such dividends have been declared and that future dividends will be determined by Premier's Board of Directors in light of the earnings and financial condition of Premier and its subsidiaries and other factors, including applicable governmental regulations and policies.

                              COMPARATIVE PER SHARE DATA

                                     (Unaudited)

     The following table sets forth for Premier Common Shares and Ohio River Bank Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the nine months ended September 30, 1997 and 1996 and years ended December 31, 1996 and 1995. The information presented herein should be read in conjunction with the other financial information for Premier and Ohio River Bank appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus. See, "Incorporation of Certain Documents by Reference"; "Selected Consolidated Financial Data of Premier"; "Selected Consolidated Financial Data of Ohio River Bank"; "Financial Statements of Ohio River Bank." The data presented below regarding Premier has been retroactively adjusted to reflect all prior stock splits or share dividends and has been restated to reflect acquisitions accounted for under the pooling of interests method.

                               AT OR FOR THE NINE
                                  MONTHS ENDED        AT OR FOR THE YEAR
                                  SEPTEMBER 30,       ENDED DECEMBER 31,
                               ------------------     -------------------
                                  1997     1996         1996       1995(d)
                                  ----     ----         ----       ------

PREMIER COMMON STOCK

Net income per share:

  Historical . . . . . . . .     $ 0.82    $ 0.75       $ 0.99     $ 1.02

  Pro forma(a) . . . . . . .       0.77      0.64         0.87       0.76

Dividends per share:

  Historical . . . . . . . .       0.38      0.34         0.48       0.42

  Pro forma(b) . . . . . . .       0.38      0.34         0.48       0.42

Book value per share at
period-end:

  Historical . . . . . . . .      10.04      9.40         9.52       6.54

  Pro forma. . . . . . . . .      10.28      9.65         9.77       7.40

OHIO RIVER BANK COMMON
STOCK

Net income (loss) per
share:

  Historical . . . . . . . .       0.38     (0.80)       (0.82)     (1.57)

  Pro forma equivalent(c). .       0.92      0.77         1.04       0.91

Dividends per share:

  Historical . . . . . . . .       0.00      0.00         0.00       0.00

  Pro forma equivalent(c). .       0.46      0.41         0.58       0.50

                               AT OR FOR THE NINE
                                  MONTHS ENDED        AT OR FOR THE YEAR
                                  SEPTEMBER 30,       ENDED DECEMBER 31,
                               ------------------     -------------------
                                  1997     1996         1996       1995(d)
                                  ----     ----         ----       ------

Book value per share at
period-end:

  Historical . . . . . . . .      16.70     16.27        16.28      17.12

  Pro forma equivalent(c). .      12.34     11.58        11.72       8.88

________________________
(a) Pro forma net income per share is based on pro forma consolidated combined net income of Ohio River Bank and Premier divided by 4,985,390 and 3,750,300 weighted average shares outstanding for the nine months ended September 30, 1997 and 1996, and 4,063,805 and 2,679,560 pro forma weighted average shares outstanding for the years ended December 31, 1996 and 1995.

(b) The Premier pro forma dividends per share amounts represent historical dividends per share.

(c) Ohio River Bank pro forma equivalent per share amounts are calculated by multiplying the Premier pro forma per share amounts by the exchange ratio of 1.2.

(d)  Ohio River Bank commenced business operations on May 22, 1995.

                                     INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to shareholders of Ohio River Bank, Ironton, Ohio ("Ohio River Bank") in connection with the solicitation of proxies by Ohio River Bank Board of Directors for use at the Special Meeting of Shareholders of Ohio River Bank (the "Special Meeting") to be held at the principal offices of Ohio River Bank at 221 Railroad Street, Ironton, Ohio 45638, on March 17, 1998, at 2:00 p.m. Eastern Standard
Time, and at any adjournment or postponement thereof. At the Special Meeting, the shareholders of Ohio River Bank will be asked to adopt the Agreement and Plan of Merger dated as of November 24, 1997 (the "Merger Agreement") among Premier Financial Bancorp, Inc. ("Premier"), Ohio River Interim Bank, a wholly owned subsidiary of Premier ("Merger Sub"), and Ohio River Bank, a copy of which is attached as Annex A hereto and more fully described herein. This Proxy Statement/Prospectus and the form of proxy and other materials accompanying this Proxy Statement/Prospectus are first being sent to shareholders of Ohio River Bank on or about February 13, 1998.

                                    THE COMPANIES

PREMIER FINANCIAL BANCORP, INC.

     Premier, a Kentucky corporation, is a bank holding company headquartered in Georgetown, Kentucky with six banking subsidiaries (the "Banks"). At December 31, 1997 Premier had total assets of $425.4 million, total deposits of $324.6 million, and total shareholders' equity of $47.8 million. The Banks' deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF"). The principal business of Premier is to serve as a holding company for its bank subsidiaries. See "Available Information"; "Incorporation of Certain Documents by Reference"; "Selected Consolidated Financial Data of Premier."

     Premier was incorporated in 1991. It was organized in connection with the reorganization of Citizens Deposit Bank and Trust Company, Vanceburg, Kentucky (the "Vanceburg Bank") into a holding company structure. The Vanceburg Bank is a banking corporation organized under the laws of Kentucky, resulting from the merger in 1930 of Deposit Bank, chartered in 1894, with Citizens Bank, chartered in 1903. In 1992, Premier acquired Bank of Germantown, Germantown, Kentucky (the "Germantown Bank"), a banking corporation organized under the laws of Kentucky in 1900. Premier in March, 1995 acquired Georgetown Bancorp, Inc. and its subsidiary, Georgetown Bank and Trust Company, Georgetown, Kentucky (the "Georgetown Bank"), a banking corporation organized under the laws of Kentucky in 1988, and in October, 1995, acquired Citizens Bank, Sharpsburg, Kentucky (the "Sharpsburg Bank"), a banking corporation organized under the laws of Kentucky in 1903. On July

1, 1996, Premier acquired Farmers Deposit Bank, Eminence, Kentucky (the "Eminence Bank"), a banking corporation organized under the laws of Kentucky in 1867. On November 14, 1997, Premier acquired The Sabina Bank, Sabina, Ohio (the "Sabina Bank"), a banking corporation organized under the laws of Ohio in 1875.

     Premier focuses on providing quality community banking services to individuals and small-to-medium sized businesses primarily in non-urban areas. By seeking to provide such banking services in non-urban areas, Premier believes that it can minimize the competitive effect of larger financial institutions that typically are focused on large metropolitan areas. Through its experience in acquiring the Banks, Premier has successfully developed and implemented a strategy that allows community banks to affiliate with it, while retaining their commitment to local orientation and direction, and receive the benefit of Premier's capital base to promote growth and staff assistance to promote safety, soundness and regulatory compliance. The Banks are managed on a decentralized basis, offering customers direct access to the Banks' presidents and other officers in an environment conducive to friendly, informed and courteous service. This decentralized approach also enables each Bank to offer local and timely decision-making that provides flexibility with respect to operating procedures and credit policies, limited only by a framework of centralized risk controls provided by Premier to promote prudent banking practices. Each Bank maintains its community orientation by, among other things, having selected members of its community as members of its board of directors, who assist in the introduction of prospective customers to the Bank and in the development or modification of products and services to meet customer needs. As a result of developing strong banking relationships with their customers, through convenient and personalized service, the Banks have been successful in funding loan demand through growth in core deposits.

     The Banks provide community banking services through 12 locations in Central Kentucky and Central Ohio. The Banks offer a wide variety of consumer and commercial lending and deposit services. The loans offered by the Banks include commercial, real estate, agricultural and consumer loans. The Banks' range of deposit services includes checking accounts, NOW accounts, savings accounts, money market accounts, club accounts, individual retirement accounts, certificates of deposit and overdraft protection. The Georgetown Bank, the Eminence Bank and the Vanceburg Bank also offer limited trust services and act as executor, administrator, trustee and in various other fiduciary capacities. Through Premier Data Services, Inc., Premier's data processing subsidiary, Premier currently provides centralized data processing services to five of the Banks as well as Ohio River Bank and one other non-affiliated bank.

     On December 30, 1997, Premier entered into an agreement with Community Trust Bancorp, Inc., Pikeville, Kentucky ("Community Trust") to purchase selected assets and assume all of the deposits of three branch banking facilities currently operated by Bank One, West Virginia N.A. ("Bank One") in Madison, Philippi and Van, West Virginia immediately following the acquisition by Community Trust of such assets and the assumption of such deposits pursuant to an agreement entered into on December 30, 1997 between Community Trust and Bank One (the "Proposed Branch Purchases"). The Proposed Branch Purchases will include approximately $22 million of loans and $152.6 million of deposits. Consummation of the Proposed Branch Purchases is subject to receipt of regulatory approvals and satisfaction of certain other conditions. Premier expects to complete the Proposed Branch Purchases in the second quarter of 1998.

     The executive offices of Premier are located at 120 N. Hamilton Street, Georgetown, Kentucky 40324, and Premier's telephone number is (502) 863-7500.

OHIO RIVER INTERIM BANK

     Merger Sub is a wholly owned commercial bank subsidiary formed by Premier under the laws of the State of Ohio for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub does not, and will not prior to the Merger, engage in any business activities or conduct any operations other than in connection with the transactions contemplated by the Merger Agreement.

OHIO RIVER BANK

     Ohio River Bank is located in Ironton, Lawrence County, Ohio and was established in 1995. Ohio River Bank is a full service commercial bank whose principal business is the origination of 1-4 family residential mortgage loans, commercial and agricultural loans and consumer loans. In addition, Ohio River Bank engages in an array of traditional banking activities, including the acceptance of savings and time deposit accounts, as well as checking and NOW deposit accounts and safety deposit box rentals. Ohio River Bank's lending services include the making of secured real estate loans, home improvement loans, agricultural loans, commercial real estate, commercial and industrial loans, and consumer loans. Operating revenues are derived primarily from interest and fees on lending activities, as well as interest on securities of the United States Government and federal agencies. See "Ohio River Bank Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Ohio River Bank owns its main office located at 221 Railroad Street, Ironton, Ohio 45638 (telephone number: (614) 533-4505). At December 31, 1997, Ohio River Bank had assets of $39.5 million, deposits of $34.1 million, and shareholders' equity of $4.3 million. At December 31, 1997, Ohio River Bank had 15 full-time employees and two part time employees. Management considers employee relations to be good.

     Ohio River Bank is a commercial bank chartered under the laws of the State of Ohio. Ohio River Bank's deposits are insured by the BIF of the FDIC. Ohio River Bank is subject to extensive regulation by the FDIC and the Ohio Division of Financial Institutions. The lending, investment and other activities of Ohio River Bank are subject to federal and state laws and the regulations and requirements of the FDIC. Ohio River Bank is also required to maintain certain minimum capital levels. The FDIC regularly examines Ohio River Bank for compliance, and Ohio River Bank must file reports on a regular basis with the FDIC providing financial and other operating data.

     Ohio River Bank, as a commercial bank, from time to time may be a party to various legal proceedings arising in the ordinary course of business from its operations. Currently, however, Ohio River Bank is not a party to any legal proceedings in which claims have been asserted against Ohio River Bank.

                                 THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of the Common Stock, par value $8 per share, of Ohio River Bank ("Ohio River Bank Common Stock") will consider and vote upon a proposal to adopt the Merger Agreement and such other matters as may properly be brought before the Special Meeting. Management of Ohio River Bank is not aware of any other matters to be brought before the Special Meeting.

     THE BOARD OF DIRECTORS OF OHIO RIVER BANK HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THE SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- REASONS FOR THE MERGER; RECOMMENDATION OF THE OHIO RIVER BANK BOARD OF DIRECTORS."

Record Date; Shares Entitled to Vote; Quorum

     Only shareholders of record of Ohio River Bank at the close of business on February 5, 1998 (the "Record Date") will be entitled to receive notice of the Special Meeting, and only holders of record of Ohio River Bank Common Stock at that time will be entitled to vote at the Special Meeting. At the Record Date, Ohio River Bank had outstanding 250,000 shares of Ohio River Bank Common Stock. A majority of the outstanding shares of Ohio River Bank Common Stock must be represented by person or by proxy at the Special Meeting in order for a quorum to be present.

VOTE REQUIRED

     The affirmative vote of the holders of two-thirds of the outstanding shares of Ohio River Bank Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Each share of Ohio River Bank Common Stock is entitled to one vote.

     As of the Record Date, Ohio River Bank's directors, executive officers and their affiliates may be deemed to be beneficial owners of approximately 69,189 shares of Ohio River Bank Common Stock, or approximately 27.7% of the outstanding Ohio River Bank Common Stock. The directors and executive officers of Ohio River Bank have indicated that they intend to vote their shares for adoption of the Merger Agreement.

VOTING OF PROXIES

     All shares of Ohio River Bank Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the adoption of the Merger Agreement.

     If any other matters are properly presented for consideration at the Special Meeting, the persons named in the form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time, without affecting any vote previously taken, by
(i) giving notice to the Secretary of Ohio River Bank in writing or in open meeting or (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Ohio River Bank before the taking of the vote at the Special Meeting. Any written notice of revocation or subsequent proxy should be sent and delivered to Ohio River Bank, 221 Railroad Street, Ironton, Ohio, 45638, Attention: Secretary; or hand delivered to the Secretary of Ohio River Bank at or before the taking of the vote at the Special Meeting.

DISSENTERS' RIGHTS

     Holders of Ohio River Bank Common Stock have the right to dissent from the Merger and to receive payment of the fair cash value of their shares upon full compliance with Section 1115.19 and Section 1701.85 of the Ohio General Corporation Law ("OGCL"). See "Dissenters' Rights." A copy of Section 1115.19 and Section 1701.85 of the OGCL is attached hereto as Annex C. If holders of more than 10% of the outstanding shares of Ohio River Bank Common Stock properly demand dissenters' rights, Premier has the right to decline to consummate the Merger. See "The Merger Agreement -- Conditions to the Merger."

SOLICITATION OF PROXIES

     All expenses of solicitation of proxies from Ohio River Bank shareholders will be borne by Ohio River Bank. Ohio River Bank will solicit proxies by mail, and Ohio River Bank's directors, officers and employees may also solicit proxies by telephone, telegram, facsimile or personal interview.
 These persons will receive no additional compensation for these services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Continuing arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Ohio River Bank will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     HOLDERS OF OHIO RIVER BANK COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF OHIO RIVER BANK COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF OHIO RIVER BANK COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. OHIO RIVER BANK SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING OHIO RIVER BANK COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL.

                                      THE MERGER

MERGER CONSIDERATION

     Upon consummation of the Merger, each outstanding share of Ohio River Bank Common Stock will be automatically converted (subject to the provisions with respect to fractional shares described under "Conversion of Ohio River Bank Common Stock" below) into 1.2 Premier Common Shares. The exchange ratio of 1.2 Premier Common Shares for each share of Ohio River Bank Common Stock (the "Exchange Ratio") was determined through negotiations between Premier and Ohio River Bank.

     Based upon the capitalization of Premier and Ohio River Bank as of December 31, the shareholders of Ohio River Bank will own Premier Common Shares representing approximately 6.02% of the outstanding voting power of Premier following consummation of the Merger.

BACKGROUND AND REASONS FOR THE MERGER

     In mid-July 1997, the Ohio River Bank Board of Directors, as part of the Bank's strategic planning process, met to discuss the long-term goals of the Ohio River Bank. The Board recognized that changes to the Bank and the manner in which it conducted business were necessary to (i) attain the Bank's growth goals, (ii) support the Bank's customers and staff with the technology necessary to continue offering superior products and services, (iii) produce satisfactory returns to the Bank's shareholders, (iv) offer the Bank's employees more diverse opportunities for career advancements, and (v) provide liquidity for the shareholders' investment in the Bank's Common Stock. The Board continued its discussions on these matters through August, 1997 and concluded that the desired results could be achieved through an affiliation with a bank holding company that shared the Bank's community banking philosophy and one that would facilitate Ohio River Bank's continued operations as a separate bank.

     In late Summer, 1997, representatives of Premier approached certain members of management of Ohio River Bank regarding a possible affiliation with Premier. Management discussed this opportunity with the Board of Directors, and in September, 1997, the Board selected Austin Financial Services Inc. of Toledo, Ohio ("AFSI") to act as its financial advisor and prepare a valuation report for the Bank in anticipation of an acquisition. At a regular Board meeting held on October 16, 1997, copies of the AFSI report were distributed to the Board.

     On October 23, 1997, Ohio River Bank's Board met to consider the proposed terms of the Merger. This meeting included an oral report of the due diligence findings by Ohio River Bank's management as well as a review of the proposed definitive agreement. After considering and weighing various factors, the Board unanimously approved the Merger.

     The Board of Directors received from AFSI an opinion dated November 26, 1997 as to the fairness of the Merger from a financial perspective. Since the date of the AFSI opinion, the price of Premier Common Stock has decreased from $26.50 to $22.50 per share. Because of this decrease, AFSI has informed Ohio River Bank that it is unable to render an AFSI fairness opinion as of a more recent date shortly prior to the date of this Proxy Statement/Prospectus. Shareholders of Ohio River Bank should consider this fact in their assessment of the analyses contained in the AFSI opinion attached as Annex B to this Proxy Statement/Prospectus. The Board of Directors, however, continues to recommend that shareholders of Ohio River Bank adopt the Merger Agreement based upon all of the other factors set forth herein.

     The Board approved the Merger for a number of reasons. Among them was the asset size of Premier. Premier is large enough to support the staff and the technology necessary to offer products and services that the Ohio River Bank does not offer. While its size enables Premier to conduct these activities effectively and profitably, Premier, like Ohio River Bank, has served the financial service needs of small communities, and there are many similarities between the business philosophy and customer-service orientation of Ohio River Bank and Premier. Moreover, because of its size, Premier can offer Ohio River Bank's employees more diverse opportunities for career advancement.

     In addition, the Merger presents an opportunity to Ohio River Bank shareholders to exchange their Ohio River Bank Common Shares in a non-taxable transaction for Premier's publicly-traded shares at a premium relative to Ohio River Bank's book value per share.

Also, after a review of Premier's financial information, the Board evaluated favorably Premier's prospects for increased profitability and growth.

     The Board also considered the proposal to maintain Ohio River Bank as a separate subsidiary. The Board viewed the ability to operate Ohio River Bank as a separate bank as a situation that would allow Ohio River Bank to continue its commitment to the community and to preserve the employment opportunities for the employees of Ohio River Bank.

     Premier's Common Shares are listed on the Nasdaq National Market under the symbol "PFBI" and are held by over 2000 beneficial owners. These characteristics and historical trading volumes indicate a ready market for Ohio River Bank shareholders who want to sell all or part of their Premier Common Shares after the Merger.

     Based on all of the foregoing, the Directors of Ohio River Bank concluded that the terms of the Merger, as set forth in the Merger Agreement were in the best interests of Ohio River Bank and its shareholders.

OPINION OF FINANCIAL ADVISOR TO OHIO RIVER BANK

     Ohio River Bank's board of directors retained Austin Financial Services, Inc. ("AFSI") to act as exclusive financial advisor with respect to determining the value of Ohio River Bank as it related to a possible merger involving all or a substantial amount of the business, securities, or assets of Ohio River Bank. Ohio River Bank selected AFSI as its financial advisor because of its reputation and because AFSI has significant experience in transactions similar to the Merger Agreement. AFSI analyzed Ohio River Bank and its operations, historical performance and future prospects, and provided an opinion as to the fairness, from a financial point of view, of the terms of the Merger Agreement. AFSI, due to the nature of this reorganization, also analyzed Premier and its operations, historical performance and future prospects.

     AFSI is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. AFSI has not previously provided professional services and/or products to Ohio River Bank or Premier in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with Ohio River Bank and/or Premier arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Merger Agreement been subject to indications of future business with either Ohio River Bank or Premier.

     AFSI has rendered a written opinion to the Ohio River Bank board of directors to the effect that, as of the date of its opinion, November 26, 1997, the terms of the Merger Agreement are fair, from a financial point of view, to the shareholders of Ohio River Bank. No limitations were imposed by the board of directors of Ohio River Bank upon AFSI with respect to the investigations made or procedures followed by AFSI in rendering its opinion. The full text of the opinion of AFSI, which sets forth assumptions made, matters considered and limits on the review undertaken by AFSI, is attached as Appendix C. OHIO RIVER BANK STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

     AFSI's opinion is directed only to the fairness, from a financial point of view, of the terms of the Merger Agreement and does not constitute a recommendation to any Ohio River Bank shareholder as to how such shareholder should vote at the special meeting of Ohio River Bank shareholders or any other matter. SINCE THE DATE OF THE AFSI OPINION, THE PRICE OF PREMIER COMMON STOCK HAS DECREASED FROM $26.50 TO $22.50 PER SHARE. BECAUSE OF THIS DECREASE, AFSI HAS INFORMED OHIO RIVER BANK THAT IT IS UNABLE TO RENDER AN AFSI FAIRNESS OPINION AS OF A MORE RECENT DATE SHORTLY PRIOR TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF OHIO RIVER BANK SHOULD CONSIDER THIS FACT IN THEIR ASSESSMENT OF THE ANALYSES CONTAINED IN THE AFSI OPINION ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.

     In connection with its opinion, AFSI reviewed material bearing upon the financial operating condition of Ohio River Bank and Premier including, but not limited to: (1) the Annual Report of Ohio River Bank for the year ending 1996 and the Annual Report of Premier for the years ending 1995-1996; (2) Consolidated Reports of Condition and Income of Ohio River Bank for the years ending 1995-1996 and for September 30, 1997; (3) Consolidated Financial Statements Form FR Y-9C of Premier for September 30, 1997; (4) SEC form 10Q of Premier for September 30, 1997; (5) Uniform Bank Performance Report of Ohio River Bank for June 30, 1997; (6) Bank Holding Company Performance Report of Premier for June 30, 1997; (7) certain other public information on Ohio River Bank and Premier; (8) other internal financial and operating information which was provided to AFSI by Ohio River Bank and Premier; (9) publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (10) reviewed the reported price and trading activity for Ohio River Bank Common Stock and Premier Common Stock, compared certain financial and stock market information for Ohio River Bank and Premier with similar information of certain other companies whose securities are publicly traded; (11) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Ohio River Bank and Premier with certain officers and representatives of Ohio River Bank and Premier; (12) the Merger Agreement; and (13) this Proxy Statement/Prospectus.
 AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as, its experience in securities valuation and general knowledge of the banking industry. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.

     AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by Ohio River Bank and Premier or from public sources. AFSI has not made an independent evaluation of the assets of Ohio River Bank or Premier, but has relied upon the books and records of Ohio River Bank, Premier, and the audited financial statements as presented to AFSI as the valuators of the fair market value of Ohio River Bank. In addition, AFSI did not independently verify and relied on and assumed the aggregate allowances for loan losses set forth in the balance sheets of Ohio River Bank and Premier at September 30, 1997, were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Furthermore, AFSI did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of Ohio River Bank and Premier in their respective September 30, 1997, balance sheets, and AFSI assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. AFSI was not retained to and did not conduct a physical inspection of any of the properties of facilities of Ohio River Bank or Premier, nor did AFSI make any independent evaluation or appraisal of the assets, liabilities or prospects of Ohio River Bank or Premier, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. AFSI also assumed that the Merger Agreement is, and will be, in compliance with all laws and regulations that are applicable to Ohio River Bank and Premier.

     In connection with rendering its opinion to Ohio River Bank's board, AFSI performed a variety of financial analyses which are summarized below. AFSI's summary of such analyses as set forth in this Proxy Statement/Prospectus does not purport to be a complete description of such analyses. AFSI believes that its analyses and the summary set forth in this Proxy Statement/Prospectus must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the
analyses and the process underlying AFSI's opinion.   The preparation of a
fairness opinion is a complex process involving AFSI's subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Ohio River Bank and Premier. Any estimates contained in AFSI's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. AFSI's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in AFSI's analyses was identical to Ohio River Bank or Premier or the Merger Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by AFSI concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by AFSI was assigned a greater significance by AFSI than any other.

     The following is a brief description of the analyses performed by AFSI in connection with its opinion as described to Ohio River Bank's board of directors by AFSI:

     Summary: The terms of the Merger Agreement between Ohio River Bank and Premier, each share of Ohio River Bank Common Stock outstanding immediately prior to consummation of the reorganization will be exchanged for 1.2 shares of Premier Common Stock. Furthermore, each share of common stock of Interim Bank outstanding immediately prior to consummation of the reorganization will be converted into 1,000 shares of common stock of Ohio River Bank. The reorganization will result in the Interim Bank merging with and into Ohio River Bank and Ohio River Bank surviving as a wholly-owned subsidiary of Premier. Ohio River Bank will continue to carry on its banking business in substantially the same manner as before the reorganization.

     Discounted Cash Flow Analysis: AFSI utilized a discounted cash flow analysis in order to determine the fair market value of Ohio River Bank. AFSI projected Ohio River Bank's cash flow from September 30, 1997, through September 30, 2002, assuming a minimum equity capital to asset ratio of 6.00%. The present value per fully diluted share of Ohio River Bank Common Stock resulting from this analysis was $29.80.

     Adjusted Book Value Analysis: AFSI also determined the adjusted book value of Ohio River Bank as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure is derived from the September 30, 1997, balance sheet, and it represents the summary measure of shareholders' claims against the assets, on a historical cost basis. Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional "off-balance sheet" adjustments are calculated, if necessary. The fair market value per fully diluted share of Ohio River Bank Common Stock resulting from this analysis was $23.68.

     Weighted Value Analysis: AFSI applied a 75% weighting to the discounted cash flow value and a 25% weighting to the adjusted book value. The weightings were based on AFSI's review of the financial position, history and recent performance of Ohio River Bank. The sum of the weighted values or $28.27 per share equates to the fair market value of Ohio River Bank.

     Based on the $28.27 per share value of Ohio River Bank Common Stock and a closing price per share of $26.50 for Premier's Common Stock as of November 25, 1997, the resulting exchange ratio of each share of Ohio River Bank Common Stock outstanding would be for 1.067 shares of Premier Common Stock. Therefore, the exchange terms of the Merger Agreement provide an additional
0.133 shares of Premier Common Stock for each share of Ohio River Bank Common Stock in comparison to the exchange ratio based on the value of Ohio River Bank determined by AFSI.

     Analysis of Other Merger Transactions: AFSI analyzed certain other mergers and acquisitions that have consummated over the past twelve months in Ohio as well as other nearby states (including the states of Kentucky, West Virginia, and Tennessee) involving financial institutions with assets less than $250 million. AFSI compared the multiples produced by this reorganization to the mean multiples for the transactions analyzed. AFSI's analysis showed that the range of implied valuations of Ohio River Bank, applying the mean transaction multiples described above to Ohio River Bank's earnings and book value was $8.63 to $32.96 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of Ohio River Bank or shares of Ohio River Bank Common Stock.

     Analysis of Comparable Companies: AFSI examined the operating and trading performance of Ohio River Bank in comparison to selected publicly traded bank/bank holding companies located in Ohio, Kentucky, West Virginia, and Tennessee with total assets less than $250 million. AFSI analyzed the relative performance and outlook for Ohio River Bank by comparing certain financial and trading market information of Ohio River Bank with the group of comparable banks. AFSI compared Ohio River Bank with the comparable banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or near the 12 months ended, September 30, 1997, the multiple of mean market price to latest 12 months earnings was 21.14 for the comparable banks. The mean price to stated book value was 126.20 percent for the comparable banks. The implied market trading values for Ohio River Bank derived from such comparable company analysis utilizing the resulting mean valuation ratios ranged from approximately $7.36 to $21.08 per share.

     Ohio River Bank and AFSI have entered into an arrangement relating to the services to be provided by AFSI in connection with the Merger Agreement. In regards to AFSI's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Merger Agreement, the cost is a contractual $10,000. In addition, Ohio River Bank also has agreed to indemnify AFSI and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of AFSI's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by AFSI's own unlawful conduct, breach of duty or negligence during the course of performing AFSI's services.

     AFSI, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved, or to Ohio River Bank shareholders receiving Premier Common Stock. In addition, AFSI has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon Ohio River Bank or Premier that will have a materially adverse impact on the contemplated benefits of the proposed transaction to Ohio River Bank and Premier and their shareholders.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Ohio (the "Effective Time") or such later time as is specified on such certificate. The filing with respect to the Merger will occur on the first day that is five business days after satisfaction or waiver of the latest to occur of the conditions to the Merger unless another date is agreed to in writing by Premier and Ohio River Bank.

     The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before April 30, 1998. See "The Merger Agreement -- Conditions to the Merger."

CONVERSION OF OHIO RIVER BANK COMMON STOCK; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Ohio River Bank Common Stock (other than shares as to which dissenters' rights are properly exercised ("Dissenting Shares")) into Premier Common Shares will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, Mid-America Bank of Louisville and Trust Company, Louisville, Kentucky, or another bank or trust company designated by Premier and reasonably acceptable to Ohio River Bank, in its capacity as exchange agent (the "Exchange Agent"), will send a letter of transmittal to each Ohio River Bank shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Ohio River Bank Common Stock to be exchanged for Premier Common Shares.

     OHIO RIVER BANK SHAREHOLDERS SHOULD NOT FORWARD OHIO RIVER BANK STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. OHIO RIVER BANK SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until certificates representing Ohio River Bank Common Stock are surrendered for exchange after consummation of the Merger, holders thereof will not be shareholders of Premier entitled to notice of or to vote on matters submitted to the shareholders of Premier, and each outstanding certificate representing Ohio River Bank Common Stock shall represent after consummation of the Merger only the right to receive, upon surrender of such certificate, the merger consideration. Until the certificates representing Ohio River Bank Common Stock are surrendered for exchange after consummation of the Merger, holders of such certificates will not be paid dividends on the Premier Common Shares into which such shares have been converted, but any such unpaid dividends will be paid, without interest, when such certificates are properly surrendered.

     All Premier Common Shares issued upon conversion of shares of Ohio River Bank Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Ohio River Bank Common Stock, subject, however, to Ohio River Bank's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Ohio River Bank on Ohio River Bank Common Stock in accordance with the Merger Agreement on or prior to the Effective Time and which remains unpaid at the Effective Time.

     No fractional Premier Common Shares will be issued to any Ohio River Bank shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Premier will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a Premier Common Share on the Nasdaq National Market on the business day immediately preceding the Effective Time.

NASDAQ NATIONAL MARKET LISTING

     It is a condition to the Merger that the Premier Common Shares to be issued in the Merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

CONDUCT OF BUSINESS PENDING MERGER

     Pursuant to the Merger Agreement, Ohio River Bank has agreed to carry on its business in the usual, regular and ordinary course and substantially in the same manner as conducted prior to the execution of the Merger Agreement. See "The Merger Agreement -- Certain Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The obligations of Premier and Ohio River Bank to consummate the Merger are subject to various conditions, including: obtaining requisite shareholder and regulatory approvals; the absence of any materially burdensome requirement or condition imposed in connection with the obtaining of any such regulatory approvals; approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the Premier Common Shares; receipt of opinions in respect of certain Federal income tax consequences of the Merger and receipt of a letter from Premier's independent accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and any Ohio River Bank shareholders properly exercising dissenters' rights not owning more than 10% of the outstanding Ohio River Bank Common Stock. See "The Merger Agreement -- Conditions to the Merger."

REGULATORY APPROVALS REQUIRED

     The Merger is subject to the prior approval of the Federal Reserve Board, the FDIC and the banking authorities of the Commonwealth of Kentucky and the State of Ohio.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to holders of Ohio River Bank Common Stock who hold such stock as a capital asset. This summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Ohio River Bank Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Ohio River Bank Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. HOLDERS OF OHIO RIVER BANK COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     In connection with the filing of the Registration Statement, Eskew & Gresham, PSC, independent accountants to Premier, has delivered to Premier its opinion, dated the date hereof and based upon certain customary assumptions and representations, to the effect that, and, at the Effective Time Eskew & Gresham, PSC will, subject to the qualifications discussed in the following paragraph, deliver to Premier and Ohio River Bank, respectively, its opinion (the "Tax Opinion"), dated as of the Effective Time, to the effect that, in each case for U.S. federal income tax purposes:

     (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

     (ii) No gain or loss will be recognized by Premier or Ohio River Bank as a result of the Merger;

     (iii) No gain or loss will be recognized by the holders of Ohio River Bank Common Stock who exchange all of their Ohio River Bank Common Stock solely for Premier Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Premier Common Stock); and

     (iv) The aggregate tax basis of the Premier Common Stock received by holders of Ohio River Bank Common Stock who exchange all of their Ohio River Bank Common Stock solely for Premier Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Ohio River Bank Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in Premier Common Stock for which cash is received).

     Each party's obligation to consummate the Merger is conditioned upon the receipt by each of Premier and Ohio River Bank of its respective Tax Opinion in form and substance reasonably satisfactory to the party to whom such Tax Opinion is addressed. Eskew & Gresham, PSC will render its Tax Opinion on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time. In rendering the Tax Opinion, such accounting firm may require and rely upon representations and covenants, including those contained in certificates of officers of Premier, Ohio River Bank and others, reasonably satisfactory in form and substance to such firm. The Tax Opinion is not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

     In the event that (i) either Ohio River Bank or Premier fails to receive its Tax Opinion, (ii) Ohio River Bank determines to waive the condition to its obligation to consummate the Merger relating thereto, and (iii) the material federal income tax consequences to Ohio River Bank shareholders are different from those described above, Ohio River Bank will resolicit the Ohio River Bank shareholders prior to proceeding with consummation of the Merger.

     Based upon the current ruling position of the IRS, cash received by a holder of Ohio River Bank Common Stock in lieu of a fractional share interest in Premier Common Stock will be treated as received in redemption of such fractional share interest, and a Ohio River Bank shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Premier Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Ohio River Bank Common Stock is greater than one year at the Effective Time. In certain circumstances, holders of Ohio River Bank Common Stock that are individuals may be entitled to preferential treatment for net long-term capital gains, including, as a result of recently enacted legislation, in the case of a capital asset held for more than 18 months at the time of the disposition. The holding period of a share of Premier Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the Ohio River Bank Common Stock surrendered in exchange therefor.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Premier and Ohio River Bank will be carried forward to Premier at their recorded amounts, and income of Premier will include income of Premier and Ohio River Bank for the entire fiscal year in which the Merger occurs. The reported income of the separate corporations for prior periods will be combined and may be restated as income of Premier.

     The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of a letter from the independent accountants of Premier to the effect that the Merger qualifies as a "pooling of interests" for accounting and financial reporting purposes. In the event such condition is not met, the Merger would not be consummated unless the condition were waived and approval of those shareholders entitled to vote on the Merger was resolicited.

EFFECT ON OHIO RIVER BANK'S EMPLOYEE BENEFITS

     After the Effective Time, the officers and employees of Ohio River Bank will be provided with such employee benefits as Premier, directly or through its subsidiaries, generally provides to officers and employees. For purposes of providing such benefits, Premier will credit such officers and employees for years of service at Ohio River Bank prior to the Effective Time for all purposes for which such service was recognized by Ohio River Bank.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     From a period of three years from the Effective Time of the Merger, Premier has agreed to indemnify each officer, director or employee of Ohio River Bank against losses, claims and liabilities arising out of acts or omissions occurring prior to the Effective Time to the extent that Ohio River Bank is permitted under Ohio law and its articles of incorporation and code of regulations to indemnify such person.

     The security ownership of directors and officers of Ohio River Bank is set forth under "Principal Holders of Ohio River Bank Common Stock and Ownership of Management."

RESALE OF PREMIER COMMON SHARES

     The Premier Common Shares issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Ohio River Bank shareholder who may be deemed to be an "affiliate" of Ohio River Bank for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will enter into an agreement with Premier providing that such affiliate will not transfer any such Premier Common Shares received in the Merger except in compliance with the Securities Act and Accounting Series Releases of the Commission relating to the "pooling of interests" method of accounting. This Proxy Statement/Prospectus does not cover resales of Premier Common Shares.

                      MANAGEMENT AND OPERATIONS AFTER THE MERGER

OHIO RIVER BANK

     Following the Merger, the directors, officers and employees of Ohio River Bank serving immediately prior to consummation of the Merger will continue to serve in such positions. However, the number of directors of Ohio River Bank may be increased to permit J. Howell Kelly, Premier's President and Chief Executive Officer, or such other person as may be designated by Premier, to serve as a director of Ohio River Bank.

     The Merger is not expected to substantially alter the operations of Ohio River Bank. Ohio River Bank will retain its separate corporate existence, charter and name, although it will be a wholly owned subsidiary of Premier. Premier has informed the Board of Directors of Ohio River Bank that its strategy following the Merger is to allow Ohio River Bank to retain its commitment to local orientation and direction, while having the benefit of Premier's capital for growth and staff assistance to promote safety, soundness and regulatory compliance. Premier has further informed the Board of Directors of Ohio River Bank that it intends for Ohio River Bank to be managed on a decentralized basis, allowing customers direct access to Ohio River Bank's officers in an environment conducive to friendly, informed and courteous service, local and timely decision-making, and flexibility with respect to operating procedures and credit policies limited only by a framework of centralized risk controls provided by Premier to promote prudent banking practices.

PREMIER

     Following the Merger, the directors and executive officers of Premier serving immediately prior to consummation of the Merger will continue to serve in such positions. See "Incorporation of Certain Documents by Reference."


                                 THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is Annex A to this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference.

THE MERGER

     Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged into Ohio River Bank. Following the Merger, Ohio River Bank will be a wholly owned subsidiary of Premier. The closing of the Merger (the "Closing") will take place on the first day that is five business days after the satisfaction or waiver of the conditions to the Merger unless another date is agreed to in writing by Premier and Ohio River Bank (the "Closing Date"). The Effective Time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Ohio on the Closing Date or at such later time as is specified on such certificate.

CONVERSION OF OHIO RIVER BANK COMMON STOCK

     At the Effective Time of the Merger, pursuant to the Merger Agreement, (i) each issued and outstanding share of Ohio River Bank Common Stock, other than shares held directly or indirectly by Premier (excluding shares in trust accounts, managed accounts and the like held by any subsidiary of Premier that are beneficially owned by third parties) and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 1.2 Premier Common Shares, and upon such conversion all such outstanding shares of Ohio River Bank Common Stock will be canceled and retired and will cease to exist and (ii) each issued and outstanding share of Merger Sub held by Premier will be converted into 1,000 shares of common stock of Ohio River Bank, the surviving corporation in the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties by both Premier and Ohio River Bank as to, among other things, (i) due organization, good standing and absence of violations of constitutive documents,
(ii) ownership of subsidiaries and other investments, (iii) capital structure,
(iv) requisite corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, due authorization, execution and delivery of the Merger Agreement, validity and enforceability of the Merger Agreement and the compliance of the Merger with constitutive documents, agreements and applicable laws, (v) required filings and approvals, (vi) financial statements (in the case of Ohio River Bank) and financial and other disclosure contained in documents filed with the Commission (in the case of Premier) and the absence of undisclosed liabilities, (vii) absence of certain material changes or events, (viii) information to be supplied by each in connection with the Registration Statement and this Proxy Statement/Prospectus and (ix) corporate documents, books and records.

     The Merger Agreement also contains representations and warranties by Ohio River Bank as to (i) its allowance for credit losses, (ii) environmental matters, (iii) the absence of material violations or defaults under constitutive documents, contracts, other agreements and judicial or administrative orders,
(iv) compliance with licenses, permits and applicable laws, (v) certain litigation, (vi) tax matters, (vii) material contracts, (viii) employee benefit plans, (ix) subsidiaries, (x) agreements with bank regulators, (xi) title to properties, (xii) insurance and (xiii) potential competing interests by any director, officer, key employee or 10% or more shareholder of Ohio River Bank.

CERTAIN COVENANTS

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, Ohio River Bank has agreed to operate according to its ordinary and usual course of business consistent with past practice, to seek to preserve intact its current business organization and keep available the services of its current directors, officers and employees, and to preserve its relationships with customers, suppliers and others having business dealings with it so as not to impair its goodwill and ongoing business prior to the Effective Time. Ohio River Bank has agreed, among other things, not to (i) declare any dividends or make any other distributions in respect of Ohio River Bank Common Stock, (ii) issue or sell any shares of Ohio River Bank Common Stock, (iii) amend its articles of incorporation or its code of regulations, (iv) sell or otherwise dispose of its properties or assets other than in the ordinary course of a commercial banking business consistent with past practice, (v) incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of a commercial banking business consistent with past practice,
(vi) increase the compensation payable to its officers or employees, grant any severance or termination pay to, or enter into any employment or severance arrangement with, any director, officer or employee, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any employee benefit plan, or (vii) make any capital expenditures.

     Pursuant to the Merger Agreement, Premier and Ohio River Bank have each agreed that it will not take any action that would, or that could reasonably be expected to, result in (i) any representations and warranties of such party set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger not being satisfied.

     SOLICITATION OF ACQUISITIONS PROPOSALS. Pursuant to the Merger Agreement, Ohio River Bank has agreed that it will not, and that it will direct and use its best efforts to cause its officers, directors, employees and any investment banker, attorney or other advisor or representative of it not to, (i) initiate, solicit or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in any negotiations or discussions with or furnish any information or data to, any third party relating to an Acquisition Proposal. Ohio River Bank and the Ohio River Bank Board of Directors, however, may (a) furnish information to, and participate in discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal to Ohio River Bank or its shareholders if and to the extent the Board of Directors determines in good faith based on written advice of its outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to Ohio River Bank shareholders under applicable law, and (b) comply with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal. For purposes of the Merger Agreement, "Acquisition Proposal" means any proposal or offer to Ohio River Bank or its shareholders with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Ohio River Bank.

     OTHER ACTIONS. Pursuant to the Merger Agreement, each party has agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by the Merger Agreement.

     INDEMNIFICATION. Pursuant to the Merger Agreement, Premier has agreed to indemnify for a period of three years from the Effective Time each officer, director and employee of Ohio River Bank against losses, claims and liabilities arising out of acts or omissions occurring prior to the Effective Time to the fullest extent Ohio River Bank is permitted under Ohio law and its articles of incorporation and code of regulations to indemnify such person.

     ACCESS TO INFORMATION. Pursuant to the Merger Agreement, each of Premier and Ohio River Bank has agreed to afford to the other and to its officers, employees, accountants, counsel and other representatives reasonable access during normal business hours prior to the Effective Time to all of its respective properties, books, contracts, personnel and records. Except as required by law, Premier and Ohio River Bank have agreed to hold any non-public information in confidence.

     CERTAIN OTHER COVENANTS. The Merger Agreement also contains customary covenants applicable to transactions like the Merger, including covenants relating to (i) each party's obligation to pay its own fees and expenses, (ii) execution and delivery of closing documentation and (iii) use of reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to be recorded for accounting purposes as a "pooling of interests."

CONDITIONS TO THE MERGER

     The obligations of Premier and Merger Sub, on the one hand, and Ohio River Bank, on the other hand, to consummate the Merger are subject to certain conditions, including the following: (i) approval and adoption of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Ohio River Bank Common Stock; (ii) the receipt of all authorizations, consents, orders or approvals of any governmental or regulatory authorities that are necessary for the consummation of the Merger;
(iii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (iv) the receipt by Parent, Merger Sub and Ohio River Bank of a letter from Eskew & Gresham, PSC, Premier's independent accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (vi) the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any governmental or regulatory authority that, in connection with the grant of any governmental or regulatory approval, imposes any condition or restriction upon Premier or its subsidiaries, or Ohio River Bank, that materially adversely impacts the economic or business benefits of the Merger so as to render inadvisable the consummation of the Merger; and
(vii) the Premier Common Shares issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market subject to official notice of issuance.

     The obligations of Premier and Merger Sub to consummate the Merger are also subject to certain additional conditions, including the following: (i) the accuracy of the representations and warranties of Ohio River Bank set forth in the Merger Agreement; (ii) Ohio River Bank having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) the obtaining by Ohio River Bank of the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Ohio River Bank, as the surviving corporation pursuant to the Merger, to any obligation, right or interest of Ohio River Bank under any material contract, agreement or instrument; (iv) receipt by Premier of the Tax Opinion of Eskew & Gresham, PSC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning Section 368(a) of the Code; (v) the receipt by Premier from each affiliate of Ohio River Bank of an "affiliate's letter"; and (vi) the shareholders of Ohio River Bank who properly exercise dissenters' rights in connection with the Merger, if any, owning not more than 10% of the outstanding shares of Ohio River Bank Common Stock.

     The obligation of Ohio River Bank to consummate the Merger is also subject to additional conditions, including the following: (i) the accuracy of the representations and warranties of Premier and Merger Sub set forth in the Merger Agreement; (ii) Premier and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; (iii) the obtaining by Premier of the consent or approval of each person whose consent or approval shall be required in connection with the Merger under any material contract, agreement or instrument; (iv) receipt by Ohio River Bank of the Tax Opinion of Eskew & Gresham, PSC to the effect that the Merger will treated for federal income tax purposes as a reorganization within the meaning Section 368(a) of the Code; (v) the receipt by Ohio River Bank from each affiliate of Premier of an "affiliate's letter.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger pursuant to the mutual written consent of Premier and Ohio River Bank and at the option of either Premier or Ohio River Bank under certain circumstances, including the following: (i) if at the Special Meeting the Merger Agreement is not approved and adopted by the shareholders of Ohio River Bank; (ii) if the Merger shall not have been consummated on or before April 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iii) if any court or other governmental agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; (iv) in the event of a material breach by the other party to the Merger Agreement; or (v) if (a) all the conditions to the Merger that are conditions to the obligations of both Premier and Ohio River Bank have been satisfied and (b) any of the conditions to the obligations of the terminating party to consummate the Merger cannot be satisfied on or before April 30, 1998.

     In addition, the Merger Agreement may be terminated at the option of Ohio River Bank if the Ohio River Bank Board of Directors determines that an Acquisition Proposal is more favorable to the shareholders of Ohio River Bank than the transactions contemplated by the Merger Agreement and such Board of Directors shall concurrently approve, and Ohio River Bank shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by such Acquisition Proposal. In order to terminate the Merger Agreement under this provision, Ohio River Bank must give Premier at least five business days' notice of its intention to terminate, and the Ohio River Bank Board of Directors is required to take into account the terms of any revised proposal made by Premier during such five business-day period.

EFFECTS OF TERMINATION

     If any person makes an Acquisition Proposal with respect to Ohio River Bank and thereafter (i) the Merger Agreement is terminated (a) for failure to obtain the approval and adoption of the Merger Agreement by the shareholders of Ohio River Bank, (b) because the Closing shall not have occurred on or before April 30, 1998 (if at the time of termination Ohio River Bank is in material breach of the Merger Agreement and such breach cannot be or has not been cured within 30 days after Ohio River Bank becomes aware of such breach or such shorter period as may elapse between the date Ohio River Bank becomes aware of such breach and the time of termination, (c) because a court of competent jurisdiction or other governmental agency shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the Merger (if at the time of termination Ohio River Bank is in material breach of the Merger Agreement and such breach cannot be or has not been cured within 30 days after Ohio River Bank becomes aware of such breach or such shorter period that may elapse between the date Ohio River Bank becomes aware of such breach and the time of termination), (d) by Premier as a result of the breach of the Merger Agreement by Ohio River Bank, (e) by Premier because any of the conditions to its obligations is not capable of being satisfied prior to April 30, 1998 or
(f) by Ohio River Bank to permit Ohio River Bank to enter into a definitive agreement providing for the implementation of another Acquisition Proposal, and (ii) a definitive agreement with respect to an Acquisition Proposal is executed or an Acquisition Proposal is consummated at or within 12 months after such termination, then Ohio River Bank shall pay to Premier a fee of $350,000 (reduced by any amount actually paid by Ohio River Bank pursuant to the next paragraph in connection with such termination).

     If the Merger Agreement is terminated for the failure to obtain approval of the Merger Agreement by the shareholders of Ohio River Bank, then Ohio River Bank shall reimburse Premier for all its reasonable out-of-pocket expenses actually incurred in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $100,000.

     In the event of termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Premier, Merger Sub or Ohio River Bank, other than (i) liability with respect to termination payments and reimbursement of fees and expenses as described above, (ii) each party's obligation to pay its own fees and expenses (except as set forth above with respect to reimbursement of fees and expenses), (iii) certain obligations of confidentiality and (iv) liability resulting from any willful and material breach by any party to the Merger Agreement.

                         DESCRIPTION OF PREMIER CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Premier consists of 11 million shares, of which 10 million are Common Shares, without par value, and 1 million are Preferred Shares, without par value. Premier has 4,685,390 Common Shares issued and outstanding, 100,000 Common Shares reserved for issuance under the Premier 1996 Employee Stock Ownership Incentive Plan and 300,000 Common Shares reserved for issuance in connection with the Merger. No Preferred Shares are outstanding or reserved for issuance.

COMMON SHARES

     Holders of Common Shares will be entitled to one vote for each share on all matters voted on by shareholders, other than the election of directors, and, except as required by law or provided in any resolution adopted by Premier's Board of Directors with respect to any series of Preferred Shares, will exclusively possess all voting power. In the election of directors, holders of Common Shares have cumulative voting rights whereby each holder is entitled to vote the number of shares held multiplied by the number of directors to be elected, and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. Holders of Common Shares do not have any conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Preferred Shares designated by Premier's Board of Directors from time to time, the holders of Common Shares will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Premier available for distribution to such holders.

PREFERRED SHARES

     The Board of Directors of Premier is authorized to provide for the issuance of Preferred Shares, in one or more series, and to fix for each such series such voting powers, designations, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as are permitted by the Kentucky Business Corporation Act (the "KBCA").

SHARES AVAILABLE FOR FUTURE ISSUANCE

     Following the Merger, Premier will have 4,914,610 Common Shares authorized and unissued (and not reserved for issuance) and all of its authorized Preferred Shares remaining available for issuance as the need arises in connection with future acquisitions, combinations, equity financings, share distributions and dividends, employee benefit plans and other corporate purposes. The issuance of additional Common Shares and the issuance of any Preferred Shares may occur without further authorization by shareholders on such terms as Premier's Board of Directors, subject to its fiduciary duties, may lawfully determine. The effect of the issuance of additional Common Shares (other than on a pro rata basis among holders of Common Shares) would be to dilute the present voting power and, depending on the terms of issuance, possibly the book or market value of the Common Shares from that prior to such issuance.

     The ability to issue additional Common Shares or any Preferred Shares, in addition to the other corporate purposes described above, could enable the Premier Board of Directors to make more difficult the replacement of incumbent directors or the accomplishment of certain business combinations or takeover attempts opposed by the Board of Directors, even though any such business combination or takeover attempt may be supported by holders of a significant percentage of Premier's outstanding Common Shares.

     Premier presently has no plan, understanding or arrangement to issue additional Common Shares, other than in connection with the Merger or upon the proper exercise of stock options granted pursuant to Premier's 1996 Employee Stock Ownership Incentive Plan. However, in view of Premier's strategy to aggressively pursue acquisitions of bank holding companies, banks (or their branches), thrift institutions (or their branches) or companies conducting businesses deemed closely related to banking or managing or controlling banks or thrift institutions, Premier believes that it is likely that additional Common Shares and possibly Preferred Shares may be issued in the future in connection with acquisitions that Premier may be able to make in the future.

               COMPARISON OF RIGHTS OF HOLDERS OF PREMIER COMMON SHARES
                           AND OHIO RIVER BANK COMMON STOCK

     The rights of Ohio River Bank shareholders are governed principally by the OGCL, and the articles of incorporation and code of regulations of Ohio River Bank. The rights of shareholders of Premier are governed principally by the KBCA and the articles of incorporation and bylaws of Premier. In many instances, including dividend rights, removal of directors, indemnification of directors and officers, rights of appraisal, rights of inspection of corporate books and records and liquidation rights, the rights of the holders of Ohio River Bank Common Stock are substantially the same as the rights of the holders of Common Shares of Premier. The following summary compares certain rights of the holders of Ohio River Bank Common Stock to the rights of holders of Premier Common Shares in areas where those rights are materially different.

CUMULATIVE VOTING IN ELECTION OF DIRECTORS

     Under the OGCL, shareholders have cumulative voting rights in an election of directors unless the corporation's articles of incorporation provide otherwise (which the articles of incorporation of Ohio River Bank do not). Consequently, shareholders of Ohio River Bank are entitled to cumulative voting in an election of directors.

     Under the KBCA and the Constitution of the Commonwealth of Kentucky, shareholders of Kentucky corporations (as is Premier) are entitled to cumulative voting rights in an election of directors. In an election of directors, each shareholder has a number of votes equal to the product of (i) the number of shares that such shareholder is entitled to vote in such election, multiplied by (ii) the number of positions on the board of directors to be filled in such election. The shareholder may divide such votes among two or more nominees in such manner as he shall determine or he may cumulate such votes and vote all of them for one nominee.

LIABILITY OF DIRECTORS

     Under the OGCL, a director is liable in damages for any action he or she takes or fails to take as a director only if it is proved by clear and convincing evidence that such action or failure to act involved an act or omission undertaken with either deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation. The limitation on liability will not apply to the improper payment of dividends, distribution of assets, redemption or purchases of the corporation's own shares, the making of certain loans or certain transactions between the corporation and one or more interested directors. Moreover, the statutory limitation on liability will not apply if at the time of the relevant act or failure to act a corporation's articles of incorporation or regulations specifically so provide. Neither the Ohio River Bank articles of incorporation nor its code of regulations contain a provision denying the statutory limitation on liability.

     The KBCA permits a corporation to include in its articles of incorporation a provision eliminating the liability of its directors to such corporation or its shareholders for monetary damages arising from a breach of fiduciary duty, except for: (i) any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law, (iii) any vote for or assent to an unlawful distribution to shareholders as prohibited under the KBCA, or (iv) any transaction from which the director derives an improper personal benefit. The articles of incorporation of Premier contain such a provision eliminating the liability of its directors to Premier or its shareholders for monetary damages.

CALL OF SPECIAL MEETINGS

     Under the OGCL, a special meeting of shareholders may be called by (i) the holders of 25% of the outstanding shares of a corporation entitled to vote at such meeting, unless the corporation's regulations specify another percentage, which in no event may be greater than 50%; (ii) the directors by action at a meeting or a majority of the directors acting without a meeting; or (iii) the chairman of the board, the president or, in case of the president's absence, death or disability, the vice president authorized to exercise the authority of the president. Ohio River Bank code of regulations provides that special meetings of Ohio River Bank shareholders may be called by the Chairman of the Board, the President and Chief Executive Officer, the Ohio River Bank Board or the holders of 25% of the outstanding Ohio River Bank Common Stock.

     Under the KBCA, a special meeting of shareholders may be called by (i) the holders of one-third of the outstanding shares of a corporation entitled to vote at such meeting, unless the corporation's bylaws specify another percentage (which the Premier bylaws do not); (ii) the directors; or (iii) the person or persons authorized to do so by the articles of incorporation or bylaws of the corporation. The Premier bylaws provide that special meetings of Premier shareholders may be called by the chief executive officer, a majority of the directors or the holders of one-third of the outstanding shares entitled to vote at such meeting.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Under the OGCL, unless the articles of incorporation or the regulations of the corporation provide otherwise, any action that may be authorized or taken by shareholders at a meeting may be authorized or taken without a meeting with the unanimous written consent of all shareholders who would be entitled to notice of a meeting of shareholders held for such purpose. Neither the articles of incorporation nor the code of regulations of Ohio River Bank eliminate the ability of shareholders of Ohio River Bank to act by unanimous written consent in lieu of a meeting.

     Under the KBCA, unless the articles of incorporation or bylaws of the corporation provide otherwise (neither the articles of incorporation or bylaws of Premier provide otherwise), any action that may be authorized or taken by shareholders at a meeting may be authorized or taken without a meeting with the unanimous written consent of all shareholders who would be entitled to notice of a meeting of shareholders held for such purpose. Further, where the articles of incorporation so provide (and the articles of incorporation of Premier do so provide), any action except the election of directors that may be authorized or taken by shareholders at a meeting may be authorized or taken without a meeting with the written consent of shareholders holding at least 80% of the voting power of the corporation who would be entitled to notice of a meeting of shareholders held for such purpose.

AMENDMENT TO ARTICLES OF INCORPORATION

     To approve an amendment to the articles of incorporation proposed by the Ohio River Bank Board, the OGCL requires the approval of shareholders holding two-thirds of the voting power of the corporation, unless the corporation's articles of incorporation permits approval by the affirmative vote of a greater or lesser proportion, but not less than a majority of such voting power (which the articles of incorporation of Ohio River Bank do not).

     To approve a charter amendment proposed by the Premier Board, the KBCA requires the approval of shareholders holding a majority of the voting power of the corporation, unless the corporation's charter permits approval by the affirmative vote of a greater proportion (which the articles of incorporation of Premier do not).

AMENDMENT TO CODE OF REGULATIONS OR BYLAWS

     The OGCL provides that only shareholders of a corporation have the power, by the affirmative vote of the holders of a majority of the voting power, by the written consent of the holders of two-thirds of the voting power or by such greater or lower proportion of the voting power specified in the articles of incorporation, but not less than a majority, to adopt or amend that corporation's code of regulations. The Ohio River Bank code of regulations requires that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter at a meeting held for such purpose or by the written consent of the holders of shares representing two-thirds of the voting power.

     Under the KBCA, a corporation's board of directors may amend or repeal the corporation's bylaws unless the corporation's articles of incorporation reserve this power exclusively to the shareholders in whole or in part (the articles of incorporation of Premier do not) or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the corporation's bylaws, even though the bylaws may also be amended or repealed by the board of directors, by the affirmative vote of the holders of a majority of the voting power exercised with respect to such proposal to amend or repeal the bylaws, unless the articles of incorporation or bylaws require a greater affirmative vote (which the articles of incorporation or bylaws of Premier do not).

APPROVAL OF MERGERS, ASSET SALES AND CERTAIN OTHER TRANSACTIONS

     In addition to Board approval, the OGCL requires approval of certain mergers, consolidations, dissolutions, dispositions of all or substantially all of a corporation's assets, majority share acquisitions and combinations involving the issuance of shares with one-sixth or more of the voting power of the corporation, by the affirmative vote of holders of two-thirds of the voting power of the corporation, unless the articles of incorporation or the regulations specify a different proportion (but not less than a majority). Neither the articles of incorporation nor code of regulations of Ohio River Bank provide for a different proportion of voting power to approve any of such matters.

     In addition to Board approval, the KBCA requires approval of certain mergers, consolidations, dissolutions, dispositions of all or substantially all of a corporation's assets and share exchanges by the affirmative vote of a majority of the voting power of the corporation, unless the articles of incorporation specify a different proportion (which the articles of incorporation of Premier do not). The KBCA does not require approval of share acquisitions (majority or otherwise) or combinations involving the issuance of shares with a certain percentage of the voting power of the corporation.

AUTHORIZED CAPITAL STOCK

     Ohio River Bank has only one class of capital stock authorized in its articles of incorporation, Ohio River Bank Common Stock. Of the 275,000 shares of Ohio River Bank Common Stock authorized, 250,000 shares of Ohio River Bank Common Stock are issued and outstanding and, consequently, Ohio River Bank is able to issue only 25,000 additional shares of capital stock without an amendment to its articles of incorporation, which requires shareholder approval.

     Premier has two classes of capital stock authorized in its articles of incorporation, Common Shares and Preferred Shares. Following the Merger, Premier will have 4,914,610 authorized Common Shares and 1,000,000 authorized Preferred Shares remaining available for issuance, any of which may be issued without further authorization by shareholders on such terms as Premier's Board of Directors, subject to its fiduciary duties, may lawfully determine. The ability to issue such shares could enable the Premier Board of Directors to make more difficult the replacement of incumbent directors or the accomplishment of certain business combinations or takeover attempts opposed by the Board of Directors. See

"Description of Premier Capital Stock - Shares Available for Future
Issuance."

                OHIO RIVER BANK MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF FINANCIAL CONDITION AND RESULTS
                                   OF OPERATIONS


     This discussion presents management's analysis of the primary factors affecting the performance and financial condition of Ohio River Bank. It should be read in conjunction with the accompanying audited financial statements beginning on page F-1 of this Proxy Statement/Prospectus. This discussion contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause Ohio River Bank's actual results to differ materially from those contemplated by such forward-looking statements. These factors include, without limitation, Ohio River Bank's continued ability to originate quality loans, fluctuation of interest rates, real estate market conditions in Ohio River Bank's lending areas, general and local economic conditions, Ohio River Bank's continued ability to attract and retain deposits, Ohio River Bank's ability to control costs, new accounting pronouncements, and changing regulatory requirements.

RESULTS OF OPERATIONS

EARNINGS SUMMARY. Net income for the nine months ended September 30, 1997 of $94,000 or $0.38 per share was $293,000 more than the net loss of $199,000 or $(0.80) per share for the nine months ended September 30, 1996. This increase was due primarily to a $274,000 increase in net interest income generated by a 48% increase in average total assets. The return on average stockholders equity and return on average assets were 3.05% and .34%, respectively, for the nine months ended September 30, 1997, compared to (6.41)% and (1.08)%, respectively, for the same period in 1996.

     Ohio River Bank s net loss for 1996 was $206,000 or $(0.82) per share, an improvement of 47.6% over the $393,000 net loss recorded in 1995 from its inception on May 22, 1995 through December 31, 1995 (excluding pre-opening expenses of $342,000 and interest income on escrowed stock subscription funds of $42,000). The decrease in net loss from 1995 to 1996 was primarily due to a $746,000 increase in net interest income and a $90,000 increase in non-interest income partially offset by a $575,000 increase in non-interest expenses and a $75,000 increase in the provision for loan losses. These increases in income and expense are attributable to the 150% growth in average total assets from $10.6 million in 1995 to $26.5 million in 1996 and 1996 was the Bank s first full year whereas 1995 only included approximately seven and a half months of operations. The return on average shareholders equity and return on average assets were (4.99)% and (0.77)%, respectively, for the year ended December 31, 1996, compared to (8.83)% and (3.72)%, respectively, for 1995.

NET INTEREST INCOME. Ohio River Bank s primary source of revenue is its net interest income, which is the difference between the interest received on its earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals are the primary interest earning assets, followed by investment securities and federal funds sold in the inter-bank market. Deposits are the primary interest bearing liabilities used to support the interest earning assets. The level of net interest income is affected by both the balances and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest earning assets funded by noninterest bearing deposits, and the level of capital. Ohio River Bank s long term objective is to manage its net interest income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

     Ohio River Bank anticipated incurring tax losses in its first two years of operations therefore chose not to invest in any tax-exempt investment securities until the tax advantages of such investments could be utilized immediately. The discussion that follows regarding net interest income is not influenced by tax-exempt income or any resultant tax-equivalent adjustment that would be appropriate if the Bank earned tax-exempt income.

     The table below shows, for the periods indicated, the average distribution of assets, liabilities and the interest earned or incurred on those items, together with the level of shareholders equity, as well as Ohio River Bank s net yield on interest earning assets (net interest income divided by average earning assets). The net interest margin for the first nine months of 1997 declined to 3.99% versus 4.38% for the year ended December 31, 1996, and the interest spread declined to 3.30% in 1997 from 3.54% in 1996.

     The decrease in net interest spread was caused by a 13 basis point decrease in the rate earned on interest earning assets and an 11 basis point increase in the rate paid on interest bearing liabilities. This narrowing of the interest rate spread from 1996 to 1997 was primarily due to the Bank s continued emphasis on growth. The Bank's average balance of higher yielding time deposits, which are generally easier to attract, to average total interest bearing deposits increased from 59.9% in 1996 to 68.6% in 1997 and the Bank's average balance of lower rate real estate mortgage loans to average total loans increased from 34.1% in 1996 to 39.5% in 1997.


                                                   AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
                                                                (Dollars in thousands)

                                                                                                       FOR THE PERIOD FROM
                                   FOR THE NINE MONTHS ENDED          FOR THE YEAR ENDED             INCEPTION (MAY 22, 1995)
                                       SEPTEMBER 30, 1997              DECEMBER 31, 1996               TO DECEMBER 31, 1995

                                  AVERAGE             AVERAGE   AVERAGE                 AVERAGE  AVERAGE                AVERAGE
                                  BALANCE   INTEREST   RATE     BALANCE    INTEREST      RATE    BALANCE    INTEREST     RATE

ASSETS:
 Interest earning assets:
  U.S. Treasury and federal
    agency securities            $ 6,512     $  277    5.67%    $ 3,416     $  188       5.51%   $    45     $    1      4.80%
  Federal funds sold               1,961         78    5.30       2,273        119       5.23      4,039        141      5.71

  Loans, net of unearned
    income (1)(2)
    Commercial                     6,460        469    9.68       4,209        411       9.76      1,760        108     10.04

    Real estate mortgage           9,858        645    8.72       6,057        528       8.72      1,670         96      9.41

    Installment                    8,648        628    9.68       7,520        746       9.92        965         71     12.04
                                 -------     ------    ----     -------     ------       ----    -------     ------     -----
      Total loans                $24,966     $1,742    9.30%    $17,786     $1,685       9.47%   $ 4,395     $  275     10.24%

Total interest-earning assets    $33,439     $2,097    8.36%    $23,475     $1,992       8.49%   $ 8,479     $  417      8.05%

Allowance for loan losses           (271)                          (192)                             (50)
Cash and due from banks            1,132                          1,051                              823
Premises and equipment             1,590                          1,747                            1,085
Other assets                         489                            407                              240
                                 -------                        -------                          -------
      Total assets               $36,379                        $26,488                          $10,577

LIABILITIES:
  Interest bearing deposits:
    NOW and money market         $ 5,844     $  151    3.44%    $ 5,461     $  195       3.57%   $ 1,462     $   27      2.99%
    Savings                        3,057         71    3.10       2,281         72       3.16        982         20      3.25

    Certificate of deposit
     and other time deposits      19,407        852    5.85      11,563        689       5.96      2,120         85      6.53
                                 -------     ------    ----     -------     ------       ----    -------     ------     -----
      Total interest-bearing
      deposits                   $28,308     $1,074    5.06%    $19,305     $  956       4.95%   $ 4,564     $  132      4.73%

    Other borrowings                 624         23    4.91         151          8       5.30         84          3      5.85
Total interest-bearing
 liabilities                     $28,932     $1,097    5.06%    $19,456     $  964       4.95%   $ 4,648     $  135      4.75%

    Non-interest bearing
     demand deposits             $ 3,140                        $ 2,754                          $ 1,398
    Other liabilities                194                            149                               78
                                 -------                        -------                          -------
      Total liabilities          $32,266                        $22,359                          $ 6,124

Shareholders' Equity:            $ 4,113                        $ 4,129                          $ 4,453

                                       60

Total liabilities and
 shareholders' equity            $36,379                        $26,488                          $10,577
Net interest income                           1,000                          1,028                              282
Net interest spread                                    3.30%                             3.54%                           3.30%
Net interest margin                                    3.99%                             4.38%                           5.44%

(1)  Includes loan fees, immaterial in amount, in both interest income and the calculation of yield on loans.
(2)  Includes loans on nonaccrual status.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES. The Bank maintains its allowance for possible loan losses (allowance) at a level that is considered sufficient to absorb potential losses in the loan portfolio. The allowance is increased by the provision for possible loan losses as well as recoveries of previously charged-off loans, and is decreased by loan charge-offs. The provision is the necessary charge to expense to provide for current loan losses and to maintain the allowance at an adequate level commensurate with management's evaluation of the risks inherent in the loan portfolio. Various factors are taken into consideration when the Bank determines the amount of the provision and the adequacy of the allowance. Some of the factors include:

          -    Past due and nonperforming assets;

          -    Specific internal analyses of loans requiring special attention;

          - The current level of regulatory classified and criticized assets and the associated risk factors with each;

          - Examinations and reviews by the Bank's independent accountants and internal loan review personnel; and

          - Examinations of the loan portfolio by federal and state regulatory agencies.

     The data collected from these sources is evaluated with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations, and industry risks. An estimate of potential future loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio.

     The following table is a summary of the Bank's loan loss experience for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                                                              PERIOD
                                                                                               FROM
                                                                NINE                         INCEPTION
                                                               MONTHS                         (MAY 22,
                                                               ENDED         YEAR ENDED         1995)
                                                             SEPTEMBER        DECEMBER      TO DECEMBER
                                                                 30,            31,              31,
                                                                1997           1996             1995
                                                                ----           ----             ----

Balance at beginning of period                                  $  273         $  117           $  0
Amounts charged off:
      Commercial                                                     0              2              1
      Real estate mortgage                                           0              0              0
      Consumer                                                     104             37              0
                                                                ------         ------           ----
        Total loans charged off                                 $  104         $   39           $  1

Recoveries on amounts previously charged off:
      Commercial                                                $    0         $    2           $  0
      Real estate mortgage                                           0              0              0
      Consumer                                                      14              0              0
                                                                ------         ------           ----
      Total recoveries                                          $   14         $    2           $  0

Net charge-offs                                                     90             37              1
Provision for loan losses                                          123            193            118
                                                                ------         ------           ----
Balance at end of period                                        $  306         $  273           $117

Total loans, net of unearned income:
      Average                                                   24,966         17,786          4,395
      At period end                                             26,964         22,828          9,771

As a percentage of average loans:
      Net charge-offs                                              .36%           .21%           .02%
      Provision for possible loan losses                           .49%          1.09%          2.68%
Allowance as a percentage of period-end
      net loans                                                   1.13%          1.20%          1.20%
Allowance as a multiple of net charge-offs                         3.4x           7.4x        117x

     The provision for loan losses and net charge offs were $123,000 and $90,000, respectively, for the first nine months of 1997, compared to $134,000 and $19,000, respectively, for the first nine months of 1996. The increase in net charge offs from 1996 to 1997 was primarily due to the aging of certain indirect consumer loans included in the loan portfolio. The allowance for possible loan losses at September 30, 1997 was 1.13% of outstanding loans and management believes it is adequate to absorb any future loan losses. The provision for loan losses was $193,000 in 1996 compared to $118,000 in 1995, an increase of $75,000. In 1996, net charge offs were $37,000 compared to $1,000 in 1995. The allowance at December 31, 1996 was $273,000 or 1.20% of outstanding loans.

     The following table sets forth an allocation for the allowance for possible loan losses by category of loan and a percentage distribution of the allowance allocation. In making the allocation, consideration was given to such factors as management's evaluation of risk in each category, current economic conditions and charge-off experience. An allocation for the allowance for possible loan losses is an estimate of the portion of the allowance that will be used to cover future charge-offs in each major loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)


                                              AT SEPTEMBER 30,                   AT DECEMBER 31,               AT DECEMBER 31,
                                                  1997                               1996                           1995
                                            AMOUNT              %              AMOUNT             %          AMOUNT             %
Commercial                                   $  65             21.24           $  57            20.88        $   37           31.62
Real estate mortgage                            65             21.24              56            20.51            29           24.79

Installment                                    120             39.22             113            41.39            30           25.64

Unallocated                                     56             18.30              47            17.22            21           17.95
                                             -----            ----------------------           ------        ------          ------
      Total                                  $ 306            100.00           $ 273           100.00        $  117          100.00

NON-INTEREST INCOME AND EXPENSE. The Bank's non-interest income includes deposit service charges, ATM fees, credit life insurance premiums, and fees from other corporate and retail products. Non-interest income has increased steadily since the Bank's inception on May 22, 1995 as the Bank's deposit and customer base has grown. Non-interest income increased 46% or $34,000 from $74,000 for the nine months ended September 30, 1996 to $108,000 for the same period in 1997. Service charges on deposit accounts, the largest component of non-interest income, increased 65% or $30,000 from $46,000 for the nine months ended September 30, 1996 to $76,000 for the same period in 1997. For the full year 1996 non-interest income totaled $114,000 and for the period from inception (May 22, 1995) through December 31, 1995 non-interest income totaled $24,000.

     Non-interest expense includes all personnel, occupancy, data processing, and other ordinary operating expenses associated with financial institutions. Non-interest expenses for the nine months ended September 30, 1997 increased only 3% or $26,000 to $891,000 from $865,000 in the same period in 1996. The Bank has been successful in controlling its non-interest expenses during the nine months ended September 30, 1997 even though the Bank grew in average total assets from $24.5 million for the nine months ended September 30, 1996 to $36.4 million in the same period in 1997. The increase in non-interest expenses is primarily due to the 8.1% or $33,000 increase in salaries and employee benefits over these time periods partially offset by a 3.3% or $10,000 decrease in other operating expenses. Occupancy expenses remained relatively stable with an increase of $3,000 or 1.9%.

     The Bank's efficiency continues to improve as non-interest expense net of non-interest income as a percent of average total assets has declined from 3.93% for the year ended December 31, 1996 to 2.87% for the nine months ended September 30, 1997.

     Non-interest expense for the full year 1996 was $1,155,000 and for the period from inception (May 22, 1995) through December 31, 1995 was $580,000.

    The following table is a summary of non-interest income and expense for the periods indicated.



                                                                NON-INTEREST INCOME AND EXPENSE
                                                                    (Dollars in thousands)

                                                                                                                    FOR THE PERIOD
                                                              FOR THE NINE                INCREASE     FOR THE      FROM INCEPTION
                                                              MONTHS ENDED               (DECREASE)   YEAR ENDED    (MAY 22, 1995)
                                                              SEPTEMBER 30                1997 VS.    DECEMBER 31   TO DECEMBER 31
                                                          ---------------------           --------    -----------   --------------
                                                          1997             1996             1996         1996            1995
                                                          ----             ----             ----         ----            ----
  Non-Interest Income:
   Service charges on deposit
       accounts                                          $  76            $  46            $  30       $   82           $  15
   Other                                                    32               28                4           32               9
                                                         -----            -----            -----       ------           -----
    Total non-interest income                            $ 108            $  74            $  34       $  114           $  24

  Non-Interest Expense:
   Salaries and employee
       benefits                                          $ 438            $ 405            $  33       $  559           $ 301
   Net occupancy and equipment                             159              156                3          211              82
   Other                                                   294              304              (10)         385             197
                                                         -----            -----            -----       ------           -----
    Total non-interest
       expenses                                          $ 891            $ 865            $  26       $1,155           $ 580

  Net non-interest expenses as a percent of
   average assets (annualized where
  appropriate)                                            2.87%            4.31%                         3.93%           8.60%

INCOME TAXES. The Bank has recorded no provisions for income taxes for any period since its inception. Net losses were incurred in 1996 and 1995, however no income tax benefits were recorded due to the establishment of a valuation allowance for the realization of deferred tax assets.

     During the nine months ended September 30, 1997, no income tax expense has been recorded due to the utilization of a portion of the established valuation allowance.

     At September 30, 1997, the Bank had a tax net operating loss carryforward of approximately $730,000 available to reduce any future taxable income.

FINANCIAL CONDITION


LENDING ACTIVITIES.   Loans are the Bank's primary use of financial resources
and represent the largest component of earning assets. The Bank's loans are made predominantly within the Bank's market area and the portfolio is diversified. Credit risk is inherent in each financial institution's loan and investment portfolio. In an effort to minimize credit risk, the Bank utilizes a credit administration network, including specific lending authorities for each loan officer, a system of loan committees to review and approve loans, and internal loan review. This network assists in the evaluation of the quality of new loans and in the identification of problem or potential problem credits and provides information to aid management in determining the adequacy of the allowance for possible loan losses.

     Total loans, net of unearned income, were $27.0 million at September 30, 1997 compared to $21.8 million at September 30, 1996, an increase of 24%.

     Total loans, net of unearned income, averaged $17.8 million in 1996 compared with $4.4 million in 1995. At year end 1996, loans net of unearned income totaled $22.8 million compared to $9.8 million at December 31, 1995, an increase of 134%.

     Commercial loans generally are made to small-to-medium size businesses located within the Bank's defined market area and typically are generally secured by business assets and guarantees of the principal owners. Real estate mortgage loans include residential properties and generally do not exceed 80% of the value of the real property securing the loan, based on recent independent appraisals. The Bank's real estate mortgage loan portfolio primarily consists of adjustable rate residential mortgage loans. Consumer loans generally are made to individuals living in a Bank's defined market area. Consumer loans are made on a secured or unsecured basis.

     The following table sets forth the maturity distribution and interest sensitivity of selected loan categories at December 31, 1996. Maturities are based upon contractual terms. The Bank's policy is to specifically review and approve any loan renewed; no loans are automatically rolled over.

                      LOAN MATURITIES AND INTEREST SENSITIVITY
                                 DECEMBER 31, 1996
                               (Dollars in thousands)




                              ONE YEAR    ONE THROUGH     OVER       TOTAL
                              OR LESS     FIVE YEARS      FIVE       LOANS
                                            YEARS

Commercial, secured by
  real estate                   $165         $  132       $3,168      $3,465
Commercial, other                338          1,131          747       2,216
Real estate construction         285            100            0         385
Agricultural                      20              0            0          20
                             -------        -------      -------     -------
     Total                      $808         $1,363       $3,915      $6,086

Fixed rate loans                $263         $  389       $  429      $1,081
Floating rate loans              545            974        3,486       5,005
                             -------        -------      -------     -------
     Total                      $808         $1,363       $3,915      $6,086

     The following table presents a summary of the Bank s loan portfolio by category for the periods indicated. Other than the categories noted, there is no concentration of loans in any industry greater than 5% in the portfolio. The Bank has no foreign loans or highly leveraged transactions in its loan portfolio.

                             LOAN PORTFOLIO COMPOSITION

                                 LOANS OUTSTANDING
                               (Dollars in thousands)



                                           At September 30              At December 31                At December 31
                                                 1997                        1996                           1995

Commercial, secured by real estate        $  4,619    17.1%           $  3,465    15.2%              $   315     3.2%
Commercial, other                            3,871    14.4               2,216     9.7                 2,415    24.7
Real estate construction                       461     1.7                 385     1.7                   116     1.2
Real estate mortgage                         8,898    33.0               6,947    30.4                 2,677    27.4
Agricultural                                    20     0.1                  20     0.1                     0     0.0
Consumer                                     8,761    32.5               9,665    42.3                 4,248    43.5
Other                                          334     1.2                 130     0.6                     0     0.0
                                          --------   -----            --------   -----               -------    ----
  Total loans                               26,964   100.0%           $ 22,828   100.0%              $ 9,771   100.0%
  Less unearned income                           0                           0                             0
                                          --------                    --------                       -------
    Total loans net of unearned income    $ 26,964                    $ 22,828                       $ 9,771


NONPERFORMING ASSETS. Nonperforming assets consist of loans on which interest is no longer accrued, certain restructured loans where interest rate or other terms have been renegotiated, accruing loans past due 90 days or more and real estate acquired through foreclosure.

     The Bank will discontinue the accrual of interest on loans that become 90 days past due as to principal or interest unless they are adequately secured and in the process of collection. A loan will remain in a nonaccrual status until doubts concerning the collectibility no longer exist. A loan is classified as a restructured loan when the interest rate is materially reduced or the term is extended beyond the original maturity date because of the inability of the borrower to service the loan under the original terms. Other real estate is recorded at the lower of cost or fair value less estimated costs to sell.

     A summary of the components of nonperforming assets, including certain ratios using period-end data, is shown below:

                                NONPERFORMING ASSETS
                               (Dollars in thousands)


                                            September 30       December 31       December 31
                                                1997              1996              1995

Nonaccrual loans                            $      0           $      0          $      0
Accruing loans which are contractually
 past due 90 days or more                          3                  6                 0
Restructured loans                                 0                  0                 0
                                            --------           --------          --------
Total nonperforming and
 restructured loans                         $      3           $      6          $      0
Other real estate and in-substance
 foreclosures                                      0                  0                 0
                                            --------           --------          --------
   Total nonperforming and restructured
    loans and other real estate             $      3           $      6          $      0
Nonperforming and restructured loans
  as a percentage of net loans                   .01%               .03%                0%
Nonperforming and restructured loans
  and other real estate as a percentage
  of total assets                                .01%               .02%                0%


     Nonaccrual loans at September 30, 1997, December 31, 1996 and December 31, 1995 were zero. Total nonperforming assets declined from $6,000 or 0.02% of total assets at December 31, 1996 to $3,000 or .01% at September 30, 1997.

     The following table reflects interest income on nonaccrual and restructured loans for the periods indicated.

             INTEREST INCOME ON NON-ACCRUAL AND RESTRUCTURED LOANS

                            (Dollars in thousands)

                                                               FOR THE PERIOD
                                   NINE MONTHS                 FROM INCEPTION
                                   MONTHS ENDED   YEAR ENDED   (MAY 22, 1995)
                                   SEPTEMBER 30   DECEMBER 31  TO DECEMBER 31

                                       1997           1996          1995


Contractual interest                   $  0           $  0           $  0

Interest recognized                       0              0              0

INVESTMENT ACTIVITIES. The securities portfolio consists of debt securities issued by the U. S. Treasury and Federal agencies which provide the Bank with a long-term, relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risks in other categories of the balance sheet. The securities portfolio is also used as a secondary source of liquidity by the Bank. The Bank has classified all securities as available for sale. The U. S. Treasury and Agency securities can be used as collateral to secure municipal deposits and repurchase agreements. The securities portfolio does not contain any holdings in mortgage-backed securities, collateralized mortgage obligations or other mortgage-related derivative products and/or structured notes. There are no tax-exempt municipal obligations within the securities portfolio due to the availability of tax net operating loss carryforwards.

     Securities as a percentage of average interest-earning assets totaled 19.5% during the nine months ended September 30, 1997 and 14.6% during 1996. At September 30, 1997, investment securities represented 21.6% of interest-earning assets.

LIQUIDITY. Liquidity for a financial institution can be expressed in terms of maintaining sufficient cash flows to meet both existing and unplanned obligations in a cost effective manner. Adequate liquidity allows the Bank to meet the demands of both the borrower and the depositor on a timely basis, as well as pursuing other business opportunities as they arise. Thus, liquidity management embodies both an asset and liability aspect. Liquidity is maintained through the Bank s ability to convert assets into cash, manage the maturities of liabilities and generate funds through the attraction of local deposits.

     The Bank prefers to manage its liquidity requirements primarily through the matching of maturities of assets and liabilities. As a second source of funds, the Bank has availability to overnight federal funds which can be purchased from correspondent institutions.

     The cash flow statements for the periods presented in the financial statements provide an indication of the Bank s sources and uses of cash as well as an indication of the ability of the Bank to maintain an adequate level of liquidity. A discussion of the cash flow statements for the nine months ended September 30, 1997 ("1997"), the year ended December 31, 1996 ("1996"), and the period from inception (May 22, 1995) to December 31, 1995 ("1995") follows.

     Cash used in investing activities was $5.4 million, $18.4 million and $14.9 million for 1997, 1996 and 1995, respectively. The cash used in investing activities is primarily due to the funding of new loans generated.

     Cash provided by financing activities was $4.9 million, $18.6 million and $16.6 million for 1997, 1996 and 1995, respectively. In each period, the cash provided by financing activities was primarily attributable to the growth in deposits and in 1995, the net proceeds received from the initial
capitalization of the Bank.       Liquidity risk is the possibility that the
Bank may not be able to meet its cash requirements. Management of liquidity risk includes maintenance of adequate cash and sources of cash to fund operations and meet the needs of borrowers, depositors and creditors. Liquidity must be maintained at a level which is adequate but not excessive. Excess liquidity has a negative impact on earnings resulting from the lower yields on short-term assets.

     In addition to cash, cash equivalents and Federal funds sold, the securities portfolio provides an important source of liquidity. The total of securities maturing within one year along with cash, due from banks and Federal funds sold totaled $7.3 million as of September 30, 1997.
Additionally, securities available-for-sale with maturities greater than one year totaled $3.6 million at September 30, 1997. These securities are available to meet liquidity needs on a continuing basis.

     To maintain a desired level of liquidity, the Bank has several sources of funds available. One is the cash flow generated daily from the Bank s loan portfolio in the form of principal and interest payments. Another source is its deposit base. The Bank continues to develop its base of customer deposits. Due to the nature of the market served by the Bank, management believes that the majority of certificates of deposit of $100,000 or more are no more volatile than its core deposits. Certificates of deposits and other time deposits of $100,000 or more represented approximately 15.1% and 17.8% of total deposits for at September 30, 1997 and December 31, 1996, respectively. A number of techniques are used to measure the liquidity position, including the utilization of certain ratios that are presented below.

                                  LIQUIDITY RATIOS

                                 September 30     December 31      December 31
                                    1997             1996             1995

Total loans/total deposits          78.2%            76.3%             84.1%
Net short-term borrowings/
   total assets                      1.87%            1.20%             0.00%


INTEREST RATE SENSITIVITY. The interest spread and liability funding discussed above are directly related to changes in asset and liability mixes, volumes, maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. Interest-sensitive assets and liabilities are those which are subject to being repriced in the near term, including both floating or adjustable rate instruments and instruments approaching maturity. The interest sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. Interest rates on the Bank s various asset and liability categories do not respond uniformly to changing market conditions. Interest rate risk is the degree to which interest rate fluctuations in the marketplace can affect net interest income.

     The need for interest sensitivity gap management is most critical in times of a significant change in overall interest rates. Management generally seeks to limit the exposure of the Bank to interest rate fluctuations by maintaining a relatively balanced mix of rate sensitive assets and liabilities on a one-year time horizon. This mix is altered periodically depending upon management s assessment of current business conditions and the interest rate outlook.

     One tool which is used to monitor interest rate risk is the interest sensitivity analysis as shown in the table below. This analysis reflects the repricing characteristics of assets and liabilities over various time periods. The gap indicates the level of assets and liabilities that are subject to repricing over a given time period.

     As shown by the interest rate sensitivity analysis as of September 30, 1997, the total amount of the Bank s interest earning assets repricing during the first year is less than the total amount of its interest bearing liabilities repricing during this period. This position, which is normally termed a negative interest sensitivity gap, generally allows for enhanced net interest income during periods of decreasing interest rates. This negative gap is outside the Bank's internal policy guidelines of

15%, however is not expected to impact significantly the Bank s net interest income during a period of rising interest rates.

     The following table provides an analysis of the Bank's interest rate sensitivity at September 30, 1997.

                         INTEREST RATE SENSITIVITY ANALYSIS
                               (Dollars in Thousands)

                              THROUGH         1 - 5       OVER 5
                              1 YEAR          YEARS       YEARS       TOTAL

Assets
  Fed Funds sold              $ 1,770         $     0     $     0       $ 1,770

  Loans, net of unearned
    income                      8,141          17,298       1,525        26,964
  Investment securities         4,302           3,619           0         7,921
                              -------         -------     -------       -------
    Total earning assets      $14,213         $20,916     $ 1,525       $36,654

Sources of Funds
  NOW, money market
    and savings               $ 3,282         $     0     $ 7,066       $10,348
  Time deposits                16,132           4,825           0        20,957
  Other borrowings                695              46           0           741
                              -------         -------     -------       -------
    Total interest             20,109         $ 4,871     $ 7,066       $32,046
    bearing liabilities

Interest Sensitivity Gap
  For the period              $(5,896)        $16,045     $(5,541)      $ 4,608
  Cumulative                   (5,896)         10,149       4,608
  Cumulative as a percent
    of earning assets          (16.08)%         27.69%      12.57%

     The following tables present the carrying values and maturity distribution of investment securities.


                            CARRYING VALUE OF SECURITIES
                               (Dollars in thousands)

                                      September 30    December 31   December 31
                                          1997           1996          1995


    U.S. Treasury and Federal
      agencies:
        Available for sale               $   7,921      $  5,593      $  1,005
        Held to maturity                         0             0             0
    Total securities:
        Available for sale                   7,921         5,593         1,005
        Held to maturity                         0             0             0
                                         ---------      --------      --------
    Total                                $   7,921      $  5,593      $  1,005

                        MATURITY DISTRIBUTION OF SECURITIES
                                 September 30, 1997
                               (Dollars in thousands)


                                              ONE           FIVE
                                YEAR        THROUGH        THROUGH         OVER
                                 OR          FIVE            TEN            TEN            OTHER                         MARKET
                                LESS         YEARS          YEARS          YEARS        SECURITIES        TOTAL          VALUE

U.S. Treasury and
  Federal agencies:
Available for sale            $ 4,300       $ 3,609        $   0           $  0            $  0           $  7,909       $ 7,921
Held to maturity                    0             0            0              0               0                  0             0
Total securities:
Available for sale              4,300         3,609            0              0               0                  0             0
Held to maturity                    0             0            0              0               0                  0             0
                              -------       -------        -----           ----            ----           --------       -------
Total                         $ 4,300       $ 3,609        $   0           $  0            $  0           $  7,909       $ 7,921

Percent of total                54.37%        45.63%           0%             0%              0%               100%       100.15%
Weighted average yield*          5.51          6.73            0%             0%              0%


     *The weighted average yields are calculated on historical cost.

DEPOSIT ACTIVITIES. Managing the mix and repricing of deposit liabilities is an important factor affecting the Bank s ability to maximize its net interest margin. The strategies used to manage interest-bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management of the Bank regularly assesses its funding needs, deposit pricing, and interest rate outlooks.

     For the nine months ended September 30, 1997, total deposits averaged $31.4 million. Total deposits averaged $22.1 million in 1996 and $6.0 million in 1995. Non-interest bearing deposits averaged 9.9% of total deposits during the first nine months of 1997 compared to 12.5% in 1996 and 23.4% in 1995.

     Deposits totaled $34.5 million at September 30, 1997, compared to $29.9 million at December 31, 1996 and $11.6 million at December 31, 1995.

     The table below provides information on the maturities of time deposits of $100,000 or more at September 30, 1997 and December 31, 1996.


                                 MATURITY OF TIME
                          DEPOSITS OF $100,000 OR MORE
                                  (IN THOUSANDS)

                                           September 30           December 31
                                               1997                   1996
                                           ------------           -----------

Maturing 3 months or less                   $   1,436               $  1,008
Maturing over 3 months through 12 months        2,746                  2,576
Maturing over 12 months                         1,038                  1,738
                                            ---------               --------
                                           $    5,220               $  5,322

     The following table sets forth the average amount of and average rate paid on selected deposit categories during the periods indicated.



                                                                                                     FOR THE PERIOD FROM
                                FOR THE NINE MONTHS                  FOR THE YEAR                  INCEPTION (MAY 22, 1995)
                                ENDED SEPTEMBER 30,               ENDED DECEMBER 31,                   TO DECEMBER 31,
                                       1997                              1996                               1995

                                AMOUNT      RATE (%)           AMOUNT          RATE (%)            AMOUNT          RATE (%)

                                                                (DOLLARS IN THOUSANDS)

Demand                         $ 3,140           0%           $ 2,754               0%            $ 1,398               0%
NOW and money market accounts    5,844        3.44%             5,461            3.57%              1,462            2.99%
Savings                          3,057        3.10%             2,281            3.16%                982            3.25%
Certificates of deposit and
 other time                     19,407        5.85%            11,563            5.96%              2,120            6.53
                               -------        ----            -------            ----             -------            ----
     Total                     $31,448        4.55%           $22,059            4.33%            $ 5,962            3.62%

SHORT-TERM BORROWINGS. Information regarding short-term borrowings for the periods indicated presented in the following table.

                             SHORT-TERM BORROWINGS
                             (Dollars in thousands)

                                                                                  FOR THE
                                                                                  PERIOD
                                                                                   FROM
                                               FOR THE                           INCEPTION
                                                 NINE            FOR THE         (MAY 22,
                                                MONTHS         YEAR ENDED          1995),
                                              SEPTEMBER         DECEMBER        TO DECEMBER
                                              30, 1997          31, 1996         31, 1995

Securities sold under agreements to
 repurchase

  Balance at period end                        $    695          $    415          $    0

  Weighted average rate at period end              5.61%             5.92%              0%

  Average balance during the period            $    565          $    101          $    0

  Weighted average rate during the period          4.87%             4.59%              0%

  Maximum month-end balance                    $    695          $    415          $    0


CAPITAL. The various regulatory agencies having supervisory authority over financial institutions have adopted risk-based capital guidelines which define the adequacy of the capital levels of regulated institutions. These risk-based capital guidelines require minimum levels of capital based upon the risk rating of assets and certain off-balance-sheet items. Assets and off-balance-sheet items are assigned regulatory-risk weights ranging from 0% to 100% depending on their level of credit risk. The guidelines classify capital in two tiers, Tier I and Tier II, the sum of which is total capital. Tier I capital is essentially common equity, less intangible assets. Tier II capital is essentially qualifying long-term debt and a portion of the allowance for possible loan losses. The Bank's capital ratios significantly exceed all regulatory minimums.

     The Bank's capital ratios were as follows:

                            SELECTED CAPITAL INFORMATION
                               (Dollars in thousands)

                                                 SEPTEMBER 30, 1997                DECEMBER 31, 1996
                                              AMOUNT             RATIO          AMOUNT            RATIO

Total Capital (to risk weighed assets)        $4,415             16.2%          $4,342            18.6%

Tier I Capital (to risk weighed assets)        4,109             15.1%          $4,069            17.4%

Tier I Leverage                                4,109             10.4%          $4,069            13.3%

RECENT ACCOUNTING PRONOUNCEMENTS. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129") and Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS 129 is effective for financial statements for the periods ending after December 15, 1997. Ohio River Bank will adopt SFAS 129 in the year ending December 31, 1997 and has not yet determined the effect of the adoption.

     SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the financial statements for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB Opinion No. 15. SFAS 128 is effective for Ohio River Bank's year ending December 31, 1997 and is not expected to have a material impact on the financial statements.

                PRINCIPAL HOLDERS OF OHIO RIVER BANK COMMON STOCK AND
                               OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of the Record Date the persons known by Ohio River Bank to own beneficially (as determined in accordance with the rules and regulations of the Commission) more than 5% of the outstanding Ohio River Bank Common Stock.

NAME AND ADDRESS OF                   SHARES                      PERCENTAGE
BENEFICIAL OWNER(1)             BENEFICIALLY OWNED

Richard F. Marshall                   14,615(2)                      5.8%
1638 N. Second Street
Ironton, OH 45638

Charles G. Forth                      12,750                         5.1%
6617 Clark Drive
Barboursville, WV 25504

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole or shared voting power and sole or shared investment power.

(2)  Includes 12,640 shares owned jointly with his spouse.

SECURITY OWNERSHIP OF MANAGEMENT

     OHIO RIVER BANK MANAGEMENT. The following table sets forth as of the Record Date information concerning Ohio River Bank Common Stock that each of the directors of Ohio River Bank (excluding Messrs. Marshall and Forth, who are listed in the preceding table), and all current directors and executive officers of Ohio River Bank as a group, may be deemed to beneficially own.

NAME                            SHARES BENEFICIALLY              PERCENTAGE
                                      OWNED(1)

Steven F. Bartram                      10,752                       4.3%

Dale Burcham                            1,776                       0.7%(2)

Betty May Ferrell-Kelly                 3,000                       1.2%

Edwin L. Graham                         2,700                       1.1%

James V. Hayes                          2,688                       1.1%

Keith F. Molihan                        4,300                       1.7%

Harley F. Mooney, Jr.                     500                       0.2%(2)

Patrick L. Ray                         10,010                       4.0%

Daniel H. Wiley                         5,398                       2.2%

Joseph C. Worth                           100                       0.04(2)

All directors and                      69,189                      27.7%
executive officers as a
group (13 persons)

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole or shared voting power and sole or shared investment power.

(2)  Less than 1%.

     PREMIER MANAGEMENT. As of the Record Date, Premier's Chairman of the Board, Marshall T. Reynolds, beneficially owned 12,250 shares of Ohio River Bank Common Stock and Toney K. Adkins, a director of Premier, beneficially owned 250 shares of Ohio River Bank Common Stock. No other current director or executive officer of Premier beneficially owns any outstanding Ohio River Bank Common Stock.

                                  DISSENTERS' RIGHTS

     Holders of Ohio River Bank Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares pursuant to Section 1115.19 of the Ohio Revised Code and upon full compliance with
Section 1701.85 of the OGCL. Ohio River Bank shareholders seeking to exercise dissenters' rights are referred to herein as "Dissenting
Shareholders."

     The following is a summary of the principal steps a Ohio River Bank shareholder must take to perfect dissenters' rights under Section 1701.85 of the OGCL. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85, a copy of which is attached hereto as Annex C. Any Ohio River Bank shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 are not fully and precisely satisfied. To perfect dissenters' rights with respect to any shares of Ohio River Bank Common Stock so that they become Dissenting Shares as described in this Proxy Statement/Prospectus, a Dissenting Shareholder must satisfy each of the following conditions:

     NO VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. Ohio River Bank Common Stock held by the Dissenting Shareholder must be voted at the Special Meeting against the adoption of the Merger Agreement. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger or votes against adoption of the Merger Agreement at the Special Meeting. A vote in favor of adoption of the Merger Agreement at the Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting instruction is indicated will be voted in favor of adoption of the Merger Agreement and will constitute a waiver of dissenters' rights. A Dissenting Shareholder may revoke his or her proxy at any time prior to its exercise by complying with the procedures set forth herein under "The Special Meeting -- Revocability of Proxies."

     FILING WRITTEN DEMAND. Not later than 10 days after the taking of the vote on the proposal to approve and adopt the Merger Agreement, a Dissenting Shareholder must deliver to Ohio River Bank a written demand (the "Demand") for payment of the fair cash value of the shares of Ohio River Bank Common Stock with respect to which the Dissenting Shareholder seeks payment. Each Demand should be delivered to Ohio River Bank at 221 Railroad Street, Ironton, Ohio 45638, Attention: Secretary. It is recommended, although not required, that such Demand be sent by registered or certified mail, return receipt requested. Voting against approval of the Merger Agreement will not itself constitute a Demand. Ohio River Bank will not send any further notice to Ohio River Bank shareholders as to the date on which such 10-day period expires.

     A Demand must identify the name and address of the holder of record of the shares of Ohio River Bank Common Stock with respect to which payment is sought, the number and class of such shares and the amount claimed by such holder as the fair cash value thereof. A beneficial owner of shares must, in all cases, have the record holder of such shares submit the Demand in respect thereof. A Demand must be signed by the shareholder of record (or by the duly authorized representative of such shareholder) exactly as the shareholder's name appears on the shareholder records of Ohio River Bank. A Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of his or her capacity and his or her authority to sign such Demand.

     Because only holders of record of Ohio River Bank Common Stock at the close of business on the Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section, the dissenters' rights for all of the shares held by such record holder will be lost.

     From the time the Demand is given until the termination of the rights and obligations arising from such Demand or the purchase of the related shares of Ohio River Bank Common Stock by Ohio River Bank, all rights accruing to the holder thereof, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on Ohio River Bank Common Stock or Premier Common Shares during the suspension, an amount equal to the dividend or distribution that would have been payable on such shares, but for such suspension, will be paid to the holder of record thereof as a credit against the fair cash value of such shares. If the right to receive the fair cash value is terminated other than by the purchase of such shares by Ohio River Bank, all rights will be restored to the Dissenting Shareholder and any distribution that would have been made to the holder of record of such shares, but for the suspension, will be made to the holder of record at the time of the termination.

     If Ohio River Bank sends to a Dissenting Shareholder, at the address specified in the Demand, a request for the certificates representing the related shares of Ohio River Bank Common Stock, the Dissenting Shareholder, within 15 days from the date of sending such request, is required to deliver to Ohio River Bank the certificates requested. Ohio River Bank will then endorse the certificates with a legend to the effect that a demand for the fair cash value of the shares has been made, and promptly return such endorsed certificates to the Dissenting Shareholder. Failure on the part of the Dissenting Shareholder to deliver such certificates upon such request will terminate his or her rights as a Dissenting Shareholder, at the option of Ohio River Bank, exercised by written notice to the Dissenting Shareholder within 20 days after the lapse of the 15-day period, unless a court, for good cause shown, otherwise directs.

     PETITION TO BE FILED IN COURT. Within three months after the service of the Demand, if Ohio River Bank and the Dissenting Shareholder do not reach an agreement on the fair cash value of the shares of Ohio River Bank Common Stock subject to the Demand, the Dissenting Shareholder or Ohio River Bank may file a complaint in the Court of Common Pleas in Lawrence County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Shareholder, for a judicial determination of the fair cash value of the shares of Ohio River Bank Common Stock held by such Dissenting Shareholder(s). Ohio River Bank does not intend to file any complaint for a judicial determination of the fair cash value of any shares of Ohio River Bank Common Stock.

     Upon the motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Shareholder is entitled to be paid the fair cash value of his or her shares of Ohio River Bank Common Stock. If the Common Pleas Court finds that the Dissenting Shareholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of such fair cash value. The Common Pleas Court is thereafter required to make a finding as to the fair cash value of such shares and to render a judgment against Ohio River Bank for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceeding, including reasonable compensation to the appraiser or appraisers, to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of such shares is required to be made within 30 days after the date of final determination of such value or the Effective Time of the Merger, whichever is later, only upon surrender to Ohio River Bank of the certificates representing the shares of Ohio River Bank Common Stock for which payment is made.

     Fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Demand. Because the Merger requires the approval of the Ohio River Bank shareholders, the fair cash value is to be determined as of the day prior to the day of the Special Meeting. In computing this value, any appreciation or depreciation in the market value of the shares of Ohio River Bank Common Stock held by the Dissenting Shareholder resulting from the Merger is excluded.

     The dissenters' rights of any Dissenting Shareholder will terminate if, among other things, (i) he or she has not complied with Section 1701.85 of the OGCL (unless the Ohio River Bank Board of Directors waives compliance),
(ii) the Merger is abandoned or otherwise not carried out or such Dissenting Shareholder withdraws his or her Demand with the consent of the Ohio River Bank Board of Directors or (iii) no agreement has been reached between Ohio River Bank and the Dissenting Shareholder as to the fair cash value for the shares and neither the Dissenting Shareholder nor Ohio River Bank shall have timely filed or joined in a complaint in the Common Pleas Court. For a discussion of the tax consequences to a shareholder exercising dissenters' rights, see "The Merger -- Certain Federal Income Tax Consequences."

     If holders of more than 10% of the outstanding shares of Ohio River Bank Common Stock properly demand dissenters' rights, Premier has the right to decline to consummate the Merger. See "The Merger Agreement -- Conditions to the Merger."

     BECAUSE A PROXY CARD THAT DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, A OHIO RIVER BANK SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN A PROXY CARD OR, IF HE OR SHE SIGNS AND RETURNS A PROXY CARD, HE OR SHE MUST VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

                                       EXPERTS

     The consolidated financial statements of Premier as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, incorporated herein by reference to the Premier 1996 Annual Report accompanying this Proxy Statement/Prospectus, have been examined by Eskew & Gresham, PSC, independent certified public accountants, as stated in their report thereon, and have been so incorporated in reliance on the report of Eskew & Gresham, PSC set forth therein, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Premier for the year ended December 31, 1994, incorporated herein by reference to the 1996 Premier Annual Report, have been examined by McNeal, Williamson & Co., independent certified public accountants, as stated in their report thereon, and have been so incorporated in reliance on the report of McNeal Williamson & Co. set forth therein, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Ohio River Bank as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and from May 22, 1995 (date of inception) to December 31, 1995, included in this Proxy Statement/Prospectus, have been examined by Kelly

Galloway & Company PSC independent certified public accountants, as stated in their report thereon appearing in this Proxy Statement/Prospectus, and have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    LEGAL MATTERS

     The legality of the Premier Common Shares being offered hereby will be passed upon on for Premier by David W. Harper, Esq., Louisville, Kentucky.

                                    OTHER MATTERS

     The Ohio River Bank Board of Directors is not aware of any business that will be presented at the Special Meeting other than as set forth herein and in the accompanying Notice of Special Meeting. However, if any other matters are properly presented at the Special Meeting, the persons designated in the proxies will have discretion to vote thereon. It is anticipated that such persons will vote on any such matters in accordance with the recommendation of the Ohio River Bank Board of Directors.

        INDEX TO FINANCIAL STATEMENTS OF OHIO RIVER BANK


SEPTEMBER 30, 1997 and 1996 (UNAUDITED)

     Financial Statements

          Balance Sheets . . . . . . . . . . . . . . . . . . .F-2

          Statements of Operations . . . . . . . . . . . . . .F-3

          Statements of Cash Flows . . . . . . . . . . . . .  F-4

DECEMBER 31, 1996 and FROM MAY 22, 1995 (DATE OF INCEPTION) TO
DECEMBER 31, 1995

     Independent Auditor's Report. . . . . . . . . . . . . . .F-5

     Financial Statements

          Balance Sheets . . . . . . . . . . . . . . . . . .  F-6

          Statements of Operations . . . . . . . . . . . . . .F-7

          Statements of Changes in Shareholders' Equity. . . .F-8

          Statements of Cash Flows . . . . . . . . . . . . . .F-9

          Notes to Financial Statements. . . . . . . . . . . F-10

                                OHIO RIVER BANK
                                BALANCE SHEETS
                                (IN THOUSANDS)
                                  (UNAUDITED)



                                                              September 30

                                                         1997          1996
                                                     ---------       --------
       ASSETS
Cash and due from banks                               $  1,261       $  1,535
Federal funds sold                                       1,770          2,427
Investment securities:
 Available for sale                                      7,921          4,583
Loans                                                $  26,964      $  21,751
 Less:  Unearned interest                                    0              0
        Allowance for loan losses                          306            232
                                                     ---------       --------
Net loans                                            $  26,658      $  21,519
Premises and equipment, net                              1,608          1,754
Other assets                                               388            316
                                                     ---------       --------
TOTAL ASSETS                                         $  39,606      $  32,134

  LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Non-interest bearing                                 $  3,174       $  3,048
 Time deposits, $100,000 and over                        5,220          4,472
 Other interest bearing                                 26,085         20,330
                                                     ---------       --------
  Total deposits                                     $  34,479      $  27,850
Securities sold under agreements to repurchase             695              0
Other liabilities                                          256            216
                                                     ---------       --------
 Total liabilities                                   $  35,430      $  28,066

SHAREHOLDERS' EQUITY:
 Common stock, $8 par value; 275,000 shares
  authorized and 250,000 issued and outstanding       $  2,000       $  2,000
 Surplus                                                 2,974          2,974
 Retained deficit                                         (806)          (893)
 Net unrealized gains or losses on investment
  securities available for sale                              8            (13)
                                                     ---------       --------
   Total shareholders' equity                         $  4,176       $  4,068

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  39,606      $  32,134

                                  OHIO RIVER BANK
                                STATEMENTS OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      (UNAUDITED)


                                                           1997         1996
                                                        ---------     --------
INTEREST INCOME:
 Loans, including fees                                   $  1,742     $  1,161
 Investment securities -
  Taxable                                                     277          119
 Federal funds sold and other                                  78           76
                                                        ---------     --------
  Total interest income                                  $  2,097     $  1,356

INTEREST EXPENSE:
 Deposits                                                $  1,074       $  630
 Repurchase agreements and other borrowings                    23            0
                                                        ---------     --------
  Total interest expense                                 $  1,097       $  630

Net interest income                                      $  1,000       $  726
Provision for loan losses                                     123          134
                                                        ---------     --------
Net interest income after provision for
 loan losses                                             $    877       $  592

NON-INTEREST INCOME:
 Service charges on deposit accounts                     $     76       $   46
 Other                                                         32           28
                                                        ---------     --------
                                                         $    108       $   74
NON-INTEREST EXPENSE
 Salaries and employee benefits                          $    438       $  405
 Occupancy and equipment expenses                             159          156
 Other operating expenses                                     294          304
                                                        ---------     --------
                                                         $    891       $  865
Income (loss) before income taxes                        $     94       $ (199)

Provision for income taxes                                      0            0
                                                        ---------     --------
NET INCOME (LOSS)                                        $     94      $  (199)

Earnings (loss) per share                                 $  0.38      $ (0.80)

                                      OHIO RIVER BANK
                                 STATEMENTS OF CASH FLOWS
                        NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                       (IN THOUSANDS)
                                         (UNAUDITED)


                                                             1997         1996
                                                        ---------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                          $  94      $   (199)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
   Depreciation and amortization, net                         118           148
   Provision for loan losses                                  123           134
 Change in:
  Other assets                                                (65)         (144)
  Other liabilities                                            36          (111)
                                                        ---------      --------
   Net cash provided by (used in) operating activities     $  306      $   (172)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available for sale               $(4,212)     $ (4,103)
 Proceeds from maturities of securities
  available for sale                                        1,900           500
 Net change in federal funds sold                           1,193          (194)
 Net change in loans                                       (4,226)      (12,017)
 Purchases of bank premises and equipment, net                 (7)           (5)
                                                        ---------      -------
  Net cash used in investing activities                   $(5,352)    $ (15,819)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits                                   $ 4,571     $  16,228
 Net change in repurchase agreements                          280             0
                                                        ---------      --------
  Net cash provided by financing activities               $ 4,851     $  16,228

Net increase (decrease) in cash and cash equivalents      $  (195)    $     237

Cash and cash equivalents at beginning of period            1,456         1,298
                                                        ---------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD               $  1,261     $   1,535

                                      [LETTERHEAD]

                             INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors
Ohio River Bank
Ironton, Ohio

We have audited the accompanying balance sheets of Ohio River Bank as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1996 and from May 22, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ohio River Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and from May 22, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

  [SIG]

January 10, 1997

                                 OHIO RIVER BANK

                                  BALANCE SHEETS

                            DECEMBER 31, 1996 AND 1995


                                        ASSETS

                                                      1996             1995
                                                  -----------      -----------
CASH AND DUE FROM BANKS                           $ 1,456,420      $ 1,297,955

FEDERAL FUNDS SOLD                                  2,963,000        2,233,000

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at market                                         5,593,313        1,005,487

LOANS, less allowance for loan losses of
  $272,885 and $117,104, respectively              22,555,052        9,654,262

BANK PREMISES AND EQUIPMENT, net of
  accumulated depreciation                          1,720,653        1,866,521

ACCRUED INTEREST RECEIVABLE                           220,489           65,555

OTHER ASSETS                                          102,820          106,183
                                                  -----------      -----------
       Total assets                               $34,611,747     $ 16,228,963
                                                  -----------      -----------
                                                  -----------      -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
  Demand                                                        $ 2,822,126   $  2,341,052
  Interest bearing checking                                       6,190,921      2,567,821
  Savings                                                         2,852,669      1,481,123
  Time, $100,000 and over                                         5,217,415      1,420,689
  Other time                                                     12,824,792      3,811,228
                                                                -----------   ------------
                                                                 29,907,923     11,621,913

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                      415,000         -

ACCRUED INTEREST PAYABLE                                            115,521         23,781

OTHER LIABILITIES                                                   104,489        303,134
                                                                -----------   ------------
       Total liabilities                                         30,542,933     11,948,828
                                                                -----------   ------------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
  Common stock; $8 par value; 275,000 shares
   authorized and 250,000 issued and outstanding                  2,000,000      2,000,000
  Surplus                                                         2,973,513      2,973,513
  Retained deficit                                                 (899,076)      (693,378)
  Net unrealized loss on investment securities available
   for sale, net of applicable deferred income taxes of $2,897       (5,623)       -
                                                                -----------   ------------
       Total stockholders' equity                                 4,068,814      4,280,135
                                                                -----------   ------------
       Total liabilities and stockholders' equity               $34,611,747     16,228,963
                                                                -----------   ------------
                                                                -----------   ------------

                    The accompanying notes to financial statements are an integral part of these balance sheets.

                                   OHIO RIVER BANK

                               STATEMENTS OF OPERATIONS

                        FOR THE YEAR ENDED DECEMBER 31, 1996

           AND FROM MAY 22, 1995 (DATE OF INCEPTION) TO  DECEMBER 31, 1995


                                                       1996            1995
                                                   -----------    -----------
INTEREST INCOME:
 Interest and fees on loans                        $ 1,685,171    $  274,833
 Interest on Federal funds sold                        118,800       140,866
 Interest on escrowed stock subscription funds           -            41,799
 Interest on U.S. Treasury securities                  188,337         1,315
                                                   -----------    -----------
       Total interest income                         1,992,308       458,813

INTEREST EXPENSE:
 Interest on deposits                                  964,313       135,170
                                                   -----------    -----------

       Net interest income                           1,027,995       323,643

PROVISION FOR LOAN LOSSES                              193,128       118,380
                                                   -----------    -----------

       Net interest income after provision
        for loan losses                                834,867       205,263
                                                   -----------    -----------

OTHER INCOME:
 Service charges on deposit accounts                    81,552        15,078
 Other service charges, commissions, and fees           23,165         4,105
 Other operating income                                  9,305         4,328
                                                   -----------    -----------
                                                       114,022        23,511
                                                   -----------    -----------

OTHER EXPENSES:
 Salaries and employee benefits                        559,171       300,562
 Net occupancy expense                                 211,362        82,464
 Pre-opening expenses                                     -          342,091
 Federal Reserve fees                                   16,477         5,216
 Insurance                                              18,587         6,770
 Data processing                                       120,352        64,831
 Legal and accounting                                   30,158        22,869
 Advertising and marketing                              37,390        38,996
 Supplies                                               40,063        31,606
 Franchise tax                                          64,202        -
 Other operating expenses                               56,825        26,747
                                                   -----------    -----------
                                                     1,154,587       922,152
                                                   -----------    -----------

NET LOSS BEFORE PROVISION FOR INCOME TAXES           (205,698)      (693,378)

PROVISION FOR INCOME TAXES                               -              -
                                                   -----------    -----------

NET LOSS                                           $ (205,698)    $ (693,378)
                                                   -----------    -----------
                                                   -----------    -----------

NET LOSS PER SHARE                                 $     (.82)    $    (2.77)
                                                   -----------    -----------
                                                   -----------    -----------


                    The accompanying notes to financial statements
                      are an integral part of these statements.

                                  OHIO RIVER BANK

                    STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                        FOR THE YEAR ENDED DECEMBER 31, 1996

            AND FROM MAY 22, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995


                                                                         Net unrealized loss
                                                                            on investment
                                                                               securities         Total
                                      Common                       Retained      available      Stockholders'
                                      Stock          Surplus        Deficit     for sale           Equity
                                  ------------     ----------     ---------    -------------   --------------
BALANCES, at inception
  May 22, 1995                     $2,000,000      $2,973,513        $  -       $    -         $ 4,973,513

Net loss, period ended
  December 31, 1995                     -              -            (693,378)        -            (693,378)
                                  ------------     ----------     ---------    -------------   --------------
BALANCES,
  December 31, 1995                 2,000,000       2,973,513       (693,378)        -           4,280,135

Net loss, year ended
  December 31, 1996                     -              -            (205,698)        -           (205,698)

Net change in unrealized
  loss on investment securities
  available for sale, net of
  applicable deferred income
  taxes of $2,897                       -              -               -          (5,623)         (5,623)
                                  ------------     ----------     ---------    -------------   --------------
BALANCES,
  December 31, 1996               $2,000,000       $2,973,513     $(899,076)     $(5,623)    $ 4,068,814
                                  ==========       ==========     ==========     ========    ===========












                    The accompanying notes to financial statements
                      are an integral part of these statements.

                                  OHIO RIVER BANK

                               STATEMENTS OF CASH FLOWS

                        FOR THE YEAR ENDED DECEMBER 31, 1996

            AND FROM MAY 22, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995


OPERATING ACTIVITIES:                                             1996             1995
                                                              -----------     ------------
  Net loss                                                    $  (205,698)       $(693,378)
  Adjustments to reconcile net loss to net
   cash used for operating activities -
    Provision for loan losses                                     193,128         118,380
    Provision for depreciation                                    156,676          44,157
    Premium amortization, net of discount accretion                11,654             138
    Changes in:
      Accrued interest receivable                                (154,934)        (65,555)
      Other assets                                                  6,260        (106,183)
      Accrued interest payable and
       other liabilities                                         ( 46,053)        290,233
                                                              -----------     ------------
       Net cash used for operating activities                    ( 38,967)       (412,208)
                                                              -----------     ------------
INVESTING ACTIVITIES:
  Net increase in Federal funds sold                             (730,000)     (2,233,000)
  Net increase in loans                                       (13,118,570)     (9,772,642)
  Purchases of investment securities
   available for sale                                          (5,608,000)     (1,005,625)
  Proceeds from maturities of investment
   securities available for sale                                1,000,000           -
  Purchases of bank premises and equipment                        (10,808)     (1,910,678)
  Proceeds from sale of repossessed assets                         24,652          -
                                                              -----------     ------------
       Net cash used for investing activities                 (18,442,726)    (14,921,945)
                                                              -----------     ------------

FINANCING ACTIVITIES:
  Net increase in demand deposits,
   interest bearing checking, and savings accounts              5,475,720       6,389,996
  Net increase in time deposits                                12,810,290       5,231,917
  Net increase in securities sold under agreements
   to repurchase                                                  415,000           -
  Payments on liability incurred under capital
   lease obligation                                               (15,989)       (11,382)
  Net increase (decrease) in other borrowed funds                 (44,863)        48,064
  Net proceeds from issuance of stock                                -         4,973,513
                                                              -----------     ------------
       Net cash provided by financing activities               18,640,158     16,632,108
                                                              -----------     ------------
INCREASE IN CASH AND DUE FROM BANKS                               158,465      1,297,955

CASH AND DUE FROM BANKS, BEGINNING OF PERIOD                    1,297,955          -
                                                              -----------     ------------
CASH AND DUE FROM BANKS, END OF PERIOD                        $ 1,456,420    $ 1,297,955
                                                              -----------     ------------
                                                              -----------     ------------
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for interest                      $   872,573    $   111,389
                                                              -----------     ------------
                                                              -----------     ------------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Liability incurred under capital lease
   obligation for purchase of equipment                       $    -         $   86,431
                                                              -----------     ------------
                                                              -----------     ------------

  Net unrealized loss on investment securities available
   for sale                                                   $    (8,520)   $    -
                                                              -----------     ------------
                                                              -----------     ------------
  Loans transferred to repossessed assets during the year     $    24,652    $    -
                                                              -----------     ------------
                                                              -----------     ------------

                    The accompanying notes to financial statements
                      are an integral part of these statements.

                                 OHIO RIVER BANK

                            NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED DECEMBER 31, 1996

           AND FROM MAY 22, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995


(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations

          Ohio River Bank (the "Bank") is a state bank providing a full range of banking products and services, such as commercial, installment and other types of loans, residential mortgages, certificates of deposit, other traditional deposit accounts and other banking products and services to individuals and businesses, primarily those residing in or otherwise closely associated with Lawrence County, Ohio, or its surrounding communities. The Bank commenced business on May 22, 1995.

     USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change relate to determination of the allowance for losses on loans. Actual results could differ from those estimates.

     INVESTMENT SECURITIES

          Investment securities "available for sale" are carried at estimated market value (See Note 2). Unrealized holding gains and losses, net of applicable income taxes, are reported as a separate component of stockholders' equity until realized.

          The Bank does not have any investment securities classified as held to maturity or as trading securities.

          Realized gains and losses on the sale of securities are recognized in the statement of operations using the specific identification method.

          Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     LOANS AND INTEREST INCOME

          Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.
 Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

          Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

     ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

     BANK PREMISES AND EQUIPMENT

          Bank premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the assets using the straight-line method.

     INCOME TAXES

          Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.
Provisions or credits for deferred income taxes are made as a result of temporary differences between the financial statement and tax basis of assets and liabilities. Temporary differences relate principally to the allowance for loan losses and net operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

     CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks".

     LOAN ORIGINATION FEES AND COSTS

          Loan origination and commitment fees along with certain direct loan origination expenses are deferred and the net amount is amortized using the interest method over the life of the loan.

     ORGANIZATIONAL COSTS

          Organizational costs represent direct costs incurred in chartering the Bank. Organizational costs of $104,749 are being amortized to expense using the straight-line method over five years.

     NET LOSS PER SHARE

          Net loss per share is calculated on the basis of the weighted average number of shares outstanding.

(2)  INVESTMENT SECURITIES

          Investment securities as reflected in the accompanying balance sheets consist of investments "available for sale" which are stated at estimated market values. The amortized cost and estimated market values of these investment securities at December 31, 1996 and 1995 are as follows:


                                     INVESTMENTS CLASSIFIED AS AVAILABLE FOR SALE
                                 ---------------------------------------------------
                                                                             Carrying
                                                 Gross         Gross          Value
                                  Amortized   Unrealized     Unrealized     (Estimated
                                    Cost         Gains         Losses         Market)
                                 -----------  ----------   ------------  ------------
December 31, 1996
-----------------
U.S. Treasury securities          $5,601,833    $4,614      $ (13,134)    $ 5,593,313
                                 ===========   ========     ============  ============
December 31, 1995
-----------------
U.S. Treasury securities          $1,005,487    $   -        $    -        $ 1,005,487
                                 ===========   ========     ============  ============

          There were no realized gains or losses for the periods ended December 31, 1996 and 1995.

          The amortized cost and estimated market value of investment securities at December 31, 1996 and 1995, by contractual maturity, are shown below.

                               Investments Classified as Available For Sale
                                    1996                       1995
                               ------------------      --------------------

                                          Estimated                 Estimated
                              Amortized     Market       Amortized    Market
                                 Cost       Value          Cost       Value
                              ----------  ----------   -----------  ----------

Due in one year or less       $1,904,982  $1,906,532   $ 1,005,487  $1,005,487
Due after one year
  through five years           3,696,851   3,686,781         -           -
                              ----------  ----------   -----------  ----------
                              $5,601,833  $5,593,313   $ 1,005,487  $1,005,487
                              ----------  ----------   -----------  ----------
                              ----------  ----------   -----------  ----------

     Investment securities carried at approximately $5,100,000 at December 31, 1996 were pledged to secure public deposits and securities sold under agreements to repurchase.

(3)  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans at December 31, 1996 and 1995 are as follows:

                                                   1996              1995
                                               ------------      -----------
     Commercial                                $ 5,571,567       $ 2,605,193
     Real estate                                 8,157,522         3,754,846
     Installment                                 8,993,694         3,370,745
                                               ------------      -----------
                                                22,722,783         9,730,784
     Deferred loan costs, net                      105,154            40,582
                                               ------------      -----------
                                                22,827,937         9,771,366
     Allowance for loan losses                    (272,885)         (117,104)
                                               ------------      -----------
          Loans, net                           $22,555,052       $ 9,654,262
                                               ------------      -----------
                                               ------------      -----------

          Changes in the allowance for loan losses were as follows:

                                                   1996             1995
                                               ------------      -----------
     Balance, beginning of period              $  117,104        $    -
     Loans charged off                            (39,151)          (1,276)
     Recoveries                                     1,804             -
     Provision charged to expense                 193,128          118,380
                                               ----------        ---------
     Balance, end of period                    $  272,885        $ 117,104
                                               ==========        =========
     There were no impaired loans or loans on nonaccrual at December 31, 1996 or 1995.

(4)  BANK PREMISES AND EQUIPMENT

          A summary of the cost and accumulated deprecation of bank premises and equipment and their estimated useful lives at December 31, 1996 and 1995 is as follows:

                                        Estimated
                                          Life
                                         (Years)         1996           1995
                                        ---------    ----------     -----------
 Land                                       -        $   68,010     $    68,010
 Land improvements                         7-15          62,148          60,300
 Bank buildings and improvements             30         955,215         950,352
 Furniture, fixtures and
       equipment                           5-20         836,113         832,016
                                                     ----------     -----------
                                                      1,921,486       1,910,678
 Less -- Accumulated depreciation                      (200,833)        (44,157)
                                                     ----------     -----------

                                                 $    1,720,653     $ 1,866,521
                                                     ----------     -----------
                                                     ----------     -----------

     Depreciation expense for the periods ending December 31, 1996 and 1995, was $156,676 and $44,157, respectively.

(5)  TIME DEPOSITS

     A summary of time deposit accounts by maturity at December 31, 1996 is as follows:

                Maturity             Amount            Percent
                ----------        -----------         --------
                0-1 year          $ 7,457,661           41.4%
                1-2 years           9,834,249           54.5
                2-3 years             619,468            3.4
                3-4 years              26,000            0.1
                4-5 years             104,829            0.6
                                  -----------          -----
                                  $18,042,207          100.0%
                                  -----------          -----
                                  -----------          -----
(6)      INCOME TAXES

              There were no current income taxes payable at December 31, 1996 or 1995 and no change in deferred taxes related to income items, thereby creating no provision for income taxes for the period ended December 31, 1996 or 1995. The Bank has a net tax operating loss carryforward of approximately $855,000 which will be available to reduce future taxable income, if any.

          Deferred tax assets (liabilities) have been provided for temporary differences between transactions recognized for financial reporting and income tax reporting purposes. The net deferred tax asset included in other assets in the accompanying balance sheets as of December 31, include the following components:

                                               1996          1995
                                            ---------     ----------
     Allowance for loan losses              $  40,991     $   39,815
     Deferred loan fees                        11,169          8,813
     Accumulated depreciation                 (18,575)           393
     Organizational costs                      79,479        102,741
     Net operating loss carryforward          177,936        135,238
     Unrealized holding loss on investments
      available for sale                        2,897           -
                                            ---------     ----------
                                              293,897         287,000
     Deferred tax asset valuation allowance  (291,000)       (287,000
                                            ---------     ----------
          Net deferred tax asset            $   2,897      $    -
                                            ---------     ----------
                                            ---------     ----------

   (7)     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED
FUNDS

          Securities sold under agreements to repurchase generally are held until canceled by either party. Securities underlying the agreements are under the Bank's control. Other borrowed funds included in other liabilities consist of $3,201 and $48,064 of treasury tax and loan deposits at December 31, 1996 and 1995, respectively, and generally are repaid daily.

          Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                   1996            1995
                                                 --------        -------
     Average monthly balance during the year     $405,000        $  -
     Average interest rate during the year           4.59%          -
     Maximum month-end balance during the year   $415,000           -

     U.S. Treasury note underlying the agreements
       at year-end:
     Carrying value                              $417,216           -
     Estimated fair value                        $415,000           -

     The securities sold under agreements to repurchase were outstanding from October through December of 1996. The above monthly average balance was calculated for that period.

(8)  PENSION PLAN

          The Bank sponsors a defined contribution pension plan. Participation in the plan is available to all employees completing one year of service and having attained twenty-one years of age. The service requirements were waived for employees who were employed on the plan's effective date. Bank contributions to the plan are based on a percentage of employee contributions. The cost of the plan in 1996 and 1995 was $12,507 and $7,421, respectively.

(9)  CREDIT RISKS, COMMITMENTS AND CONTINGENCIES

          The Bank primarily grants residential mortgage and consumer loans to customers in Southern Ohio, Eastern Kentucky and Western West Virginia.

          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the forms of unused lines of credit and unfunded loan commitments. The Bank uses the same credit policies in making conditional obligations and commitments as they do for on-balance sheet instruments. Such commitments approximated $1,300,547 and $2,306,324 at December 31, 1996 and 1995,
respectively.

          Normally the Bank requires collateral or other security to support financial instruments with credit risk.

          Throughout the year ending December 31, 1996, the Bank has maintained cash balances in other financial institutions in excess of federally insured limits. The Bank is required to maintain a compensating balance of $100,000 with a correspondent bank.

(10) RELATED PARTY TRANSACTIONS

          Included in loans at December 31, 1996 and 1995 are loans to directors, officers and their related interests. Management's opinion is that these loans are comparable to other loans made in the ordinary course of business. A summary of these related party loans is as follows:

                                                  1996           1995
                                               --------        ---------
     Beginning balance                         $829,693        $    -
     New loans advanced                         388,525         838,090
     Repayments and reclassifications          (398,863)         (8,397)
                                               --------        ---------
     Ending balance                            $819,355        $829,693
                                               --------        ---------
                                               --------        ---------

(11) REGULATORY MATTERS

          Banking regulations limit the amount of dividends that may be paid without approval of the Bank's regulatory agency. Under such restrictions, the Bank may not declare dividends in excess of the sums of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

          As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                     To be Well
                                                                                                 Capitalized Under
                                                                   For Capital                Prompt Corrective
                                             Actual            Adequacy Purposes:            Action Provisions:
                                     Amount      Ratio      Amount            Ratio              Amount              Ratio
                                  -----------    ------     -------           -----              ------              -----
As of December 31, 1996                                     IS GREATER        IS GREATER         IS GREATER          IS GREATER
  Total Capital                                             OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Risk Weighted Assets)       $4,341,699      18.6%     $1,871,840        8.0%               $2,339,800          10.0%

                                                            IS GREATER        IS GREATER         IS GREATER          IS GREATER
Tier I Capital                                              OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Risk Weighted Assets)       $4,068,814      17.4%     $ 935,920         4.0%               $1,403,880          6.0%

                                                            IS GREATER        IS GREATER         IS GREATER          IS GREATER
Tier I Capital                                              OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Average Assets)             $4,068,814      13.3%     $1,221,240        4.0%             $1,526,550          5.0%

As of December 31, 1995                                     IS GREATER        IS GREATER         IS GREATER          IS GREATER
 Total Capital                                              OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Risk Weighted Assets)       $4,397,239      33.2%     $1,061,237        8.0%               $1,326,546          10.0%

                                                            IS GREATER        IS GREATER         IS GREATER          IS GREATER
Tier I Capital                                              OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Risk Weighted Assets)       $4,280,135      32.3%     $ 530,618         4.0%               $  795,928          6.0%

                                                            IS GREATER        IS GREATER         IS GREATER          IS GREATER
Tier I Capital                                              OR EQUAL TO       OR EQUAL TO        OR EQUAL TO         OR EQUAL TO
  (to Average Assets)             $4,280,135      41.2%     $ 412,184         4.0%               $  515,230          5.0%


(12) CAPITAL LEASE
          The Bank has a capital lease obligation relating to EDP equipment for five years expiring in the year 2000. The obligation of $59,059 and $75,049 at December 31, 1996 and 1995, respectively, is included in other liabilities in the accompanying balance sheets.

          As of December 31, 1996, bank premises and equipment includes $86,431 in furniture, fixtures and equipment that is under the capital lease.
 Accumulated depreciation related to the equipment is $27,370.

          Future minimum lease payments as of December 31, 1996 were:

                    1997                                 $20,137
                    1998                                  20,137
                    1999                                  20,137
                    2000                                   5,034
                                                        --------
                    Future minimum lease payments         65,445
                    Less amount representing interest      6,386
                    Present value of future minimum     --------
                      lease payments                     $59,059
                                                        ========
(13)  RECLASSIFICATIONS

          Certain reclassifications have been made to the 1995 financial statements in order to conform to the 1996 presentation. These reclassifications were between "OTHER EXPENSES" on the Statement of Operations and had no effect on net earnings.

                                                                       ANNEX A
                              AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 24, 1997, among PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation ("Parent"), OHIO RIVER INTERIM BANK, an Ohio banking corporation in organization and a wholly owned subsidiary of Parent ("Merger Sub"), and OHIO RIVER BANK, an Ohio banking corporation (the "Company").

R E C I T A L S:

     A. The Boards of Directors of Parent, Merger Sub and the Company each have determined that a business combination involving the merger of Merger Sub into the Company and the Company becoming a wholly owned subsidiary of Parent is in the best interests of their respective companies and shareholders and presents an opportunity for Parent and the Company and their respective shareholders to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

     B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     D. It is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     E. Pursuant to the foregoing, the parties have entered into an Agreement and Plan of Merger dated as of October 31, 1997 (the "Original Agreement") providing for the Merger. The Original Agreement does not provide that the shares of Parent to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act").

     F. The parties desire to amend the Original Agreement to provide that the shares of Parent to be issued in the Merger will be registered under the Securities Act and to restate the agreement of the parties by entering into this Agreement.

A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                       ARTICLE I

                                      THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly executed and acknowledged by Merger Sub and the Company and thereafter delivered to the Secretary of State of the State of Ohio, for filing, as provided in the General Corporation Law of the State of Ohio (the "OGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2).
 The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is five business days after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) and 6.3(b) (other than the delivery of the officers' certificates referred to in Sections 6.2(b) and 6.3(b)), provided that the other closing conditions set forth in
Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of Ohio River Bank, 221 Railroad Street, Ironton, Ohio, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3 EFFECTS OF THE MERGER. At the Effective Time, (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, (b) the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (c) the code of regulations of the Company as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. As used in this Agreement, "Surviving Corporation" shall mean the Company. At and after the Effective Time, the Merger will have the effects set forth in
Section 1701.82 of the OGCL. At the Effective Time, the principal place of business of the Surviving Corporation shall be the address of the Company set forth in Section 8.2(b) and the Board of Directors of the Surviving Corporation shall be those individuals whose names and addresses are set forth in Exhibit 1.3; PROVIDED, HOWEVER, that if any of such individuals shall then be unable or unwilling to serve, such other person(s) as shall be substituted by the remaining individuals who are listed in Exhibit 1.3 shall serve as a member(s) of the Board of Directors of the Surviving Corporation at the Effective Time.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE STOCK OF THE COMPANY
                       AND MERGER SUB; EXCHANGE OF CERTIFICATES

     2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common stock, $8.00 par value, of the Company ("Company Common Stock"):

          (a) CANCELLATION OF CERTAIN SHARES. All Company Common Stock that is owned by the Company as treasury stock or by Parent, Merger Sub or any other Subsidiary (as defined in Section 3.1(a)) of Parent (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be cancelled and shall cease to exist and no shares of common stock of Parent or other consideration shall be delivered in exchange therefor.

          (b) CONVERSION OF MERGER SUB COMMON STOCK. Each of the shares of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1,000 shares of common stock of the Surviving Corporation, $8.00 par value per share.

          (c) CONVERSION OF COMPANY COMMON STOCK. Each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.2 (such number being referred to as the "Conversion Number") fully paid and non-assessable shares of common stock of Parent, without par value ("Parent Common Stock"), all in accordance with
Section 2.2.

          (d) DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Company Common Stock that is outstanding immediately prior to the Effective Time and which is held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares in accordance with
Section 1701.85 of the OGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided in
Section 2.1(c). Such shareholders ("Dissenting Holders") shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of Section 1701.85 of the OGCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 1701.85 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 2.1(c), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Common Stock in accordance with Section 2.2.

          (e) ADJUSTMENT TO CONVERSION NUMBER. If, prior to the Effective Time of the Merger, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any Parent Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the product shall be the Conversion Number for purposes of Section 2.1(c).

     2.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. Parent shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable, but not later than three business days after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective Time represented Company Common Stock converted in the Merger (the "Company Certificates"), certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 2.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(c) in exchange for the outstanding Company Common Stock (the "Parent Certificates").

          (b)  EXCHANGE PROCEDURES.

               (i) Prior to the Effective Time, the Exchange Agent shall mail to each recordholder of a Company Certificate a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon consummation of the Merger and the actual delivery of such letter of transmittal to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Company Certificates in exchange for the consideration described in the next sentence). At or after the Effective Time and upon surrender for cancellation to the Exchange Agent of all Company Certificates held by any recordholder of a Company Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a Parent Certificate(s) representing the number of whole shares of Parent Common Stock into which the Company Common Stock represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to this Article II, cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) and certain dividends and other distributions in accordance with Section 2.2(c), and the Company Certificate(s) so surrendered shall forthwith be cancelled; PROVIDED, HOWEVER, that Company Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for Parent Certificates until Parent has received a written agreement from such person as provided in Section 5.6.

               (ii) Until Company Certificates have been surrendered and exchanged for Parent Certificates as herein provided, each outstanding Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate(s) representing a whole number of shares of Parent Common Stock and cash in lieu of any fractional share as contemplated by this Section 2.2.
 No transfer taxes shall be payable in connection with any such exchange, except that if any Parent Certificate (or any check representing cash in lieu of a fractional share) is to be issued in the name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the Parent Certificate (or check) in a name other than that of the registered holder of the Company Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. If outstanding Company Certificates are not surrendered prior to six years after the Effective Time of the Merger (or, in any particular case, prior to such earlier date on which dividends and other distributions, if any, described above would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on Parent Common Stock evidenced by such Company Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled thereto.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Company Certificate shall surrender it. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender or promptly thereafter as is practicable, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Parent Common Stock.

          (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Parent Common Stock issued upon conversion of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e)  NO FRACTIONAL SHARES.

          (i) Notwithstanding any other provision hereof, no fractional share of Parent Common Stock and no certificate or scrip therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests.

          (ii) Each holder of Company Common Stock shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of Company Common Stock then held by such holder) would otherwise be entitled by the midpoint between the highest "bid" and lowest "asked" price for a share of Parent Common Stock in the over-the-counter market for the business day immediately preceding the Closing Date.

          (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(b).

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (g) NO LIABILITY. Neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Merger Sub, as of the date of the Original Agreement, that:

          (a) ORGANIZATION, STANDING AND POWER. The Company is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company is a bank duly organized under Chapter 1113 of the Ohio Revised Code validly existing and in good standing under the laws of the State of Ohio, and all of its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent, the Company or the Surviving Corporation, as the case may be, any change or effect that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of Parent and its Subsidiaries taken as a whole, the Company, or the Surviving Corporation, as the case may be; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred by reason of a change or effect resulting from general economic conditions, general industry conditions, changes in banking laws or regulations of general applicability or interpretations thereof, or a general deterioration in the financial markets; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

          (b)  CAPITAL STRUCTURE.

               (i) The authorized capital stock of the Company consists of 275,000 shares of Company Common Stock, 250,000 of which are outstanding.

               (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote ("Voting Debt") are issued or outstanding. All outstanding shares of Company Common Stock are, and any Company Common Stock that may be issued pursuant to the exercise of any outstanding stock option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (iii) Except as set forth in the letter dated and delivered to Parent on November 4, 1997 (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of the Company, or to provide funds to, or make an investment, in the form of a loan, capital contribution or otherwise (excepting loans made in the ordinary course of a commercial banking business), in any other corporation, partnership, firm, individual, trust or other legal entity (each, and any group of any two or more of the foregoing, a "Person").

               (iv) Except as set forth in the Company Letter, there is no voting trust or other agreement or understanding to which the Company is a party, or may be bound by, with respect to the voting of the capital stock of the Company.

               (v) Since October 31, 1995, except as set forth in the Company Letter, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company; (B) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

          (c)  AUTHORITY.

               (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of the Company in accordance with the OGCL and the Company's articles of incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

               (ii) Except as set forth in the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by the shareholders of the Company of this Agreement) will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, acceleration or payment of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, amendment, cancellation, acceleration or payment, loss or creation, a "Violation") pursuant to, any provisions of the articles of incorporation or code of regulations of the Company or, except as set forth in the Company Letter, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on the Company, except for (A) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and approval of same, (B) the filing by Merger Sub and/or the Company of an application with the FDIC under the Bank Merger Act and approval of same, (C) the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Ohio, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (D) the filing of applications by Parent and/or Merger Sub with the Ohio Superintendent of Financial Institutions (the "Superintendent"), and approval thereof, (E) the filing of an application by Parent with the Commissioner of the Department of Financial Institutions of the Commonwealth of Kentucky ("KDFI"), and approval thereof, (F) notices to or filings with the Small Business Administration ("SBA"), or the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Benefit Plans, (G) such filings and approvals as may be required under the "blue sky" laws of various states and (H) the filing by Parent of a Registration Statement on Form S-4 ("S-4") with the Securities and Exchange Commission ("SEC"), and the declaration by the SEC of its effectiveness.

          (d) FINANCIAL STATEMENTS. The Company has made available to Parent true and complete copies of the audited statements of financial position and the related statements of operations, shareholders' equity and cash flows (including the related notes thereto) of the Company for the years ended December 31, 1996 and 1995, certified by Kelley Galloway & Company P.S.C., independent certified public accountants (the "Company Audited Financial Statements"). The Company also has made available to Parent true and complete copies of the monthly and quarterly unaudited statements of financial position and the related statements of operations, shareholders' equity and cash flows of the Company for the monthly and quarterly periods ended during the period of January 1, 1997 through September 30, 1997 (the "Company Unaudited Financial Statements"). (The Company Audited Financial Statements, the Company Unaudited Financial Statements and those audited and unaudited financial statements that the Company hereafter shall make available to Parent pursuant to Section 5.5 are collectively referred to as the "Company Financial Statements"). Except as set forth in the Company
Letter, the Company Financial Statements are or, as the context requires shall be, in compliance as to form in all material respects with applicable accounting requirements, have been (or shall be) prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly (or shall fairly) present (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect) the financial position of the Company as of their respective dates and the results of its operations and cash flows for the periods presented therein.

          (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company Letter, since December 31, 1996, the Company has not incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company Letter or reflected or reserved against in the Company Audited Financial Statements for the 1996 year, the Company has no obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has set forth in the Company Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

          (g) ALLOWANCE FOR CREDIT LOSSES. Except as set forth in the Company Letter, the allowance for credit losses (the "Allowance") shown on the statements of financial position of the Company as of September 30, 1997 included in the Company Financial Statements was, and the Allowance shown on each of the statements of condition of the Company as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the FDIC, and are (and will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivable) of the Company and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company.

          (h) ENVIRONMENTAL MATTERS. Except as set forth in the Company Letter, to the knowledge of the Company, neither the Company nor any properties presently or previously owned or operated by the Company has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or, to the knowledge of the Company, investigations (including notices, demand letters or requests for information from any environmental agency), instituted or pending, or to the knowledge of the Company, threatened, relating to the liability of any properties owned or operated by the Company under any Environmental Law. "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement between the Company and any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component; and includes, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act.

          (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion in (i) the S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement of the Company contained within the S-4 (the "Proxy Statement") will, at the date of mailing to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the

Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent and Merger Sub) will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, to the extent applicable. The information set forth in the Company Letter by the Company for purposes of this Agreement is true and accurate in all material respects.

          (j) NO DEFAULT. Except as set forth in the Company Letter, no Violation exists on the part of the Company with respect to any term, condition or provision of (i) its articles of incorporation or bylaws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which the Company is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to the Company, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company.

          (k) COMPLIANCE WITH LICENSES, PERMITS AND APPLICABLE LAWS. The Company has received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "Company Permits") as are necessary to own or lease and operate its properties and to conduct its business as currently owned or leased and conducted, and all such Company Permits are valid and in full force and effect. The Company is in compliance in all material respects with its obligations under the Company Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and no event has occurred that allows, or after notice of lapse of time, or both, would allow, revocation or termination of any material Company Permit. Except as set forth in the Company Letter, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and in the future will not, have a Material Adverse Effect on the Company. Except for routine examinations by Governmental Entities charged with the supervision or regulation of banks or bank holding companies or the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company is pending or threatened.

          (l) ACTIONS AND PROCEEDINGS. Except as set forth in the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting the Company, any of its current or former directors, employees, consultants, agents or shareholders, as such, any of its properties, assets or business or any Company Benefit Plan (as defined in Section 3.1(o)). Except as set forth in the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or, to the knowledge of the Company, investigations pending or threatened, against or affecting the Company, any of its current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its properties, assets or business or any Company Benefit Plan that if brought (if not now pending) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no actions, suits or claims or legal, administrative or arbitration proceedings or, to the knowledge of the Company, investigations or labor disputes pending or threatened, against or affecting the Company, any of its current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its properties, assets or business or any Company Benefit Plan relating to the transactions contemplated by this Agreement.

          (m) TAXES. To the Company's knowledge, the Company has filed all tax returns required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of the Company have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993. For the purpose of this Agreement, the term "Taxes" (including, with correlative meaning, the term "tax") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, unemployment (including unemployment insurance premiums or contributions), use, property, withholding, excise, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (n) CERTAIN AGREEMENTS. Except as set forth in the Company Letter, and except for this Agreement, as of the date of this Agreement, the Company is not a party to any oral or written (i) employment or other agreement, contract, commitment, program, policy or arrangement requiring the Company to pay compensation (including any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person, (ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable on 30 days' or less notice involving the payment of more than $5,000 in any 12 month period; (iv) contract or agreement that materially limits the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or (v) any other material contract the disclosure and inclusion as an exhibit of which would be required by Item 601 of Regulation S-K of the SEC if the Company were a corporation making filings with the SEC under the periodic reporting requirements of Section 13 of the Exchange Act and the rules and regulations of the SEC thereunder.

          (o)  BENEFIT PLANS.

               (i) The Company has disclosed in the Company Letter each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by the Company (the "Company Benefit Plans"). The Company will make available to Parent a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, (B) each such Company Benefit Plan, (C) each trust agreement relating to such Company Benefit Plan, (D) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required,
(E) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

               (ii) With respect to the Company Benefit Plans, individually and in the aggregate, except as set forth in the Company Letter, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (p)  SUBSIDIARIES.  The Company has no Subsidiaries.

          (q) AGREEMENTS WITH BANK REGULATORS. The Company is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, nor is it a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Company been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          (r) VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (s)  PROPERTIES.

               (i) Except as set forth in the Company Letter, the Company (A) has good, valid and marketable title to all the properties and assets reflected in the latest audited financial statements included in the Company Financial Statements as being owned by the Company, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all mortgages, pledges, security interests, claims, liens, charges, options or other encumbrances of any nature whatsoever (including, without limitation, in the case of real property, easements and rights-of-way) (collectively, "Liens"), except (x) statutory Liens securing payments not yet due, (y) Liens on assets of the Company incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

               (ii) The Company has set forth in the Company Letter the street address of all real property currently owned by the Company, including properties held by the Company as a result of foreclosure or repossession or carried on the Company's books as "other real estate owned" (the "Current Real Properties"). Except as set forth in the Company Letter, the Current Real Properties are in generally good condition and have been well maintained in accordance with reasonable and prudent business practices applicable to like facilities. Except as set forth in the Company Letter, there are no proceedings, claims, disputes or conditions affecting any of the Current Real Properties or leasehold interests of the Company that, insofar as reasonably can be foreseen, may curtail or interfere with the use of such property.

          (t) CORPORATE DOCUMENTS, BOOKS AND RECORDS. The Company has made available to Parent true and complete copies of the articles of incorporation and code of regulations of the Company. The minute books of the Company contain complete and accurate records in all material respects of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of the Board of Directors). The stock transfer records of the Company are, to the knowledge of the Company, complete and accurate in all material respects.

          (u) INSURANCE. The Company maintains with financially sound and reputable insurance companies insurance policies and bonds in force in such amounts and against such liabilities and risks as companies engaged in a similar business, in accordance with good business practice, customarily would be insured. Except as set forth in the Company Letter, to the Company's knowledge, the Company is not liable for any material, retroactive premium adjustments. All such insurance policies and bonds are valid, enforceable and in full force and effect and, except as set forth in the Company Letter, the Company has not received any notice of premium increases or cancellation and, to the Company's knowledge, no grounds for any cancellation notice exists. Except as set forth in the Company Letter, since October 31, 1995, the Company has not failed to make a timely claim with respect to any matter giving rise to a claim or potential claim under any such insurance policies and bonds where such failure to make a timely claim would have a Material Adverse Effect on the Company.

          (v) POTENTIAL COMPETING INTERESTS. Except as set forth in the Company Letter, (i) no director, officer or key employee or, to the Company's knowledge, any beneficial owner of 10% or more of any class of capital stock of the Company (a "Ten Percent Owner"), directly or indirectly beneficially owns a 5% or more interest in any institution that is engaged in the business of making loans and/or taking deposits, (ii) no director, officer or key employee of the Company or, to the Company's knowledge, any Ten Percent Owner has any interest, direct or indirect, in any contract or agreement with, commitment or obligation of or to, or claim against, the Company (excluding contracts, agreements or obligations with respect to monies borrowed from, or claims for deposits maintained with, the Company in the ordinary course of a commercial banking business consistent with safe and sound banking practices), and (iii) the Company does not use any real or personal property in which any director, officer or key employee or, to the Company's knowledge, Ten Percent Owner directly or indirectly beneficially owns a 5% or more interest in any such real or personal property.

          (w) POOLING OF INTERESTS. To the Company's knowledge, the Company has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

     3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date of the Original Agreement, as follows:

          (a) ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each of Parent and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)  CAPITAL STRUCTURE.

               (i) The authorized capital stock of Parent consists of 10,000,000 shares of common stock, without par value ("Parent Common Stock"), and 1,000,000 shares of preferred stock, without par value ("Parent Preferred Stock"), of which 4,209,090 shares of Common Stock are outstanding, 476,300 shares of Common Stock are reserved for issuance in connection with Parent's acquisition of The Sabina Bank, Sabina, Ohio, 100,000 shares of Common Stock are reserved for issuance under Parent's 1996 Employee Stock Ownership Incentive Plan and no shares of Common Stock are held by Parent in its treasury. There are no shares of Parent Preferred Stock outstanding, reserved for issuance or held by Parent in its treasury.

               (ii) No Voting Debt of Parent is issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (iii) Except as set forth in the Parent SEC Documents (as defined in Section 3.2(d)) or the letter dated and delivered to the Company on the date of the Original Agreement (the "Parent Letter"), which relates to this Agreement and is designated therein as the Parent Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that Parent or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of Parent or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of Parent's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other Person.

               (iv) Except as set forth in the Parent SEC Documents or the Parent Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which Parent or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of Parent or any Subsidiary.

               (v) Since December 31, 1994, except as set forth in the Parent SEC Documents or the Parent Letter, Parent has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Parent or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of Parent or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of Parent dividends or other distributions on the outstanding shares of capital stock of Parent, other than regular quarterly cash dividends.

          (c)  AUTHORITY.

               (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and by Parent as the shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, create any Violation under any provisions of the articles of incorporation or bylaws of Parent or any Subsidiary or, except as set forth in the Parent Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on Parent, except for (A) the filing by Parent of an application with the Federal Reserve under the BHC Act, and approval of same, (B) the filing by Merger Sub and/or the Company of an application with the FDIC under the Bank Merger Act and approval of same,
(C) the filing by the Company of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (D) the filing of applications by Parent and/or Merger Sub with the Superintendent, and the approval thereof, (E) the filing of an application by Parent with the KDFI, and approval thereof, (F) notices to or filings with the SBA, or the IRS or the PBGC with respect to any Benefit Plans, (G) such filings and approvals as may be required under the "blue sky" laws of various states and (H) the filing by Parent of the S-4 with the SEC, and the declaration by the SEC of its effectiveness.

          (d) SEC DOCUMENTS: FINANCIAL STATEMENTS. Parent has made available to the Company each document filed by it since December 31, 1996 with the SEC under the Securities Act or the Exchange Act, including without limitation, (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1997, and (iii) Parent's definitive proxy statement for its 1997 Annual Meeting of Shareholders held May 6, 1997, each in the form (including exhibits and any amendments) filed with the SEC (collectively, the "Parent SEC Documents"). As of their respective dates, each of the Parent SEC Documents did not, and each of the Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, that Parent makes no representation with respect to information supplied by the Company for use in Parent SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

          (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent Letter, since December 31, 1996, neither Parent nor any Subsidiary has incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on Parent.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Parent Letter or disclosed in the Parent SEC Documents, neither Parent nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has set forth in the Parent Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

          (g) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent for inclusion in (i) the S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders of the

Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the Parent Letter by Parent for purposes of this Agreement is true and accurate in all material respects.

          (h) POOLING OF INTERESTS. To Parent's knowledge, neither Parent nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

          (i) INDEPENDENT OPERATION. It has been the practice of Parent since its formation to maintain the separate charters of commercial banks that become affiliated with, and Subsidiaries of, Parent. It has also been the practice of Parent to continue the directorships of directors and the employment of officers and employees of commercial banks that become affiliated with, and Subsidiaries of, Parent following consummation of transactions resulting in such affiliations with Parent.

                                      ARTICLE IV

                       CONDUCT OF THE COMPANY PRIOR TO CLOSING

     4.1  CONDUCT OF BUSINESS.

          (a) Except as set forth in the Company Letter, the Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current directors, officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall not be impaired in any material aspect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement prior to the Effective Time or except as set forth in the Company Letter, the Company will not, without the prior written consent of Parent:

               (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including shares of Company Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof;

               (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Common Stock (except for the acquisition of trust account shares);

               (iii) split, combine, subdivide or reclassify any shares of Company Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, whether in cash, stock, property or otherwise, in respect of any shares of Company Common Stock or otherwise make any payments to shareholders in their capacity as such;

               (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

               (v) adopt any amendments to its articles of incorporation or code of regulations;

               (vi) make any acquisition or disposition of assets or securities, except in the ordinary course of business consistent with past practices;

               (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of a commercial banking business consistent with past practices, it being understood and agreed that the incurrence of indebtedness in the ordinary course of a commercial banking business shall include the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements;

               (viii) offer any new deposit or loan product or service or change its lending, investment, liability management, loan loss provision, loan loss charge-off or other material banking policies;

               (ix) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice or as may be approved on a case by case basis by Parent;

               (x) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or any agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present;

               (xi) enter into any new or amend any existing employment or severance or termination agreement with any director, officer or employee;

               (xii) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new Benefit Plan or amend any Company Benefit Plan in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

               (xiii) make any capital expenditures or commitments for any capital expenditures, other than capital expenditures or commitments for any capital expenditures set forth in the Company Letter;

               (xiv) make any material changes in its customary methods of marketing;

               (xv) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; or

               (xvi) change its method of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by each party's independent auditors, or change its fiscal year;

               (xvii) take any action that would, or reasonably might be expected to, adversely affect the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(b)) without imposition of a condition or restriction of the type referred to in
Section 6.1(e);

               (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.2  ACQUISITION PROPOSALS.

          (a) The Company shall not, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including without limitation any attorney, accountant, investment banker or other advisor retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. The Company and its officers, directors, employees, agents and representatives shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

          (b)  Notwithstanding anything to the contrary contained in this
Section 4.2, the Company and the Board of Directors of the Company (A) may furnish information to, and participate in discussions or negotiations with any third party that after the date hereof submits an unsolicited bona fide written Acquisition Proposal to the Company if the Company's Board of Directors determines in good faith, based upon the written advice of outside legal counsel, that the failure to furnish such information or participate in such discussions or negotiations may reasonably constitute a breach of the Board's fiduciary duties under applicable law, and (B) shall be permitted to (y) take and disclose to the Company's shareholders a position with respect to the Merger or an Acquisition Proposal, or amend or withdraw such position, or (z) make disclosure to the Company's shareholders, in each case either with respect to or as a result of an Acquisition Proposal, if the Company's Board of Directors determines in good faith, based upon the written advice of outside legal counsel, that the failure to take such action may reasonably constitute a breach of the Board's fiduciary duties under applicable law; PROVIDED, that the Company shall not enter into any acquisition agreement with respect to any Acquisition Proposal except concurrently with the termination of this Agreement in accordance with the provisions of Section 7.1(d) and shall not enter into any other agreements with respect to an Acquisition Proposal except concurrently with such termination unless, and only to the extent that, such other agreements would facilitate the process of providing information to, or conducting discussions or negotiations with, the parties submitting such an

Acquisition Proposal, such as confidentiality and standstill agreements.

                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

     5.1 ACCESS TO INFORMATION. Upon reasonable notice, the Company and Parent shall each (and Parent shall cause its Subsidiaries to) afford to the officers, directors, employees, accountants, counsel and other authorized representatives of the other ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its books and records, properties, officers, directors, employees, counsel, accountants and other representatives, and, during such period, shall (and Parent shall cause its Subsidiaries to) make available to such Representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel and all financial operating and other data as may reasonably be requested. The parties will hold any such information that is non-public in confidence and, without limitation on its obligations under the preceding clause, Parent will hold any such information in confidence until such time that such information is or becomes generally available to the public other than as a result of a disclosure by Parent or any of its Representatives; PROVIDED, HOWEVER, that this sentence shall not prohibit disclosure of such information to the extent required or reasonably contemplated by any subpoena, civil investigative demand or other similar process. No investigation by either Parent or Merger Sub, on the one hand, or the Company on the other hand, shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by information set forth in the Parent Letter (in the case of Parent and Merger Sub) or the Company Letter (in the case of the Company) to the other party.

     5.2 PREPARATION OF S-4 AND THE PROXY STATEMENT. Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     5.3 SHAREHOLDER MEETING. The Company shall duly call, give notice of, convene and hold a meeting of its shareholders to be held for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Unless the Company has determined to recommend an Acquisition Proposal in accordance with Section 4.2(b), the Company will, through its Board of Directors, unanimously recommend to its shareholders approval of this Agreement and the transactions contemplated hereby. The Company shall cooperate with Parent with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as reasonably practicable after the date of this Agreement.

     5.4 REASONABLE EFFORTS. Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or (in the case of Parent) its Subsidiaries with respect to the Merger and to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of the Company described in Section 3.2(r), including using all reasonable efforts (i) to obtain (and to cooperate with the other party to obtain) any necessary or appropriate consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party in connection with the Merger and the transactions contemplated by this Agreement, (ii) to effect all necessary registrations, filings and submissions and (iii) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite vote of the shareholders of the Company.

     5.5 POST-SEPTEMBER 30, 1997 COMPANY FINANCIAL STATEMENTS. The Company shall make available to Parent true and complete copies of the following:

          (a) UNAUDITED FINANCIAL STATEMENTS. Any monthly and quarterly unaudited balance sheet and the related statements of income, changes in shareholders' equity and statements of cash flows of the Company for any monthly or quarterly period ended subsequent to September 30, 1997 and prior to the Effective Time; and

          (b) AUDITED FINANCIAL STATEMENTS. Any audited balance sheet and the related statements of income, changes in shareholders' equity and statements of cash flows of the Company for any year ended after December 31, 1996 and prior to the Effective Time.

     5.6  AFFILIATES.

          (a) OF THE COMPANY. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its meeting of shareholders to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent and the Company, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.6(a). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

          (b) OF PARENT. At least 30 days prior to the Closing Date, Parent shall deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, at the record date for the meeting of shareholders of the Company to approve the Merger, Affiliates of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of Parent identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.6(b).

     5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as expressly provided herein and except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

     5.8 BROKERS OR FINDERS. Except as set forth in the Company Letter or the Parent Letter, each of Parent and the Company respectively represents, as to itself, its Subsidiaries (in the case of Parent) and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such first party or its Subsidiary or affiliate.

     5.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of the Company and Merger Sub shall take all such necessary action.

     5.10 INDEMNIFICATION. For a period of three years from and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer, director or employee of the Company (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent the Company would have been permitted under Ohio law and its articles of incorporation and code of regulations to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Section 1701.13(E)(5) of the OGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section 5.10 except to the extent such failure materially prejudices Parent), and shall deliver to Parent the undertaking, if any, required by Section 1701.13(E)(5) of the OGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In any case in which the approval by the Surviving Corporation is required to effectuate any indemnification, Parent shall cause the Surviving Corporation to direct, at the election of any Indemnified Party (or, if more than one Indemnified
Party, a majority of the Indemnified Parties), that the determination of any such approval shall be made by independent counsel mutually satisfactory to the Surviving Corporation and the Indemnified Party (or, if applicable, a majority of the Indemnified Parties).

     5.11 POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither Parent nor the Company shall intentionally cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.12 EMPLOYEE BENEFIT PLANS. As soon as administratively feasible after the Effective Time, the officers and employees of the Company shall be provided with such employee benefits as Parent, directly or through its Subsidiaries, generally provides to officers and employees from time to time, including life, medical, hospitalization and disability insurance and sick pay, personal leave and retirement plan benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to officers and employees of the Company and its Subsidiaries after the Effective Time, Parent shall credit such officers and employees for years of service at the Company prior to the Effective Time for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any Parent Benefit Plan and (ii) benefit accrual under any sickness, personal leave or vacation pay plan. At and after the Effective Time, the directors and officers of the Company and its Subsidiaries shall be provided with such directors' and officers' liability insurance coverage as Parent from time to time determines to provide to its directors and officers.

                                      ARTICLE VI

                                 CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement shall have been respectively approved and adopted by the affirmative vote of the holders of the outstanding shares of Company Common Stock.

          (b) OTHER APPROVALS. Other than the filing of the Certificate of Merger provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") that are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would not have a significant adverse effect on the consummation of the Merger or on Parent and its Subsidiaries, taken as a whole, after consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. Parent shall have complied with all state securities or blue sky laws necessary to issue without registration thereunder the Parent Common Stock in exchange for Company Common Stock and to consummate the Merger.

          (c) POOLING. Parent, Merger Sub and the Company shall have received a letter from Eskew & Gresham, P.S.C., Parent's independent certified public accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC if consummated in accordance with this Agreement.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (e) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon Parent or its Subsidiaries, the Company or the Surviving Corporation that would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (f) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          (g) NASDAQ LISTING. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on The Nasdaq Stock Market, Inc.'s National Market, subject to official notice of issuance.

     6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions or waiver by Parent on or prior to the Closing Date:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. Parent shall have received an opinion of Eskew & Gresham, P.S.C., dated the Closing Date, in form and substance satisfactory to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e)  LETTERS FROM THE COMPANY AFFILIATES.    Parent shall have
received from each person named in the letter referred to in Section 5.6(a) an executed copy of an agreement in the form of Exhibit 5.6(a).

          (f) APPRAISAL RIGHTS. Holders who properly demand appraisal or dissenter's rights pursuant to the OGCL, if any, shall not be the holders of more than 10% of the outstanding shares of Company Common Stock.

     6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to another date (in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

          (c) CONSENTS UNDER AGREEMENTS. Parent and Merger Sub shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. The Company shall have received an opinion of Eskew & Gresham, P.S.C., dated the Closing Date, in form and substance satisfactory to Parent and its counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e)  LETTERS FROM PARENT AFFILIATES.   The Company shall have received
from each person named in the letter referred to in Section 5.6(b) an executed copy of an agreement substantially in the form of Exhibit 5.6(b).

                                     ARTICLE VII

                            TERMINATION; AMENDMENT; WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the approval of this Agreement by the shareholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if, at a duly held shareholders meeting of the Company or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of the Company shall not have been obtained;

               (ii) if the Merger shall not have been consummated on or before April 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

               (iii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

               (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition described in clause (A) above);

               (c) by either Parent or the Company in the event that (i) all the conditions to the obligation of such party to effect the Merger set forth in Section 6.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 6.2 (in the case of Parent) or Section 6.3 ( in the case of the Company) is not capable of being satisfied prior to the date on which this Agreement may be terminated pursuant to Section 7.1(b)(ii); or

          (d) by the Company, subject to Section 7.5(b), if the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by an Acquisition Proposal; PROVIDED, HOWEVER, that (i) the Company is not then in breach of Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b); (ii) the Board of Directors of the Company shall have complied with Section 7.5(b) in connection with such Acquisition Proposal and (iii) no termination pursuant to this Section 7.1(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.2(a).

     7.2  EFFECT OF TERMINATION.

          (a) In the event that any person shall make an Acquisition Proposal with respect to the Company and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(i), (B) pursuant to Section 7.1(b)(ii) (if at the time of termination (x) the Company is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after the Company becomes aware of such breach or such shorter period that may elapse between the date the Company becomes aware of such breach and the time of termination), (C) pursuant to Section 7.1(b)(iii) (if at the time of termination (x) the Company is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after the Company becomes aware of such breach or such shorter period that may elapse between the date the Company becomes aware of such breach and the time of termination), (D) by Parent pursuant to
Section 7.1(b)(iv), (E) by Parent pursuant to Section 7.1(c) or (F) by the Company pursuant to Section 7.1(d), and (ii) a definitive agreement with respect to an Acquisition Proposal is executed, or an Acquisition Proposal is consummated, at or within 12 months after such termination, then Parent shall be paid a fee of $350,000 (reduced by any amount actually paid by the Company pursuant to Section 7.2(b) in connection with such termination), which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such Acquisition Proposal is consummated, as applicable. The Company acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 7.2(a), the Company shall also pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

          (b) In the event of termination of this Agreement by either Parent or the Company pursuant to Section 7.1(b)(i), then the Company shall reimburse Parent for all its reasonable out-of-pocket expenses actually incurred in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $100,000, which amount shall be payable by wire transfer of same day funds within three business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation therefor.

          (c) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of
Section 5.1 (penultimate sentence), Section 5.7, this Section 7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any its representations, warranties, covenants or other agreements set forth in this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement by the shareholders of the Company; PROVIDED, HOWEVER, that after such approval by the shareholders of the Company, there shall be made no amendment that pursuant to the OGCL requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     7.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

          (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.4, the duly authorized designee of its Board of Directors.

          (b) The Company shall provide to Parent written notice prior to any termination of this Agreement pursuant to Section 7.1(d) advising Parent
(i) that the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of the Company under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such Acquisition Proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with an Acquisition Proposal that is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account all terms of such Acquisition Proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such Acquisition Proposal. At any time after five business days following receipt of such notice, the Company may terminate this Agreement as provided in Section 7.1(d) only if the Board of Directors of the Company determines that such Acquisition Proposal is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account all terms of such Acquisition Proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by Parent prior to the expiration of such five business day period) and concurrently enters into a definitive agreement providing for the implementatation of the transactions contemplated by such Acquisition Proposal.

                                     ARTICLE VIII

                                  GENERAL PROVISIONS


     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

     8.2 NOTICES. All notices and other communications required to be given hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 (a)      If to Parent or
          Merger Sub, to:          Premier Financial Bancorp, Inc.
                                   120 N. Hamilton Street
                                   Georgetown, Kentucky 40324
                                   Attn:  J. Howell Kelly,
                                           President and
                                           Chief Executive Officer

                                   Telecopy No. (502) 863-7503

          With a copy (which
          shall not constitute
          notice) to:              David W. Harper, Esq.
                                   2450 Meidinger Tower
                                   Louisville, Kentucky 40202

                                   Telecopy No. (502) 583-2418
and

     (b)  If to Company, to:       Ohio River Bank
                                   221 Railroad Street
                                   Ironton, Ohio 45638
                                   Attn:  Daniel H. Wiley,
                                   President and Chief Executive Officer

                                   Telecopy No. (614) 533-5494

          With a copy (which
          shall not constitute
          notice)  to:             Susan B. Zaunbrecher
                                   Dinsmore & Shohl LLP
                                   1900 Chemed Center
                                   255 E. Fifth Street
                                   Cincinnati, Ohio 45202-4719

                                   Telecopy No. (513) 977-8141

     8.3 INTERPRETATION. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and other entities and vice versa. The table of contents, index of terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to any "Section" or "Exhibit," such reference shall be to a section or exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "or any Subsidiary", "or any Subsidiaries," "nor any Subsidiary" or "nor any Subsidiaries" are used in this Agreement in connection with a preceding reference to Parent, they shall be deemed to refer to a Subsidiary or Subsidiaries Parent. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and the correlative phrase "make available" shall mean that such information shall be promptly made available if so requested. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 31, 1997, the date of the Original Agreement.

     8.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article II and Sections 5.10 and 5.12 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced on behalf of the Company or the other respective beneficiaries thereof by those individuals who were the directors of the Company immediately prior to the Effective Time and also by the holder of Company Common Stock converted in the Merger, the Indemnified Party or the officer or employee that such provisions respectively are intended to benefit and their respective heirs and representatives. Parent shall pay all expenses, including attorneys' fees, that may be incurred by such directors or other persons in enforcing the Third Party Provisions.

     8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. It shall not be necessary, in making proof of this Agreement or any counterpart hereof, to produce or account for any of the other counterparts.

     8.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8 INCORPORATION OF DOCUMENTS. The Company Letter, Parent Letter, and all Annexes, Exhibits and Schedules, if any, attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10 WAIVERS. Except as provided in this Agreement or in any waiver pursuant to Section 7.4, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                              PREMIER FINANCIAL BANCORP, INC.


                         By:  /s/ J. Howell Kelly
                              _____________________________________
                              J. Howell Kelly, President and Chief
                                Executive Officer

                              OHIO RIVER INTERIM BANK


                         By:  /s/ J. Howell Kelly
                              _____________________________________
                              J. Howell Kelly, on behalf of and as President of
                                Premier Financial Bancorp, Inc., Incorporator

                              OHIO RIVER BANK


                         By:  /s/ Daniel H. Wiley
                              ______________________________________
                              Daniel H. Wiley, President and
                                Chief Executive Officer

                                                                       ANNEX B
November 26, 1997

Board of Directors
Ohio River Bank
221 Railroad Street
Ironton, OH  45638

Members of the Board:

     You have requested our opinion, from a financial point of view, as to the fairness to Ohio River Bank, ("ORB") Ironton, Ohio and its shareholders of the terms of the Amended and Restated Agreement and Plan of Merger ("Agreement") dated as of November 24, 1997 among Premier Financial Bancorp, Inc., ("PFB") Georgetown, Kentucky, Ohio River Interim Bank ("Interim Bank") and ORB. The terms of the Agreement provide for an affiliation and merger of ORB, PFB, and Interim Bank, which is an Ohio banking corporation in organization and a wholly-owned subsidiary of PFB. The reorganization will result in the merger of Interim Bank with and into ORB and ORB becoming a wholly-owned subsidiary of PFB. ORB will continue to carry on its banking business in substantially in the same manner as before the reorganization.

     Austin Financial Services, Inc., ("AFSI") is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is continually engaged in the valuation of business and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. In the past, AFSI has not provided professional services and/or products to ORB or PFB in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with ORB and/or PFB, arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Agreement has been subject to indications of future business with either ORB or PFB.

     In connection with its opinion, AFSI reviewed material bearing upon the financial operating condition of ORB and PFB including, but not limited to :
(1) the Annual Report of ORB for the year ending 1996 and the Annual Reports of PFB for the years ending 1995-1996; (2) Consolidate Reports of Condition and Income of ORB for the years ending 1995-1996 and for September 30, 1997;
(3) Consolidated Financial Statements Form FR Y-9C of PFB for September 30, 1997; (4) SEC for 10Q of PFB for September 30, 1997; (5) Uniform Bank Performance Report of ORB for June 30, 1997; (6) Bank Holding Company Performance Report of PFB for June 30, 1997; (7) certain other public information on ORB and PFB; (8) other internal financial and operating information which was provided to AFSI by ORB and PFB; (9) publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger

Board of Directors
November 26, 1997
Page 2

and acquisition transactions believed relevant to its inquiry;
(10) reviewed the reported price and trading activity for ORB common stock and PFB common stock, compared certain financial and stock market information for ORB and PFB with similar compared certain financial and stock market information for ORB and PFB with similar information of certain other companies whose securities are publicly-traded; (11) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of ORB and PFB with certain officers and representatives of ORB and PFB; (12) the Agreement; and (13) this Proxy Statement. AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as, its experience in securities valuation and general knowledge of the banking industry. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.

     AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by ORB and PFB or from public sources. AFSI has not made an independent evaluation of the assets of ORB or PFB, but has relied on valuators of the fair market value of ORB. In addition, AFSI did not independently verify and relied on and assumed the aggregate allowances for loan losses set forth in the balance sheet of each of ORB and PFB at September 30, 1997, were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Furthermore, AFSI did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of ORB and PFB in their respective September 30, 1997, balance sheets, and AFSI assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. AFSI was not retained to and did not conduct any physical inspection of any of the properties or facilities of ORB or PFB, nor did AFSI make any independent evaluation or appraisal of the assets, liabilities or prospects of ORB or PFB, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. AFSI also assumed that the Agreement is, and will be, in compliance with all laws and regulations that are applicable to ORB and PFB.

     In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ORB and PFB. Any estimate contained in AFSI's analyses are not necessarily

Board of Directors
November 26, 1997
Page 3

indicative of future results or value, which may be significantly more or less favorable than such estimates. AFSI's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in AFSI's analyses was identical to ORB or PFB or the Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by AFSI concerning differences in financial and operating characteristics of the relevant factors that could affect the public trading markets of the company or companies to which they are being compared. Non of the analyses performed by AFSI was assigned a greater significance by AFSI than any other.

     The following is a brief description of the analyses performed by AFSI in connection with its opinion as described to ORB's board of directors by AFSI:

     Under the terms of the Agreement between ORB and PFB, each share of common stock of ORB outstanding immediately prior to consummation of the reorganization will be exchanged for 1.20 shares of PFB common stock. Furthermore, each share of common stock of Interim Bank outstanding immediately prior to consummation of the reorganization will be exchanged for 1,000.00 shares of PFB common stock. The reorganization will result in the Interim Bank merging with and into ORB and ORB surviving as a wholly-owned subsidiary of PFB. ORB will continue to carry on its banking business in substantially the same manner as before the reorganization.

     Using a discounted cash flow analysis, AFSI projected ORB's cash flow from September 30, 1997, through September 30, 2002, assuming a minimum equity capital to asset ratio of 6.00%. AFSI also estimated the residual value of ORB's common equity as of September 30, 2002. The steps involved in determining the discounted cash flow value of ORB included the following: (1) the projected earnings in excess over the amount necessary to maintain a 6.00% equity capital to asset ratio were added to book charges such as depreciation less any projected capital expenditures in order to determine future cash flows: (2) the future cash flows were then converted to a present value equivalent using a discount rate of 17.41%, which was determined from the use of the Capital Asset Pricing Model ("CAPM"); (3) the residual value was then calculated by dividing the projected cash flows for the year 2002 by the capitalization rate. The capitalization rate not only includes all aspects of the CAPM but also reflects the long-term income growth prospects of ORB, as well as specific company risk factors; (4) the present value equivalent of the projected residual value was calculated using the 17.41% discount rate; and (5) the

Board of Directors
November 26, 1997
Page 4

present value of the cash flows and the residual value were added together. The present value per fully diluted share of ORB common stock resulting from this analysis was $29.80.

     AFSI also determined the adjusted book value of ORB as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure is derived from the September 30, 1997, balance sheet, and its represents the summary measure of stockholders' claims against the assets, on a historical cost basis. Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional "off-balance sheet" adjustments are calculated, if necessary. The fair market value per fully diluted share of ORB common stock resulting for this analysis was $23.68.

     AFSI applied a 75% weighting to the discounted cash flow and a 25% weighting to the adjusted book value. The weightings were based on AFSI's review of the financial position, history and recent performance of ORB. The sum of the weighted values or $28.27 per share equates to the fair market value of ORB.

     Based on the $28.27 per share value of ORB common stock and a closing price per share of $26.50 for PFB's common stock as of November 25, 1997, the resulting exchange ratio of each share of common stock of ORB outstanding would be for 1.067 shares of PFB common stock. Therefore, the exchange terms of the Agreement provide an additional 0.133 shares of PFB stock for each share of ORB stock in comparison to the exchange ratio based on the value of ORB determined by AFSI.

     AFSI analyzed certain other mergers and acquisitions that have consummated over the past twelve months in Ohio as well as other nearby states (including the states of Kentucky, West Virginia and Tennessee) involving financial institutions with assets under $250 million. AFSI compared the multiple produced by this reorganization (based on PFB's November 25, 1997, closing price per share of $26.50) to the mean multiples for the transactions analyzed. Set forth below are the mean transaction multiples.


                                     Selected
                                       Bank
                                   Acquisitions             ORB
                                   ------------             -----
Price/Earnings Multiple                 24.81               91.38
Price/Book Value Multiple               197.30              190.37

Board of Directors
November 26, 1997
Page 5

     The financial institution acquisition transactions announced for the four-state area during the past twelve months included in the above multiples are:

  State of Buyer  State of Target       Buyer                 Target
  --------------  ---------------       -----                 ------
                                                         Chippewa Valley
        OH               OH        Wayne Bancorp, Inc.   Bancshares, Inc.

        OH               OH        First Financial       Union State Bank
                                   Bancorp
        MS               TN        Deposit Guaranty      Victory Bancshares
                                   Corp.

        IN               OH        American Bancorp      Cardinal State Bank

                                   Commercial            Gateway Bancshares,
        WV               WV        Bancshares, Inc.      Inc.

        OH                         Camco Financial
                         OH        Corporation           GF Bancorp, Inc.

        OH               OH        Citizens Banchares,   Unibank
                                   Inc.
                                   Enterprise Federal    North Cincinnati
        OH               OH        Bancorp, Inc.         Savings Bank

                                   First Citizens Banc   Farmers State Bank of
        OH               OH        Corp.                 New Wash.

                                   Premier Financial
        KY               OH        Bancorp               Sabina Bank

        WV               WV        Horizon Bancorp       Beckley Bancorp
        OH               OH        Oak Hill Financial,   Unity Savings Bank
                                   Inc.

        OH               KY        Peoples Bancorp,      Gateway Bancorp
                                   Inc.

                                   Cornerstone
        TN               TN        Bancshares, Inc.      East Ridge Bancshares

                                                         Suburban
        OH               OH        Fifth Third Bancorp   Bancorporation, Inc.
                                                         First Bank of East
        KY               TN        Southeast Bancorp,    Tennessee
                                   Inc.

                                   First Fed. Fin. Svcs
        OH               OH        Corp.                 Summit Bancorp

        WV               WV        WesBanco, Inc.        Shawnee Bank, Inc.

                                                         Citizens of Hardeman
        TN               TN        Union Planters Corp.  County

                                   Commercial
        KY               KY        Bancshares, Inc.      Commercial Bank


     AFSI's analysis showed that the range of implied valuations of ORB, applying the mean transaction multiples described above to ORB's earnings and book value was $8.63 to $32.96 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of ORB or shares of ORB common stock.

Board of Directors
November 26, 1997
Page 6

     AFSI also examined the operating and trading performance of ORB in comparison to selected publicly-traded bank/bank holding companies located in the same four-state area with total assets under $250 million. The group of companies included:



Advance Financial Bancorp          ASB Financial Corp                 CFK Bancrop, Inc.
Classic Bancshares, Inc.           Community Fin. Group, Inc.         Community Investors Bancorp
Delphos Citizens Bancorp, Inc.     FFD Financial Corp.                First Federal Bancorp, Inc.
First Franklin Corp.               First Lancaster Bancshares         First WV Bancorp, Inc.
Fort Thomas Financial Corp.        Frankfort First Bancorp, Inc.      Gateway Bancorp, Inc.
Harrisburg First Fin. Bancorp      Harvest Home Financial Corp.       Home City Financial Corp.
Kentucky First Bancorp, Inc.       London Financial Corp.             Market Financial Corp.
Milton Federal Financial Corp.     Ohio State Financial Services      OHSL Financial Corp.
Peoples Financial Corp.            Peoples-Sidney Financial Corp.     Potters Financial Corp.
Twin City Bancorp                  United Bancorp, Inc.               Westwood Homestead Fin. Corp.
Wood Bancorp, Inc.

     AFSI analyzed the relative performance and outlook for ORB by comparing certain financial and trading market information of ORB with the group of comparable banks. AFSI compared ORB with the comparable banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or near the 12 months ended, September 30, 1997, the multiple of mean market price to latest 12 months earnings was 21.14 for the comparable banks. The mean price to stated book value was 126.20 percent for the comparable banks. The implied market trading values for ORB derived from such comparable company analysis utilizing the resulting mean valuation ratios ranged from approximately $7.36 to $21.08 per share.

     ORB and AFSI have entered into an arrangement relating to the services to be provided by AFSI in connection with the Agreement. In regards to AFSI's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Agreement, the cost is a contractual $10,000. In addition, ORB also has agreed to indemnify AFSI and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of AFSI's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by AFSI's own lawful conduct, breach of duty or negligence during the course of performing AFSI's services.

     AFSI, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved, or to ORB shareholders receiving holding company stock of PFB. In addition, AFSI has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon ORB or PFB that will have a materially adverse impact on the contemplated benefits of the proposed transaction to ORB and PFB and their shareholders.

Board of Directors
November 26, 1997
Page 7

     Based upon AFSI's analysis and subject to the qualifications described herein, considering all circumstances known to us and based upon other matters considered relevant, AFSI believes that as of the date of this letter, the terms of the Agreement from a financial point of view are fair to ORB and its shareholders.

     AFSI hereby consents to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

On behalf of Austin Financial Services, Inc.


/s/ Dr. Douglas V. Austin
-------------------------------------
Dr. Douglas V. Austin
President and CEO

                                                                        ANNEX C

                 SECTION 1701.85 OF THE OHIO GENERAL CORPORATION LAW

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

               (a) The dissenting shareholder has not complied with this the section, unless the corporation by its directors waives such failure;

               (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

               (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

               (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination. (Last amended by S.B. 74, L.'94, eff. 7-1-94.)